Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186076

Red Mountain Resources, Inc.

500,000 Units Consisting of

One Share of 10.0% Series A Cumulative Redeemable Preferred Stock (Liquidation Preference $25.00 Per Share)

And One Warrant to Purchase 25 Shares of Common Stock

We are offering up to 311,107 units to the public, with each unit consisting of one share of 10.0% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), and one warrant with each warrant entitling the purchaser to purchase up to 25 shares of our common stock (the “Units”) (and the shares of common stock issuable upon exercise of those warrants). We are also offering concurrently, pursuant to this prospectus supplement and the accompanying prospectus, up to 188,893 Units in cancellation of up to $4.3 million principal amount of our indebtedness. The Units will not be issued or certificated. The shares of Series A Preferred Stock and the warrants are immediately separable and will be issued separately, but will be purchased together as a Unit in this offering.

Holders of the Series A Preferred Stock will be entitled to cumulative dividends (whether or not declared) in the amount of $2.50 per share each year, which is equivalent to 10.0% of the $25.00 liquidation preference per share, from, but not including, the date of issuance. The dividend rate may increase in certain circumstances. Dividends on the Series A Preferred Stock will be paid quarterly in arrears on the 15th day of January, April, July and October of each year (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day) when, as and if declared by our board of directors, beginning on October 15, 2013.

Investors in the Series A Preferred Stock generally will have not voting rights, but will have limited voting rights under certain circumstances including, without limitation, if we fail to pay dividends for six or more quarters.

We will redeem the Series A Preferred Stock on July 15, 2018 at $25.00 per share, plus accrued and unpaid dividends to the redemption date. On or after July 15, 2014, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at specified redemption amounts as set forth in this prospectus supplement. If at any time a “Change of Control,” as defined in this prospectus supplement, occurs, we will be required to redeem the Series A Preferred Stock. The Series A Preferred Stock will not be subject to any sinking fund and will not be convertible into any of our other securities.

The underwriters are selling the Units on a “best efforts” basis and are not required to sell any specific number or dollar amount of the securities offered by this prospectus supplement, but will use their commercially reasonable best efforts to sell such securities. The underwriters will receive a commission with respect to such sales to the public. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

There is currently no public market for the Series A Preferred Stock and warrants. The underwriters will use their best efforts to secure the quotation of the Series A Preferred Stock on the OTCQB. We intend to file an application to list the Series A Preferred Stock on a national securities exchange prior to April 30, 2014. We do not intend to list the warrants on any national securities exchange.

Investing in our securities involves a high degree of risk. You should carefully consider the risks relating to an investment in the Series A Preferred Stock and warrants and each of the other risk factors described under “Risk Factors ” beginning on page S-21 of this prospectus supplement, on page 3 of the accompanying prospectus and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein, before you make an investment in our securities.

	Per Unit	Total
Public offering price (1)	$22.50	$6,999,907.50
Underwriting commissions (1)	$1.58	$489,993.53
Proceeds, before expenses, to us (1)	$20.92	$6,509,913.98

(1)   Excludes Units issued in cancellation of indebtedness for which no underwriting commission is payable.

We expect that the Series A Preferred Stock and warrants will be ready for delivery in book-entry form through The Depository Trust Company starting on or about July 26, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Global Hunter Securities	Wunderlich Securities
Sole Book-Running Manager	Lead Managing Underwriter

National Securities Corporation	Northland Capital Markets	R. M. Duncan Securities

The date of this prospectus supplement is July 22, 2013.

Company Overview

Summary of Combined Properties of Red Mountain, Cross Border and Bamco
Pro Forma Production[1]: 859 (Boe/d) – 54% oil

Reserves[2]: 3.9 MMBoe

56% Proved Developed

[1]	Average net daily production sold for the nine months ended February 28, 2013. Includes net production sold represented by the 17% of Cross Border’s common stock not owned by us.
[2]	As of February 28, 2013. Includes reserves represented by the 17% of Cross Border’s common stock not owned by us.

98% of Acreage Either Owned Mineral Rights or Leases Held by Production
Prospect	Gross Acres	Net Acres
Developed Permian	11,108	5,237

Undeveloped Permian[1]	325,743	25,774

Undeveloped Southwest New Mexico[2]	536,340	268,170

Developed South Texas	4,776	1,405

Kansas	5,215	5,215

TOTAL	883,226	305,845

[1]	Includes mineral ownership.
[2]	Reflects mineral ownership.

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information about securities that we may offer from time to time, some of which may not be applicable to the Units offered by this prospectus supplement and the accompanying prospectus.

Before you invest in the Series A Preferred Stock and the warrants, you should read the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You should also read the exhibits to that registration statement, as well as this prospectus supplement, the accompanying prospectus, any free writing prospectus we may file and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The documents incorporated by reference are described in this prospectus supplement and the accompanying prospectus under “Incorporation of Certain Information by Reference.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document that we have incorporated by reference into this prospectus supplement, you should rely on the information in the more recent document.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may file. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may file and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement are “forward-looking statements” and are prospective. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “understand,” or similar expressions and the negative of such words and expressions, although not all forward-looking statements contain such words or expressions.

Forward-looking statements are only predictions and are not guarantees of performance. These statements generally relate to our plans, objectives and expectations for future operations and are based on management’s current beliefs and assumptions, which in turn are based on its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate under the circumstances. Although we believe that the plans, objectives and expectations reflected in or suggested by the forward-looking statements are reasonable, there can be no assurance that actual results will not differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements also involve risks and uncertainties. Many of these risks and uncertainties are beyond our ability to control or predict and could cause results to differ materially from the results discussed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following:

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop and produce our oil and natural gas properties;

•	declines or volatility in the prices we receive for our oil and natural gas;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

•	risks associated with drilling, including completion risks, cost overruns and the drilling of non-economic wells or dry holes;

•	uncertainties associated with estimates of proved oil and natural gas reserves;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	risks and liabilities associated with acquired companies and properties;

•	risks related to integration of acquired companies and properties;

•	potential defects in title to our properties;

•	cost and availability of drilling rigs, equipment, supplies, personnel and oilfield services;

•	geological concentration of our reserves;

•	environmental or other governmental regulations, including legislation of hydraulic fracture stimulation;

•	our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

•	exploration and development risks;

•	management’s ability to execute our plans to meet our goals;

•	our ability to retain key members of our management team;

•	weather conditions;

•	actions or inactions of third-party operators of our properties;

•	costs and liabilities associated with environmental, health and safety laws;

•	our ability to find and retain highly skilled personnel;

•	operating hazards attendant to the oil and natural gas business;

•	competition in the oil and natural gas industry; and

•	the other factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date hereof. All such forward-looking statements and any subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a brief overview of information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus supplement, the accompanying prospectus, and any free writing prospectus distributed by us before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, unless the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer to Red Mountain Resources, Inc. and its consolidated subsidiaries, including Black Rock Capital, Inc. (“Black Rock”) and RMR Operating, LLC (“RMR Operating”) and, subsequent to January 28, 2013, Cross Border Resources, Inc. (“Cross Border”). See “—Recent Developments—Acquisition of Cross Border.” Pro forma production data reflects the acquisition of Cross Border as if it occurred on June 1, 2012. As of May 31, 2013, we owned 83% of the outstanding common stock of Cross Border. Combined reserve information was calculated by us as described in “—Summary Combined Reserves and Historical and Pro Forma Operating Data” and includes 100% of the reserves attributable to Cross Border.

Overview

We are a Dallas-based growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties in established basins with demonstrable prolific producing zones. Currently, we have established acreage positions and production in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. Additionally, we have an established and growing acreage position in Kansas.

We plan to grow production and reserves by acquiring, exploring and developing an inventory of long-life, low risk drilling opportunities with attractive rates of return. Our focus is on opportunities in and around producing oil and natural gas properties where we can enhance production and reserves through application of newer drilling and completion techniques, infill drilling, targeting untapped but known productive hydrocarbon strata, and enhanced oil recovery applications.

As of February 28, 2013, we had combined proved reserves of approximately 3.9 MMBoe. For the nine months ended February 28, 2013, on a pro forma basis, we sold 126.8 MBbls of oil and 647.0 MMcf of natural gas, resulting in average net daily production sold of 859 Boe/d. For additional information regarding our reserves and production, including the amount of such reserves represented by the 17% interest in Cross Border’s outstanding common stock that is not owned by us, see “—Summary Combined Reserves and Historical and Pro Forma Operating Data.”

As of May 31, 2013, we owned interests in 883,226 gross (305,845 net) mineral and lease acres in New Mexico, Texas and Kansas, of which 336,851 gross (31,011 net) acres were within the Permian Basin. We have successfully leased over 5,200 net acres in Kansas located on the Central Kansas Uplift, and we also owned interests in over 1,400 net acres located on the Villarreal, Frost Bank, Resendez, Peal Ranch and La Duquesa Prospects in the Gulf Coast of Texas.

Permian Basin

As of February 28, 2013, approximately 75% of our combined proved reserves were concentrated in the Permian Basin. The Permian Basin covers an area approximately 250 miles wide and 300 miles long in West Texas and Southeast New Mexico. The Permian Basin is one of the most prolific onshore oil and natural gas producing regions in the United States. It is characterized by an extensive production history, mature infrastructure, long reserve life and hydrocarbon potential in multiple producing formations, including the Bone Spring, Wolfcamp, Abo, Yeso, San Andres and Delaware horizons.

The following table presents the project name, location, operator, wellbore orientation and targeted primary formation for our Permian Basin properties with active and planned development as of February 28, 2013. During fiscal year 2014, we plan to spend between $35.0 million and $45.0 million to develop our properties. Of this amount, we expect to spend between $25.0 million and $35.0 million on the operated Permian properties listed in the table below and between $5.0 million and $7.0 million on the non-operated Permian properties listed in the table below. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Red Mountain—Planned Operations.”

Operated Projects	Location	Operator(s)	Wellbore Orientation	Target Primary Formation
Madera	Lea, NM	RMR Operating	Horizontal	Brushy Canyon
Cowden	Ector, TX	RMR Operating	Vertical	Grayburg, San Andres
Tom Tom	Chaves and Roosevelt, NM	Cross Border	Vertical	San Andres
Shafter Lake	Andrews, TX	RMR Operating	Vertical	San Andres
East and West Ranch	Pecos, TX	RMR Operating	Vertical	Devonian
Central Kansas	Kansas	RMR Operating	Vertical	Arbuckle, Lansing- Kansas City, Viola

Non-Operated Projects	Location	Operator(s)	Wellbore Orientation	Target Primary Formation
Lusk	Eddy, NM	Apache Corporation	Horizontal	Bone Spring
Turkey Track	Eddy, NM	Mewbourne Oil Company	Horizontal	Bone Spring
Cemetary	Eddy, NM	COG Operating LLC	Horizontal	Yeso
Red Lake	Eddy, NM	Alamo Permian Resources, LLC LRE Operating, LLC Oxy USA Inc.	Vertical	Yeso, Queen, Grayburg, San Andres
Corbin	Lea, NM	Devon Energy Production Company, LP	Horizontal	Bone Spring

Our Business Strategies

Key elements of our business strategy include:

•

Increase Reserves and Production Through Low-Risk Drilling Program. We intend to achieve reserves and production growth over the next few years through our drilling program, which will focus on low risk opportunities with attractive rates of return. In addition to our combined proved reserve base of 3.9 MMBoe at February 28, 2013, we believe we have significant upside potential to convert our current probable and possible reserves into proved reserves. Following completion of this offering, we plan to drill and complete, workover or recomplete 70 gross wells (56.1 net) through fiscal 2014 to develop our current properties. If the results of the drilling, completion and operations meet our expectations, we believe it should result in an estimated increase in our proved reserves of 6.0 to 7.0 MMBoe.

•

Maintain a Conventional Balance Sheet and Capital Structure. We take a conventional approach to our drilling program and seek to find and develop geologically defined conventional prospects. Similarly, we intend to maintain a conventional balance sheet minimizing our risk by drilling primarily within cash flows, allowing us to maintain strong credit metrics. Further, we plan to use derivatives to hedge against falling commodity prices to ensure adequate cash flows to meet our corporate and drilling objectives.

•

Pursue Growth through Acquisitions that Leverage Our Expertise. Our primary acquisition strategy is to identify and acquire geologically defined, undercapitalized plays with development potential. At the same time, we continually review opportunities to acquire producing properties, undeveloped acreage and drilling prospects. We focus particularly on opportunities where we believe our operational efficiency, reservoir management and geological expertise will enhance value and performance.

•

Retain Operational Control. We intend to retain a high degree of operational control over our interests, through a high average working interest or acting as the operator in areas of significant exploration and development activity. This strategy is intended to provide us with controlling interests in a multi-year inventory of drilling locations, positioning us for reserve and production growth through drilling. We plan to control the timing, level and allocation of our drilling capital expenditures and the technology and methods utilized in the planning, drilling and completion process on related targets. We believe this flexibility to opportunistically pursue development on properties provides us with a meaningful competitive advantage.

•

Mitigate Operational and Financial Risk. Our goal is to generate attractive rates of return on every dollar invested. Concurrently, our goal is to manage risk by spreading our capital dollars over a significant number of wells to mitigate capital, geologic and mechanical concentration risk to any one project. The combination may prevent us from aggressively and continuously drilling in any one area but the participation in more projects allows us to better manage our production growth, effectively procure services, and provides ample time necessary to evaluate results in order to attempt to improve future wells.

Our Competitive Strengths

We believe that the following competitive strengths will help us successfully execute our business strategies and create substantial value:

•

Large Acreage Position Consisting of Mineral Ownership and Leases Held by Production. We currently control 305,845 net acres, 98% of which is in Texas and New Mexico. Included in this acreage position are approximately 275,000 net mineral acres within Southwest New Mexico and the Permian Basin region of Southeast New Mexico. This net mineral acreage carries no drilling commitments or leasehold obligations. Furthermore, 93% of our leasehold acreage in the Permian Basin is currently held by existing production. The combination of perpetual mineral ownership and leases held by production provides us with ample time to exploit our drilling inventory in the Permian Basin.

•

Long-Life Reserves and Multi-Horizon Drilling Opportunities. One of the great attributes of the Permian Basin is that there are dozens of productive formations that lie deep into the Earth. Enhancements in drilling and completion technology have improved the economics of drilling and producing various hydrocarbon bearing strata that previously were uneconomic. We believe that much of our productive acreage has drilling opportunities into multiple hydrocarbon bearing zones that we have yet to evaluate which could provide substantial upside to our reserve base. Many of these zones are productive on nearby leases owned by other operators. Cash flow from our longer life reserve base combined with existing infrastructure should allow us to opportunistically test numerous potentially productive zones in the San Andres, Bone Spring, Brushy Canyon and other known horizons providing us with a multi-year drilling inventory.

•

Strong Management and Operations Team. Our team of managers, employees, consultants and directors combine to represent over 300 years of experience in the oil and natural gas industry as owners, investors, company builders, financiers, operators, geologists, service providers and petroleum engineers. In these various capacities, the Red Mountain team has participated in more than 10,000 wells in 20 states and 22 countries. We intend to utilize sophisticated geologic and 3-D seismic models to enhance the predictability and reproducibility of our operations. We also intend to utilize multi-zone, multi-stage hydraulic fracturing technology in completing wells to substantially increase near-term production, resulting in faster payback periods and higher rates of return and present values. Our team has applied these techniques to improve initial and ultimate production and returns for other organizations. We believe that the depth and breadth of our operations team coupled with a proven team in the areas of accounting, finance and capital markets, positions us well to take advantage of our large inventory of acreage and drilling opportunities.

•

Management with Meaningful Equity Ownership. As of May 31, 2013, our chairman of the board and chief executive officer, Alan Barksdale, owned 8.9% of our outstanding shares of common stock, and other members of our management and board of directors owned 1.2% of our outstanding shares of common stock. As a result of their equity investment in us, we believe our management’s interests are highly aligned with our stockholders’ interests in stock price appreciation and profitable growth.

•

Existing Infrastructure. All of our properties are located within established oil and natural gas producing areas or existing fields. We seek to enhance existing production in these properties by using our engineering and geological expertise. These areas also have a fully developed transportation infrastructure, which allows us to transport our oil and natural gas to market without long-term delay or significant investment.

Recent Developments

Bamco Asset Purchase Agreement. On December 10, 2012, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Bamco Gas, LLC (“Bamco”). Mr. Barksdale was the receiver for the receivership estate of Bamco. Pursuant to the Asset Purchase Agreement, we agreed to acquire working interests and claims and causes of action in or relating to certain oil and gas exploration projects in Duval, Johnson and Zapata Counties in Texas (the “Bamco Properties”). On December 10, 2012, pursuant to the Asset Purchase Agreement, we issued 2,375,000 shares of our common stock to the indenture trustee of certain debentures of Bamco, and we executed a waiver and release of a claim against the receivership estate of Bamco for a $2.7 million note receivable that we deemed uncollectible in 2011.

Acquisition of Cross Border. On January 28, 2013, pursuant to privately negotiated transactions, we acquired 5,091,210 shares of common stock of Cross Border from a limited number of stockholders in exchange for the issuance of 10,182,420 shares of our common stock, bringing our total ownership to approximately 78% of Cross Border’s outstanding common stock (the “Acquisition”). Prior to the Acquisition, we owned 47% of Cross Border’s outstanding common stock, and the investment was accounted for under the equity method of accounting. Subsequent to the Acquisition, we account for Cross Border as a consolidated subsidiary. As of May 31, 2013, we owned of record 14,327,767 shares of Cross Border common stock, representing 83% of Cross Border’s outstanding common stock. In addition, as of May 31, 2013, we owned warrants to acquire an additional 2,502,831 shares of Cross Border common stock. The warrants have an exercise price of $2.25 per share and are exercisable until May 26, 2016.

Senior Credit Facility. On February 5, 2013, we entered into a Senior First Lien Secured Credit Agreement (as amended, the “Credit Agreement”) with Cross Border, Black Rock and RMR Operating (collectively with the Company, the “Borrowers”) and Independent Bank, as Lender (the “Lender”). The Credit Agreement provides for an up to $100.0 million revolving credit facility (the “Credit Facility”) with an initial commitment of $20.0 million and a maturity date of February 5, 2016.

Simultaneously with entering into the Credit Agreement, we borrowed $7.6 million under the Credit Facility and used a portion of the proceeds to repay outstanding indebtedness, and Cross Border borrowed $8.9 million and used a portion of the proceeds to repay in full its existing credit facility. As of May 31, 2013, the Borrowers had collectively borrowed $19.8 million and had availability of $0.2 million under the Credit Facility. On February 21, 2013, pursuant to the terms of the Credit Agreement, we entered into a hedge agreement with BP Energy Company, LP (“BP Energy”) to hedge a portion of the future oil production of the Borrowers.

On July 19, 2013, we entered into an amendment to the Credit Agreement to permit the payment of cash dividends on the Series A Preferred Stock so long as we are not otherwise in default under the Credit Agreement and payment of such cash dividends would not cause us to be in default under the Credit Agreement.

Private Placements. On February 5, 2013, we closed a private placement for 7,058,823 shares of common stock at a purchase price of $0.85 per share, raising gross proceeds of $6.0 million, from certain of the initial investors in our company. We used the proceeds for drilling expenses, repayment of debt and general working capital. On May 3, 2013, we closed a private placement for 3,529,412 shares of common stock at a purchase price of $0.85 per share, raising gross proceeds of $3.0 million, from certain of the initial investors in our company. We used the proceeds for general working capital.

Reverse Stock Split. On April 22, 2013, our Board of Directors approved a reverse stock split. The Board authorized management to effectuate the reserve stock split in its discretion within a range of 1 for 5 to 1 for 10. We intend to consummate the reverse stock split during the first quarter of fiscal 2014.

Madera 24 Federal 3H Well. During the three months ended February 28, 2013, we commenced drilling the Madera 24 Federal 3H well, which is located in the Madera prospect just to the west of the Madera 24 Federal 2H well. We are the operator of the well and own a 33% working interest and 25% net revenue interest. The well was spudded on February 6, 2013, and on May 10, 2013, we finished drilling and completing the well. The initial production rate from the well was 1,491 Boe (81% oil). The well has a total measured depth of 13,570 feet, including a true vertical depth of 9,062 feet and a lateral length of 4,508 feet. At May 31, 2013, the well was still producing and permanent production facilities were under construction.

Change of Fiscal Year End. On July 17, 2013, we changed our fiscal year end from May 31 to June 30, effective June 30, 2013.

Corporate Information

Our principal executive office is located at 2515 McKinney Avenue, Suite 900, Dallas, Texas 75201. Our telephone number is (214) 871-0400. Our website address is www.redmountainresources.com. Information contained on or accessible through our website is not incorporated by reference into, or otherwise a part of, this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of certain terms of the Units and this offering. For a more complete description of the terms of the Units, see “Description of the Series A Preferred Stock” beginning on page S-99 and “Description of the Warrants” on page S-109 of this prospectus supplement.

Issuer	Red Mountain Resources, Inc.

Units offered by us	Up to 500,000 Units, of which up to 311,107 Units will be offered to the public and up to 188,893 Units will be offered concurrently in cancellation of $4.3 million principal amount of our indebtedness. Each Unit consists of one share of 10.0% Series A Cumulative Redeemable Preferred Stock and one warrant with each warrant entitling the purchaser to purchase 25 shares of common stock. The shares of Series A Preferred Stock and warrants offered hereby are immediately separable and will be issued separately.

Warrants	Each warrant will have an exercise price of $1.00 per share. The warrants are exercisable beginning on the date of original issuance and ending on the earlier of (i) the date that is three years after the date of original issuance or (ii) the first Trading Day (as defined below) that is at least 30 days after the date that we notify the holders of warrants by filing a Current Report on Form 8-K with the SEC stating that our common stock has (A) achieved a 20 Trading Day VWAP (as defined below) of $1.50 per share (the “Trigger Price”) or more and (B) traded, in the aggregate, 3,000,000 shares (the “Trigger Volume”) or more over the same 20 consecutive Trading Days for which the 20 Trading Day VWAP was calculated. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

“Trading Day” means any day on which our common stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the common stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the common stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“20 Trading Day VWAP” means over a period of 20 consecutive Trading Days, the average of the daily VWAP for each of such 20 Trading Days.

“Principal Market” means the principal securities exchange or securities market on which our common stock is then traded.

“VWAP” means, as of any date, the dollar volume-weighted average price of our common stock on the Principal Market during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of our common stock in the over-the-counter market on the electronic bulletin board for the common stock during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for our common stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for our common stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If VWAP cannot be calculated for our common stock on such date on any of the foregoing bases, the VWAP on such date shall be the fair market value as determined by an independent appraiser selected in good faith by us. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

Best efforts	The underwriters are selling Units offered in this prospectus supplement on a “best efforts” basis and are not required to sell any specific number or dollar amount of the securities offered by this prospectus supplement, but will use their commercially reasonable best efforts to sell such securities.

Dividends	Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends under Florida law, cumulative cash dividends at the rate of 10.0% of the $25.00 per share liquidation preference per year (equivalent to $2.50 per year per share), which is referred to as the “Dividend Rate.”
Under certain conditions with respect to the payment of dividends (“Dividend Default”), compliance with an Asset Coverage Ratio (as defined below) covenant (“Financial Covenant Default”) or compliance with the listing requirements (“Listing Default”), the Dividend Rate on the Series A Preferred Stock may increase as more fully described below.

Dividends on the Series A Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year following the applicable quarterly period (a “dividend payment date”). If any date on which dividends are first payable is not a business day, then the dividend is paid on the next succeeding business day, and no interest or additional dividends or other sums accrue as a result of any such delay.

A “dividend period” is the period commencing on the first day of each of January, April, July and October and ending on the day preceding the first day of the next succeeding dividend period, provided that any dividend period during which shares of Series A Preferred Stock shall be redeemed shall end on the day prior to the date of redemption.

Dividends on the Series A Preferred Stock will accrue regardless of whether:

•

the terms of any of our agreements, including any documents governing our indebtedness, at any time prohibit the declaration, payment or setting apart for payment, or provide that any such actions would constitute a breach or default;

•	we have earnings or profits;

•	there are funds legally available for the payment of such dividends; or

•	such dividends are declared by our board of directors.

Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

The record date for each dividend payment date shall be the last day of the applicable dividend period.

Dividend Default	Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more full quarterly dividend periods, whether or not consecutive (such event a “Dividend Default”), (i) the holders of the Series A Preferred Stock will have the right to elect two directors in addition to those directors then serving on such Board, voting separately as a class with holders of all other series of Parity Shares (as defined under “—Ranking” below) upon which like voting rights have been conferred and are exercisable and (ii) the Dividend Rate shall be increased to 12.0% (the “Default Rate”).

The Default Rate shall remain in effect until we have paid accrued but unpaid dividends on the Series A Preferred Stock and timely paid the accrued dividends for the two subsequent quarterly dividend payment periods, at which time the dividend rate shall revert to the rate of 10.0%, and the term of office of all directors so elected will terminate with the termination of such voting rights. The foregoing provisions will not be applicable unless there is again a Dividend Default.

Financial Covenant Default	We are required to have an Asset Coverage Ratio (as defined below) of 2.0 or greater as of the date of any issuance of additional debt (excluding any borrowings under the Credit Facility or any revolving credit facility in replacement thereof), Series A Preferred Stock, Senior Stock or Parity Stock (the “Financial Covenant”). If we fail to comply with the Financial Covenant (such event, a “Financial Covenant Default”), the dividend rate will be increased to the Default Rate. The Default Rate shall remain in effect until our Asset Coverage Ratio on two consecutive quarterly balance sheets (not including the balance sheet for the quarter in which the Financial Covenant Default occurs) is 2.0 or greater, upon which the dividend rate shall revert to the rate of 10.0% effective as of the day after the second balance sheet date, and shall remain at 10.0% until a subsequent Financial Default occurs.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with generally accepted accounting principles, of (a) total assets less goodwill, intellectual property and other intangible assets but excluding intangible drilling costs, divided by (b) the sum of total debt plus the aggregate liquidation preference of Series A Preferred Stock, Senior Stock and Parity Stock then outstanding, less cash, cash equivalents and marketable securities. The Asset Coverage Ratio shall be calculated based on our balance sheet for the most recent fiscal period then ended that has been filed with the SEC on a pro forma basis after giving effect to (i) the issuance of such additional debt (excluding any borrowings under the Credit Facility or any revolving credit facility in replacement thereof), Series A Preferred Stock, Senior Stock or Parity Stock and (ii) the application of the proceeds from the issuance of such additional debt (excluding any borrowings under the Credit Facility or any revolving credit facility in replacement thereof), Series A Preferred Stock, Senior Stock or Parity Stock. Notwithstanding the classification of the Series A Preferred Stock on our balance sheet, the Series A Preferred Stock shall not be deemed debt for purposes of the Asset Coverage Ratio.

Listing Default	We intend to apply to list the shares of the Series A Preferred Stock on a National Exchange (as defined below) prior to April 30, 2014, as required by the terms of the articles of amendment to our articles of incorporation pursuant to which the preferences, limitations and relative rights of the Series A Preferred Stock has been established (“Series A Articles of Amendment”). In the event we fail to list the Series A Preferred Stock on a National Exchange prior to April 30, 2014, then the dividend rate specified shall be increased by one-half percent per calendar quarter, up to a rate not to exceed the Default Rate, until such listing occurs at which time the dividend rate shall revert to the rate of 10.0% until a subsequent Listing Default occurs.

Once the Series A Preferred Stock is listed on a National Exchange, in the event we fail to maintain such listing for 180 consecutive days (“Listing Default”), then, until such failure is cured, (i) the dividend rate will increase to the Default Rate, and (ii) the holders of Series A Preferred Stock have the right to elect one director in addition to those directors then serving on such Board, voting separately as a class with holders of all other series of Parity Shares (as defined under “—Ranking” below) upon which like voting rights have been conferred and are exercisable. Once the Listing Default has been cured, the dividend rate will revert to the rate of 10.0% and the term of office of the director so elected will terminate with the termination of such voting rights until a subsequent Listing Default occurs.

“National Exchange” shall include the New York Stock Exchange, or the NYSE, the NYSE MKT LLC, or the NYSE MKT, or NASDAQ Stock Market, or NASDAQ, or an exchange or quotation system that is a successor to the NYSE, NYSE MKT or NASDAQ or any comparable national securities exchange or national securities market.

Mandatory redemption	The Series A Preferred Stock will be subject to a mandatory redemption by the Company on July 15, 2018, for $25.00 per share, plus accrued and unpaid dividends.

Optional redemption	On or after July 15, 2014, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at the redemption prices (expressed as percentages of the liquidation preference) set forth in the following table, plus accrued and unpaid dividends, if any:

Redemption Dates	Redemption Prices (expressed as percentage of liquidation preference)
July 15, 2014	105%
July 15, 2015	103%
July 15, 2016	100%

If we elect to redeem any shares of Series A Preferred Stock as described in this paragraph, we may use any available cash legally available under Florida law to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Redemption upon a Change of Control	Upon the occurrence of a “Change of Control” (as defined below), we will be required to redeem the Series A Preferred Stock within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following has occurred and is continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) and (ii) following the closing of any transaction referred to in (i) above, neither we, if we are the surviving entity, nor the acquiring or surviving entity, if we are not the surviving entity, has a class of common securities (or American Depositary Receipts representing such securities) listed on a National Exchange; provided, that a merger effected to change our jurisdiction of incorporation shall not be deemed a Change of Control.

Ranking	The Series A Preferred Stock will rank: (i) senior to all of our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “Junior Stock;” (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “Parity Stock;” (iii) junior to all other equity securities we issue, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), which we refer to as “Senior Stock;” and (iv) junior to all of our existing and future indebtedness.

As of May 31, 2013, we had outstanding indebtedness of $24.1 million, including $19.8 million of secured indebtedness.

Liquidation preferences	If we liquidate, dissolve or wind up our operations, the holders of the Series A Preferred Stock will have the right to receive out of our assets legally available for distribution to stockholders an amount of cash equal to $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of Junior Stock. The rights of the holders of the Series A Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of Parity Stock and subordinate to the rights of Senior Stock. Please see the Section entitled “Description of the Series A Preferred Stock—Liquidation Preference.”

Voting rights	Except to the extent required under Florida law, holders of the Series A Preferred Stock will generally have no voting rights. However, in the event of a (i) Dividend Default, or (ii) Listing Default, the holders of the Series A Preferred Stock, voting separately as a class with holders of all other series of Parity Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors, in the case of a Dividend Default, or one director, in the case of a Listing Default, to serve on our board of directors in addition to those directors then serving on our board. In no event will holders of the Series A Preferred Stock be entitled to elect more than two directors under the above default provisions, regardless of whether there is both a Dividend Default and a Listing Default.

Additionally, subject to certain exceptions, the affirmative consent of holders of at least two-thirds of the then-outstanding Series A Preferred Stock will be required for (i) amendments to our articles of incorporation or by-laws that would affect materially and adversely the rights of holders of the Series A Preferred Stock, (ii) a statutory share exchange that affects the Series A Preferred Stock, or a merger or consolidation with another entity, unless the shares of Series A Preferred Stock would remain outstanding with no material or adverse changes to their terms or are substituted or exchanged for preferred equity of the surviving company having substantially similar rights, preferences and terms (except for changes that do not materially and adversely affect the Series A Preferred Stock), or (iii) the authorization, reclassification, creation, issuance, or increase in the authorized amount of, shares of any class or any security convertible or exchangeable for Senior Stock.

For more information regarding the voting rights of the Series A Preferred Stock, see “Description of the Series A Preferred Stock—Voting Rights.”

Material U.S. federal income tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of Series A Preferred Stock, warrants and common stock are described in “Material U.S. Federal Income Tax Consequences.” Due to our history of losses for U.S. federal income tax purposes, you should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock, warrants or common stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Listing; Market for Series A Preferred Stock and warrants	There is currently no public market for the Series A Preferred Stock and warrants. The underwriters will use their best efforts to secure the quotation of the Series A Preferred Stock on the OTCQB. We intend to file an application to list the Series A Preferred Stock on a National Exchange prior to April 30, 2014. We do not intend to list the warrants on any national securities exchange.

Book-entry	The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

No exchange or conversion rights; No sinking fund	The Series A Preferred Stock are not convertible into, or exchangeable for, any of our other property or securities. The Series A Preferred Stock is not subject to the operation of any purchase, retirement, or sinking fund.

No Preemptive Rights	Holders of the Series A Preferred Stock will have no preemptive right to acquire shares of any class or series of our capital stock.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including to fund a portion of our fiscal 2014 drilling and development expenditures and the payment of accrued interest and fees on indebtedness being cancelled in a concurrent offering. See “Use of Proceeds”

Risk factors	Investing in the Units involves risk. You should carefully read and consider the information beginning on page S-21 of this prospectus supplement and page 3 of the accompanying prospectus set forth under the headings “Risk Factors” and all other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference before deciding to invest in the Units.

Settlement	Delivery of the shares of Series A Preferred Stock and warrants will be made against payment therefor starting on or about July 26, 2013.

SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary historical and pro forma combined financial information should be read together with our most recent Annual Report on Form 10-K for the fiscal year ended May 31, 2012, Quarterly Report on Form 10-Q for the nine months ended February 28, 2013 and Amendment No. 1 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on April 12, 2013, each of which is incorporated by reference in this prospectus supplement and accompanying prospectus. The summary historical consolidated statement of operations data below for the fiscal years ended May 31, 2012 and 2011, and the summary historical balance sheet data as of February 28, 2013, May 31, 2012 and 2011 have been derived from our historical consolidated financial statements that are incorporated by reference in this prospectus supplement and accompanying prospectus.

Our unaudited historical consolidated financial statements are prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Historical results are not necessarily indicative of results to be expected in the future, and operating results for the nine months ended February 28, 2013 are not necessarily indicative of results that may be expected for the full year or future periods.

On January 28, 2013, Red Mountain acquired 5,091,210 shares of common stock of Cross Border from a limited number of stockholders of Cross Border in exchange for the issuance of 10,182,420 shares of common stock of Red Mountain. This acquisition was a step-acquisition in which Red Mountain acquired an additional 31% of Cross Border’s outstanding common stock, increasing Red Mountain’s ownership of Cross Border’s outstanding common stock from 47% to 78%. Prior to January 28, 2013, Red Mountain accounted for its investment in Cross Border as an equity method investment. After January 28, 2013, Red Mountain accounts for Cross Border as a consolidated subsidiary.

Red Mountain’s fiscal year ends on May 31, and Cross Border’s fiscal year ends on December 31.

The unaudited pro forma combined statement of operations for the twelve months ended May 31, 2012 was derived from (i) our audited statement of operations for the fiscal year ended May 31, 2012 and (ii) the unaudited statement of operations of Cross Border for the twelve months ended June 30, 2012. Cross Border’s unaudited statement of operations for the twelve months ended June 30, 2012 was derived by using its audited results for the fiscal year ended December 31, 2011 and deducting its unaudited results for the interim six-month period ended June 30, 2011 and adding its unaudited results for the interim six-month period ended June 30, 2012.

The interim unaudited pro forma combined statement of operations for the nine months ended February 28, 2013 was derived from (i) our unaudited statement of operations for the nine months ended February 28, 2013 and (ii) the unaudited statement of operations for Cross Border for the seven months ended January 31, 2013. Cross Border’s results for the seven months ended January 31, 2013 were derived by using its audited results for the year ended December 31, 2012, deducting its unaudited results for the interim six-month period ended June 30, 2012 and adding its unaudited results for the interim one-month period ended January 31, 2013.

The pro forma statements of operations reflect the Acquisition and related events as if they occurred on June 1, 2011 and 2012 for purposes of the statement of operations for the year ended May 31, 2012 and the nine months ended February 28, 2013, respectively, for Red Mountain; and on January 1, 2012 and July 1, 2012 for the year ended May 31, 2012 and the seven months ended January 31, 2013, respectively, for Cross Border.

The pro forma adjustments used in the preparation of the pro forma combined financial information are based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions are correct. The pro forma combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had our acquisition of Cross Border occurred on June 1, 2011 and 2012 for purposes of the pro forma combined statement of operations for the fiscal year ended May 31, 2012 and the nine months ended February 28, 2013, respectively. The pro forma combined financial information also should not be considered representative of our future financial condition or results of operations.

	Historical				Pro Forma
	Fiscal Year Ended May 31,		Nine Months Ended February 28,		Fiscal Year Ended May 31, 2012	Nine Months Ended February 28, 2013
(in thousands)	2011	2012	2012	2013
STATEMENT OF OPERATIONS DATA:			(unaudited)		(unaudited)

Revenue:
Oil and natural gas sales	$3,712	$6,325	$3,780	$4,917	$17,696	$13,068

Operating Expenses:
Exploration expense	—	265	92	53	314	53
Production taxes	161	403	221	180	1,217	896
Lease operating expenses	165	943	689	966	2,842	2,769
Natural gas transportation and marketing expenses	236	170	142	77	180	206
Depletion, depreciation, amortization and impairment	717	5,149	1,194	3,193	7,565	5,747
Environmental remediation liability	—	—	—	—	—	2,100
Accretion of discount on asset retirement obligations	9	44	29	74	110	161
General and administrative expense	293	6,165	3,478	6,205	9,534	6,096

Total operating expense	1,581	13,139	5,845	10,748	21,762	18,028

Income (Loss) from Operations	2,131	(6,814)	(2,065)	(5,831)	(4,066)	(4,960)

Other Income (Expense):
Interest and other income	—	1	1	29	204	29
Bond issuance amortization	—	—	—	—	(200)	(57)
Change in fair value of derivative liability	—	—	—	359	—	(462)
Change in fair value of warrant liability	—	(763)	(1,177)	—	(763)	—
Unrealized gain (loss) on investment in Cross Border Resources, Inc. warrants	899	282	494	(1,304)	—	—
Equity in earnings (losses) of Cross Border Resources, Inc.	—	(316)	(448)	(332)	—	—
Gain on consolidation of Cross Border Resources, Inc.	—	—	—	736	—	—
Interest expense	(228)	(2,097)	(1,461)	(2,310)	(2,501)	(2,496)
Realized gain on derivatives	—	—	—	17	844	259
Impairment on debentures	—	—	—	(503)	—	(503)
Impairment on note receivable	—	(2,725)	(2,725)	(856)	(2,725)	—

Total Other Income (Expense)	671	(5,618)	(5,316)	(4,164)	(5,141)	(3,230)

Income (Loss) Before Income Taxes	2,802	(12,432)	(7,381)	(9,995)	(9,207)	(8,190)
Income tax provision	—	—	—	—	—	—

Net Income (Loss)	2,802	(12,432)	(7,381)	(9,995)	(9,207)	(8,190)
Net income attributable to noncontrolling interest	—	—	—	344	—	—

Net income (loss) attributable to Red Mountain Resources, Inc.	$2,802	$(12,432)	$(7,381)	$(10,339)	$(9,207)	$(8,190)

Basic and diluted net income (loss) per common share	$0.10	$(0.17)	$(0.11)	$(0.10)	$(0.11)	$(0.08)

Basic and diluted weighted average common shares outstanding	27,000	73,775	70,659	93,801	89,513	104,436

	Historical
	As of May 31,		As of February 28, 2013
	2011	2012
BALANCE SHEET DATA:			(unaudited)

Cash and cash equivalents	$121	$168	$2,780
Oil and natural gas properties, net	8,815	23,680	70,307
Total assets	13,616	35,052	85,030
Line of credit	2,003	1,787	18,500
Total liabilities	11,263	14,732	39,342
Stockholders’ equity	2,353	20,320	45,688

	Historical
	Year Ended May 31,		Nine Months Ended February 28,
	2011	2012	2012	2013
CASH FLOW DATA:			(unaudited)

Net cash provided by (used in) operating activities	$1,716	$(1,194)	$(1,803)	$(5,036)
Net cash used in investing activities	(3,604)	(18,267)	(12,539)	(178)
Net cash provided by financing activities	2,009	19,508	15,143	7,826

SUMMARY COMBINED RESERVES AND HISTORICAL

AND PRO FORMA OPERATING DATA

The following tables present summary data with respect to our estimated combined proved reserves and historical and pro forma production volumes and average prices as of and for the dates indicated.

Using reserve reports prepared by (i) Forrest A. Garb & Associates, Inc. and Lee Engineering, Red Mountain’s independent petroleum engineers, as of June 1, 2012; (ii) Forrest A. Garb & Associates, Inc. with respect to the Bamco Properties as of December 10, 2012; and (iii) Joe C. Neal & Associates, Cross Border’s independent petroleum engineers, as of December 31, 2012, we calculated the estimated combined proved reserves by mathematically “rolling forward” reserve values to February 28, 2013, using actual sales volumes, prices, severance and production taxes, and lease operating expenses realized between June 2, 2012, December 11, 2012 or January 1, 2013, as applicable, and February 28, 2013 (the “Roll-forward Data”). The sources of the Roll-forward Data are revenue and lease operating data for the relevant periods. This roll-forward of reserve volumes, revenues, taxes, and lease operating expenses from June 2, 2012, December 11, 2012 or January 1, 2013, as applicable, through February 28, 2013 was calculated by adding the Roll-forward Data from June 2, 2012, December 11, 2012 or January 1, 2013, as applicable, through February 28, 2013 to the volumes and values reported in the reserve reports as of June 1, 2012, December 10, 2012 and December 31, 2012, as applicable. In addition, the roll-forward calculation included revisions to working interest and net revenue interest in nine wells owned by Cross Border as a result of updated ownership documentation.

Reserve estimates are inherently imprecise and remain subject to revisions based on production history, results of additional exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors. Reserve estimates based on our internal estimates may be subject to more imprecision than if prepared by a third party. You should read the notes following the table below and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement in conjunction with the following reserve estimates.

Estimated Combined Quantities of Proved Reserves

	As of February 28, 2013
Estimated Combined Proved Reserves Data: (1)(2)	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Proved developed reserves	948	7,391	2,180
Proved undeveloped reserves	1,337	2,091	1,686

Total proved reserves	2,285	9,482	3,866

(1)	Prices used are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period March 2012 through February 2013. For oil volumes, the average NYMEX posted price of $94.08 per Bbl is adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.88 per Mcf is adjusted for energy content, transportation fees and a regional price differential. The adjusted oil and natural gas prices of $88.29 per barrel and $3.69 per Mcf, respectively, are held constant throughout the lives of the properties.
(2)	These proved reserves include 100% of the reserve quantities attributable to Cross Border, a consolidated subsidiary of which Red Mountain owns 83% of its outstanding common stock. The 17% interest in Cross Border’s outstanding common stock that is not owned by Red Mountain represents approximately 136 MBbls of oil and 221 MMcf of natural gas, or 173 MBoe, of proved developed reserves, 82 MBbls of oil and 70 MMcf of natural gas, or 94 MBoe, of proved undeveloped reserves, and 218 MBbls of oil and 291 MMcf of natural gas, or 267 MBoe, of total proved reserves as of February 28, 2013.

Production and Price History

	Historical				Pro Forma
	Fiscal Year Ended,		Nine Months Ended,		Nine Months Ended February 28, 2013
	May 31, 2011	May 31, 2012	February 29, 2012	February 28, 2013 (1)
Net production sold
Oil (Bbl)	—	37,004	13,968	43,754	126,807
Natural gas (Mcf)	900,332	795,659	652,488	432,810	646,999

Total (Boe) (2)	150,055	169,614	122,716	115,889	234,640
Total (Boe/d) (3)	411	465	450	425	859

Average sales prices
Oil ($/Bbl)	$—	$93.97	$95.11	$79.23	$85.26
Natural gas ($/Mcf)	4.12	3.58	3.57	3.13	3.85

Total average price ($/Boe)	$24.74	$37.29	$30.80	$42.43	$57.86

(1)	The results for the nine months ended February 28, 2013 only include results and estimated net production sold from Cross Border since February 1, 2013.
(2)	Includes immaterial amounts of natural gas liquids.
(3)	Boe/d is calculated based on actual calendar days during the period.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus supplement and in documents that we incorporate by reference, you should carefully review and consider the risks discussed below, and the other risk factors contained or incorporated by reference in this prospectus supplement before making a decision about investing in our securities. Investors are encouraged to consult with their own financial, legal and business advisors before making any decision regarding an investment. The risks and uncertainties discussed below, and the other risk factors contained or incorporated by reference in this prospectus supplement, are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the market value of the Series A Preferred Stock or our common stock could decline and you could lose part or all of your investment.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those contained in any forward-looking statement included or incorporated by reference in this prospectus supplement. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

We currently do not have sufficient funds for our planned exploration or development activities for fiscal 2014 and will need to raise additional capital.

The oil and natural gas industry is capital intensive. We make and expect to continue to make significant capital expenditures in our business for the exploration, development, production and acquisition of oil and natural gas reserves. Improvement in commodity prices may result in an increase in our actual capital expenditures.

We plan to spend between $35.0 million and $45.0 million during fiscal 2014 to drill and complete wells or re-enter and complete wells, most of which will be spent in the Permian Basin. We currently do not have sufficient funds for our planned exploration or development activities for fiscal 2014 and will need to raise approximately $20.0 million of gross proceeds from this offering and the sale of additional Units or shares of Series A Preferred Stock after this offering or from other sources. If we are unable to finance our operations on acceptable terms or at all, we may be forced to curtail or suspend our planned exploration and development activities and our business, financial condition and results of operations may be materially and adversely affected.

Our cash flows from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which our oil and natural gas are sold;

•	our ability to acquire, locate and produce new reserves; and

•	the ability of our banks to lend.

Debt financing could lead to:

•	a substantial portion of operating cash flow being dedicated to the payment of principal and interest;

•	us being more vulnerable to competitive pressures and economic downturns; and

•	restrictions on our operations, including our ability to pay dividends.

If sufficient capital resources are not available, we might be forced to cease operations entirely, curtail developmental and exploratory drilling and other activities or be forced to sell some assets on an untimely or unfavorable basis, which would have a material adverse effect on our business, financial condition and results of operations.

Our Credit Agreement contains various covenants that limit our management’s discretion in the operation of our business and can lead to an event of default that may adversely affect our business, financial condition and results of operations.

The operating and financial restrictions and covenants in our Credit Agreement may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. The Credit Agreement contains various covenants that restrict our ability to, among other things, incur liens, incur additional indebtedness, enter into mergers, sell assets, make investments and pay dividends. On July 19, 2013, we entered into an amendment to our Credit Agreement to permit the payment of cash dividends on the Series A Preferred Stock so long as we are not otherwise in default under the Credit Agreement and payment of such cash dividends would not cause us to be in default under the Credit Agreement. The Credit Agreement also requires us to maintain specified financial ratios. Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants and financial ratios required by the Credit Agreement and could result in an event of default under the Credit Agreement.

We were not in compliance with certain financial covenants in the Credit Agreement for the three months ended February 28, 2013. On May 2, 2013, we entered into an amendment to the Credit Agreement, which waived the non-compliance and amended certain financial ratios in the Credit Agreement to become effective starting May 31, 2013. As a result, as of May 2, 2013, we are no longer in default under the Credit Agreement.

Amounts outstanding under the Credit Facility may be accelerated and become immediately due and payable upon specified events of default of Borrowers, including, among other things, a default in the payment of principal, interest or other amounts due under the Credit Facility, certain loan documents or hydrocarbon hedge agreements, a material inaccuracy of a representation or warranty, a default with regard to certain loan documents which remains unremedied for a period of 30 days following notice, a default in the payment of other indebtedness of the Borrowers of $200,000 or more, bankruptcy or insolvency, certain changes in control, failure of the Lender’s security interest in any portion of the collateral with a value greater than $500,000, cessation of any security document to be in full force and effect, or Alan Barksdale ceasing to be Red Mountain’s Chief Executive Officer or Chairman of Cross Border and not being replaced with an officer acceptable to the Lender within 30 days.

In the event of a default and acceleration of indebtedness under the Credit Facility, our business, financial condition and results of operations may be materially and adversely affected.

Our business is difficult to evaluate because we have a limited operating history.

Prior to June 2010, we had no material operations. After our June 2010 acquisition of oil and natural gas properties in Zapata County and Duval County in the onshore Gulf Coast of Texas, we began to recognize revenue from our operations. Accordingly, we have a very short financial operating history and incurred a net loss of $12.4 million and $10.0 million during the fiscal year ended May 31, 2012 and the nine months ended February 28, 2013, respectively. As a result, there is only limited historical financial and operating information available upon which to base your evaluation of our performance.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

As a recently-formed company, growth in accordance with our business plan, if achieved, could place a significant strain on our financial, technical, operational and management resources. As we expand our activities, increase the number of projects we are evaluating or in which we participate and integrate Cross Border, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Our producing properties are concentrated in the Permian Basin of Southeast New Mexico and West Texas, making us vulnerable to risks associated with operating in one major geographic area. In addition, we have a large amount of proved reserves attributable to a small number of producing horizons within this area.

Our producing properties are geographically concentrated in the Permian Basin of Southeast New Mexico and West Texas. At February 28, 2013, approximately 75% of our combined proved reserves were concentrated in this area. Additionally, for the nine months ended February 28, 2013, approximately 89.6% of our pro forma combined revenues were concentrated in this area. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, market limitations, water shortages or other drought related conditions or interruption of the processing or transportation of oil, natural gas or natural gas liquids.

In addition to the geographic concentration of our producing properties described above, at February 28, 2013, approximately (i) 25% of our combined proved reserves were attributable to the Brushy Canyon formation in the Madera Prospect; and (ii) 18% of our combined proved reserves were attributable to the San Andres formation in the Tom Tom prospect. This concentration of assets within a small number of producing horizons exposes us to additional risks, such as changes in field-wide rules and regulations that could cause us to permanently or temporarily shut-in all of our wells within a field.

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The price we receive for our oil and natural gas will heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production depend on numerous factors beyond our control. These factors include the following:

•	worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas;

•	the price and quantity of imports of foreign oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC, and other state-controlled oil companies relating to oil and natural gas price and production control;

•	political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

•	the level of global oil and natural gas inventories;

•	localized supply and demand fundamentals;

•	the availability of refining capacity;

•	price and availability of transportation and pipeline systems with adequate capacity;

•	weather conditions and natural disasters;

•	governmental regulations;

•	speculation as to the future price of oil and the speculative trading of oil and natural gas futures contracts;

•	price and availability of competitors’ supplies of oil and natural gas;

•	energy conservation and environmental measures;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels and energy sources; and

•	domestic and international drilling activity.

Declines in oil and natural gas prices may materially adversely affect our financial condition, liquidity, and ability to finance planned capital expenditures and results of operations and may reduce the amount of oil and natural gas that we can produce economically. There can be no assurance that the prices of oil and natural gas will increase in the future. If oil and natural gas prices decline, (i) our net cash flow attributable to current production will decline; (ii) our exploration and development activity may decline as some investments may become uneconomic and are either delayed or eliminated, and (iii) the value of proved developed, producing reserves and proved undeveloped reserves could decline. It is impossible to predict future oil and natural gas price movements, and declines in oil and natural gas prices could have a material adverse effect on our liquidity and financial condition.

Properties that we acquire may not produce as projected, and we may be unable to accurately predict reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.

As part of our growth strategy, we intend to acquire additional interests in oil and natural gas properties. Any future acquisitions will require an assessment of recoverable reserves, title, future oil and natural gas prices, operating costs, potential environmental hazards and liabilities, potential tax and Employee Retirement Income Security Act liabilities, and other liabilities and other similar factors. Generally, it is not feasible for us to review in detail every individual property involved in an acquisition, and our review efforts are normally focused on the higher-valued properties. Even a detailed review of properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not inspect every well that we acquire. Potential problems, such as deficiencies in the mechanical integrity of equipment or environmental conditions that may require significant remedial expenditures, are not necessarily observable even when we inspect a well. Any unidentified problems could result in material liabilities and costs that negatively impact our financial condition and results of operations.

Even if we are able to identify problems with an acquisition, the seller may be unwilling or unable to provide effective contractual protection or indemnity against all or part of these problems. Even if a seller agrees to provide indemnity, the indemnity may not be fully enforceable and may be limited by floors and caps on such indemnity. In addition, we may acquire oil and natural gas properties that contain commercially productive reserves which are less than predicted. Any of these factors could have a material adverse effect on our results of operations and reserve growth.

Our failure to successfully identify, complete and integrate future acquisitions of properties or businesses could reduce our earnings and slow our growth.

There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our ability to complete acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Further, these acquisitions may be in geographic regions in which we do not currently operate, which could result in unforeseen operating difficulties and difficulties in coordinating geographically dispersed operations, personnel and facilities. In addition, if we enter into new geographic markets, we may be subject to additional and unfamiliar legal and regulatory requirements. Compliance with regulatory requirements may impose substantial additional obligations on us and our management, cause us to expend additional time and resources in compliance activities and increase our exposure to penalties or fines for non-compliance with such additional legal requirements. Completed acquisitions could require us to invest further in operational, financial and management information systems and to attract, retain, motivate and effectively manage additional employees. The inability to effectively manage the integration of acquisitions could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

We cannot control the development of the properties we do not operate, which may adversely affect our production, revenues and results of operations.

We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The success and timing of our drilling and development activities on those properties depend upon a number of factors outside of our control, including:

•	the timing and amount of capital expenditures;

•	the operators’ expertise and financial resources;

•	the approval of other participants in drilling wells; and

•	the selection of suitable technology.

As a result of any of the above or an operator’s failure to act in ways that are in our best interest, our allocated production revenues and results of operations could be adversely affected.

We could suffer the loss of all or part of the expenses that we prepay to the operators of our properties.

We may be required prepay to the operators of our properties our contractual share of acreage, geophysical and geological costs and other up-front expenses, and drilling and completion costs, on a well-by-well basis. Once a prepayment is made, the operator is under no requirement to keep such funds segregated from funds received by other working interest owners. As a result of any prepayment, we would become a general unsecured creditor of the operator and, therefore, could suffer the loss of all or part of the amount prepaid in the event that an operator has financial difficulties, liens are placed against the operator’s assets or the operator files for bankruptcy.

Drilling for and producing oil and natural gas are speculative activities and involve numerous risks and substantial and uncertain costs that could adversely affect us.

Our future financial condition and results of operations will depend on the success of our acquisition, exploitation, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially productive oil or natural gas reservoirs. Our decisions to acquire, explore, develop or otherwise exploit drilling locations or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. In addition, our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel our scheduled drilling projects, including the following:

•	shortages of or delays in obtaining equipment and qualified personnel;

•	facility or equipment malfunctions;

•	unexpected operational events;

•	pressure or irregularities in geological formations;

•	adverse weather conditions, such as flooding;

•	reductions in oil and natural gas prices;

•	delays imposed by or resulting from compliance with regulatory requirements;

•	proximity to and capacity of transportation facilities;

•	title problems;

•	limitations in the market for oil and natural gas; and

•	costs and availability of drilling rigs, equipment, supplies, personnel and oilfield services.

Even if drilled, our completed wells may not produce reserves of oil or natural gas that are commercially productive or that meet our earlier estimates of economically recoverable reserves. A productive well may become uneconomic if water or other deleterious substances are encountered, which impair or prevent the production of oil and/or natural gas from the well. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources.

Reserve estimates depend on many assumptions that may turn out to be inaccurate.

The calculation of reserves and estimating reserves are inherently imprecise. The accuracy of any reserve estimate is a function of the quality of available data, engineering interpretation and judgment and the assumptions used regarding the quantities of recoverable oil and natural gas and the future prices of oil and natural gas. Petroleum engineers consider many factors and make many assumptions in estimating reserves. Those factors and assumptions include, but are not limited to, the following: historical production from the area compared with production rates from similarly situated producing areas; the effects of governmental regulation; assumptions about future commodity prices, production and taxes; the availability of enhanced recovery techniques; and relationships with landowners, working interest partners, pipeline companies and others.

Any material inaccuracies in our reserve estimates or underlying assumptions could materially affect the quantities and present values of our reserves. This prospectus supplement contains estimates of our pro forma proved oil and natural gas reserves, PV-10 and standardized measure of our pro forma proved oil and natural gas reserves. The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities of reserves and amount of PV-10 and standardized measure that we may report. The process of preparing these estimates requires the projection of production rates and timing of development expenditures and analysis of available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions relating to matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities of reserves and amount of PV-10 and standardized measure that we may report. In addition, we may adjust estimates of proved reserves and amount of PV-10 and standardized measure to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Moreover, there can be no assurance that our reserves will ultimately be produced or that our proved undeveloped reserves will be developed within the periods anticipated. Any significant variance in the assumptions could materially affect the estimated quantity our reserves and amount of PV-10 and standardized measure.

Investors should not assume that the PV-10 of our proved reserves is the current market value of our estimated oil and natural gas reserves. PV-10 is based on prices and costs in effect on the date of the estimate. Actual future prices, costs, and the volume of produced reserves may differ materially from those used in the PV-10 estimate.

Approximately 44% of our total estimated pro forma proved reserves as of February 28, 2013 were classified as proved undeveloped and may not be ultimately developed or produced.

As of February 28, 2013, approximately 44% of our total estimated pro forma proved reserves were undeveloped. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The future drilling of proved undeveloped reserves is highly dependent upon our ability to fund our capital expenditures, which we estimate will be approximately $35.0 million to $45.0 million for fiscal 2014. We cannot be sure that these estimated costs are accurate, and we may be unable to obtain sufficient capital. Further, our drilling efforts may be delayed or unsuccessful, and actual reserves may prove to be less than current reserve estimates, which could have a material adverse effect on our financial condition, future cash flows and results of operations.

If we are unable to find purchasers of our natural gas, it could harm our profitability.

There generally are only a limited number of natural gas transmission companies with existing pipelines in the vicinity of a natural gas well or wells. In the event that producing natural gas properties are not subject to purchase contracts or that any such contracts terminate and other parties do not purchase our natural gas production, there is no assurance that we will be able to enter into purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such natural gas. There presently exists an oversupply of natural gas in the marketplace, the extent and duration of which is not known. Such oversupply may result in reductions of purchases by principal natural gas pipeline purchasers.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

We will review our proved oil and natural gas properties for impairment whenever events or changes in circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties, which may result in a decrease in the amount of future permitted indebtedness available. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations for the periods in which such charges are taken.

Unless we replace oil and natural gas reserves, our production and cash flows will decline.

Our future success will depend on our ability to find, develop or acquire additional reserves that are commercially productive. If we are unable to replace reserves through drilling or acquisitions, our level of production and cash flows will be adversely affected. In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves. We also may not be successful in raising funds to acquire, explore or develop additional reserves.

We could lose leases on certain of our properties unless production is established and maintained on units containing the acreage or the leases are extended.

Oil and natural gas leases generally must be drilled before the end of the lease term or the leaseholder will lose the lease and any capital invested therein. In addition, leases may also be lost due to legal issues relating to the ownership of leases. Any delays in drilling or legal issues causing us to lose leases on properties could have a material adverse effect on our results of operations and reserve growth.

At February 28, 2013, of our total undeveloped leasehold acreage, 24.2% is currently not held by production and will expire during fiscal 2015 or fiscal 2016 unless production in paying quantities is established and maintained on units containing these leases during their primary terms or we obtain extensions of the leases. If our leases expire, we will lose our right to develop the related properties.

Our drilling plans for these areas are subject to change based upon various factors, including factors that are beyond our control. Such factors include drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, and regulatory approvals.

Our operations could be impacted by burdens and encumbrances on title to our properties.

Our leasehold acreage may be subject to existing oil and natural gas leases, liens for current taxes and other burdens, including other mineral encumbrances and restrictions customary in the oil and natural gas industry, that should not materially interfere with the use or otherwise affect the value of such properties. However, we cannot guarantee that we have or will have clear and unobstructed title to leases or other rights assigned to us. We also cannot guarantee that the mineral encumbrances and restrictions mentioned above will not materially interfere with the use of or affect the value of leasehold acreage. Any cloud on the title of the working interests, leases and other rights owned by us could have a material adverse effect on our operations.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Prospects that we decide to drill that do not yield oil or natural gas in commercially productive quantities will adversely affect our financial condition and results of operations. Our prospects are in various stages of evaluation, and may range from a prospect which is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation and other technical analysis. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be commercially productive. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

Market conditions or transportation impediments may hinder access to oil and natural gas markets or delay production.

Market conditions, the unavailability of satisfactory oil and natural gas transportation or the remote location of our drilling operations may restrict our access to oil and natural gas markets or delay production. The availability of a ready market for oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas, the proximity of reserves to pipelines or trucking and terminal facilities and the availability of trucks and other transportation equipment. We may be required to shut-in wells or delay initial production for lack of a viable market or because of inadequacy or unavailability of pipeline or gathering system capacity. When that occurs, we will be unable to realize revenue from those wells until the production can be tied to a gathering system. This can result in considerable delays from the initial discovery of a reservoir to the actual production of the oil and natural gas and realization of revenues.

Delays in obtaining permits by us for our operations could impact our business.

We are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions which may be imposed in connection with the granting of the permit. Hydraulic fracturing activities, which we estimate will represent approximately 40% of our forecasted development costs for fiscal 2014, has been particularly scrutinized. New York, for example, recently issued a moratorium currently in effect on the issuance of permits for inland drilling and completion activities. Subject to an Executive Order issued by Governor Paterson on December 13, 2010, the New York Department of Environmental Conservation will not issue permits for drilling and completion activities until it completes a final environmental impact study following public comment. Texas is not currently considering such a measure. In addition, on May 17, 2012, the Governor of Vermont signed a bill banning hydraulic fracturing in the state of Vermont. To date, Vermont is the first and only state to ban hydraulic fracturing. If we are unable to obtain the necessary permits for our operations, it could have a material adverse effect on our results of operations and profitability.

Our operations are subject to hazards inherent in the oil and natural gas industry.

We implement hydraulic fracturing in our operations, a process involving the injection of fluids — usually consisting mostly of water but typically including small amounts of several chemical additives — as well as sand in order to create fractures extending from the wellbore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. Risks inherent to our industry include the potential for significant losses associated with damage to the environment. Equipment design or operational failures, or vehicle operator error can result in explosions and discharges of toxic gases, chemicals and hazardous substances, and, in rare cases, uncontrollable flows of natural gas or well fluids into environmental media, as well as personal injury, loss of life, long-term suspension or cessation of operations and interruption of our business and/or the business or livelihood of third parties, damage to geologic formations, environmental media and natural resources, equipment and/or facilities and property. In addition, we use and generate hazardous substances and wastes in our operations and may become subject to claims relating to the release of such substances into the environment. In addition, some of our current properties are, or have been, used for industrial purposes, which could contain currently unknown contamination that could expose us to governmental requirements or claims relating to environmental remediation, personal injury and/or property damage. These conditions could expose us to liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages and could materially impair our profitability, competitive position or viability. Depending on the frequency and severity of such liabilities or losses, it is possible that our operating costs, insurability and relationships with employees and regulators could be materially impaired.

Our business and operations may be adversely affected by regulations affecting the oil and natural gas industry.

Our business and operations are subject to and impacted by a wide array of federal, state, and local laws and regulations on the exploration for and development, production, and marketing of oil and natural gas, the operation of oil and natural gas wells, taxation, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations.

Currently, federal regulations provide that drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas are exempt from regulation as “hazardous waste.” From time to time, legislation has been proposed to eliminate or modify this exemption. Should the exemption be modified or eliminated, wastes associated with oil and natural gas exploration and production would be subject to more stringent regulation. On the federal level, operations on our properties may be subject to various federal statutes, including the Natural Gas Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, the Clean Air Act (the “CAA”), the Federal Water Pollution Control Act and the Oil Pollution Act, as well as by regulations promulgated pursuant to these actions.

These regulations may subject us to increased operating costs and potential liability associated with the use and disposal of hazardous materials. These laws and regulations may have a material adverse effect on our financial condition and results of operations as there can be no assurance that we will not be required to make material expenditures in the future. Moreover, the technical requirements of these laws and regulations are becoming increasingly stringent, complex and costly to implement. The high cost of compliance with applicable regulations may cause us to limit or discontinue our operation and development activities.

Changes in regulations and laws relating to the oil and natural gas industry could result in our operations being disrupted or curtailed by government authorities. For example, oil and natural gas exploration and production may become less cost effective and decline as a result of increasingly stringent environmental requirements (including land use policies responsive to environmental concerns and delays or difficulties in obtaining environmental permits). A decline in exploration and production, in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute exploration plans on a timely basis and within budget.

We are highly dependent upon third-party services. The cost of oilfield services typically fluctuates based on demand for those services. There is no assurance that we will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration operations, which could have a material adverse effect on our business, financial condition or results of operations.

Production of oil and natural gas could be materially and adversely affected by natural disasters or severe or unseasonable weather.

Production of oil and natural gas could be materially and adversely affected by natural disasters or severe weather. Weather related risks include earthquakes, hurricanes and other adverse weather and environmental conditions. The occurrence of one or more of these events could result in a decrease in production of oil and natural gas. Repercussions of natural disasters or severe weather conditions may include:

•	evacuation of personnel and curtailment of operations;

•	damage to drilling rigs or other facilities, resulting in suspension of operations;

•	inability to deliver materials to worksites; and

•	damage to pipelines and other transportation facilities.

In addition, our hydraulic fracturing operations require significant quantities of water. Texas recently has experienced drought conditions. Any diminished access to water for use in hydraulic fracturing, whether due to usage restrictions or drought or other weather conditions, could curtail our operations or otherwise result in delays in operations or increased costs.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

The oil and natural gas business generally, and our operations specifically, are subject to certain operating hazards such as:

•	accidents resulting in serious bodily injury and the loss of life or property;

•	liabilities from accidents or damage by our equipment;

•	well blowouts;

•	cratering (catastrophic failure);

•	explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	abnormally pressurized formations;

•	fires;

•	reservoir damage;

•	oil spills;

•	pollution and other damage to the environment; and

•	releases of toxic gas.

In addition, our operations are susceptible to damage from natural disasters such as flooding or tornados, which involve increased risks of personal injury, property damage and marketing interruptions. The occurrence of one of these operating hazards may result in injury, loss of life, suspension of operations, environmental damage and remediation and/or governmental investigations and penalties. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration and development, or could result in a loss of our properties. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could materially adversely affect our financial condition, results of operations and cash flows.

Our insurance might be inadequate to cover our liabilities. Insurance costs are expected to continue to increase over the next few years, and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability, and the damages are not covered by insurance or are in excess of policy limits, then our business, results of operations and financial condition may be materially adversely affected.

We may not be able to keep pace with technological developments in our industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

Competition in the oil and natural gas industry is intense, and many of our competitors have resources that are greater than ours.

We operate in a highly competitive environment for developing and acquiring properties, marketing oil and natural gas and securing equipment and trained personnel. As a relatively small oil and natural gas company, many of our competitors, major and large independent oil and natural gas companies, possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional prospects and discover reserves in the future will depend on our ability to evaluate and select suitable properties and execute our exploration and development activities in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in developing reserves, acquiring prospective oil and natural gas properties and reserves, attracting and retaining highly skilled personnel and raising additional capital.

We may be unable to diversify our operations to avoid any downturn in the oil and natural gas industry.

Because of our limited financial resources, it is unlikely that we will be able to diversify our operations the way companies with greater financial resources are able to do. Our inability to diversify our activities will subject us to economic fluctuations within the oil and natural gas industry and therefore increase the risks associated with our operations as limited to one industry.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

President Obama’s proposed Fiscal Year 2014 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination or postponement of certain key United States federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of the current deduction for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in United States federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and natural gas exploration and development, which could have a material adverse effect on our business, financial condition, operations and cash flows.

Federal and state legislative and regulatory initiatives as well as governmental reviews relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as adversely affect our level of production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from tight formations. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions. However, the Environmental Protection Agency (“EPA”) has asserted federal regulatory authority over certain hydraulic fracturing practices. Also, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Certain states, including Texas, and municipalities have adopted, or are considering adopting, regulations that have imposed, or that could impose, more stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. For example, in December 2011, the Railroad Commission of Texas finalized regulations requiring public disclosure of all the chemicals in fluids used in the hydraulic fracturing process. Local ordinances or other regulations may regulate or prohibit the performance of well drilling in general and hydraulic fracturing in particular. If new laws or regulations that significantly restrict or regulate hydraulic fracturing are adopted, such legal requirements could cause project delays and make it more difficult or costly for us to perform fracturing to stimulate production from a formation. These delays or additional costs could adversely affect the determination of whether a well is commercially viable. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that we are ultimately able to produce in commercial quantities.

In addition, a number of federal agencies are analyzing, or have been requested to review, a variety of environmental issues associated with hydraulic fracturing. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and a committee of the United States House of Representatives has conducted an investigation of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with initial results expected to be available by late 2012 and final results by 2014. Moreover, the EPA announced on October 20, 2011 that it is also launching a study regarding wastewater resulting from hydraulic fracturing activities and currently plans to propose standards by 2014 that such wastewater must meet before being transported to a treatment plant. On August 16, 2012, the EPA published final rules under the CAA that, among other things, imposed new source performance standards (“NSPS”) for completions of hydraulically fractured natural gas wells, requiring the use of reduced emission completion techniques.

In addition, the U.S. Department of Energy is conducting an investigation into hydraulic fracturing practices the agency could recommend to better protect the environment from drilling using hydraulic fracturing completion methods. Also, the U.S. Department of the Interior is considering disclosure requirements or other mandates for hydraulic fracturing on federal lands. Additionally, certain members of Congress have called upon the U.S. Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources; the SEC to investigate the natural gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural gas deposits in shales by means of hydraulic fracturing; and the U.S. Energy Information Administration to provide a better understanding of that agency’s estimates regarding natural gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the Safe Drinking Water Act (“SDWA”) or other regulatory mechanisms. Any additional regulations of hydraulic fracturing could result in increased operation costs, which could have a material adverse effect on our cash flows and financial condition.

Our business exposes us to liability and extensive regulation on environmental matters, which could result in substantial expenditures.

Our operations are subject to numerous U.S. federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of materials into the water and air, the generation, management and disposal of hazardous substances and wastes and the clean-up of contaminated sites. We could incur material costs, including clean-up costs, fines and civil and criminal sanctions, injunctive relief and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations. Such laws and regulations not only expose us to liability for our own activities, but may also expose us to liability for the conduct of others or for actions by us that were in compliance with all applicable laws at the time those actions were taken.

For example, on February 11, 2013, the United States Department of the Interior Bureau of Land Management (the “BLM”) accepted a remediation plan submitted by Cross Border for its Tom Tom and Tomahawk fields. Pursuant to the remediation plan, Cross Border expects to spend $2.1 million during fiscal 2014 and 2015 to correct environmental issues on these fields.

In addition, we could incur substantial expenditures complying with environmental laws and regulations, including future environmental laws and regulations which may be more stringent, for example, the regulation of greenhouse gas (“GHG”) emissions under the federal CAA, or state or regional regulatory programs. Regulation of GHG emissions by the EPA, or various states in the United States in areas in which we conduct business, could have an adverse effect on our operations and demand for our oil and natural gas production. Moreover, the EPA has shown a general increased scrutiny on the oil and gas industry through its GHG, CAA and SDWA regulations.

On August 16, 2012, the EPA published final rules under the CAA regarding emissions from oil and natural gas operations. The EPA rule subjects oil and natural gas operations to regulation under the NSPS and national emission standards for hazardous air pollutants (“NESHAPS”), programs under the CAA, and imposes new and amended requirements under both programs. The new rules, among other things, amend standards applicable to natural gas processing plants and would expand the NSPS to include all oil and natural gas operations, imposing requirements on those operations. The EPA also imposed NSPS standards for completions of hydraulically fractured natural gas wells, requiring the use of reduced emission completion techniques. The adopted rules allow facilities, in most circumstances until January 1, 2015, to combust natural gas that would escape during completion activities as an alternative to the reduced emission completion techniques. The NESHAPS rules includes maximum achievable control technology (“MACT”) standards for certain glycol dehydrators and storage vessels, and revises applicability provisions, alternative test protocols and the availability of the startup, shutdown and maintenance exemption. These new requirements may result in increased operating and compliance costs, increased regulatory burdens and delays in our operations.

The EPA’s implementation of climate change regulations could result in increased operating costs and reduced demand for our oil and natural gas production.

Although federal legislation regarding the control of emissions of GHGs, for the present, appears unlikely, the EPA has been implementing regulatory measures under existing CAA authority and some of those regulations may affect our operations. GHGs are certain gases, including carbon dioxide, a product of the combustion of natural gas, and methane, a primary component of natural gas, that may be contributing to the warming of the Earth’s atmosphere, resulting in climatic changes. These GHG regulations could require us to incur increased operating costs and could have an adverse effect on demand for our oil and natural gas production.

On June 3, 2010, the EPA published its so-called GHG tailoring rule that will phase in federal prevention of significant deterioration permit requirements for new sources and modifications, and Title V operating permits for all sources, that have the potential to emit specific quantities of GHGs. Those permitting provisions, should they become applicable to our operations, could require controls or other measures to reduce GHG emissions from new or modified sources, and we could incur additional costs to satisfy those requirements. On November 30, 2010, the EPA published a rule establishing GHG reporting requirements for sources in the petroleum and natural gas industry, requiring those sources to monitor, maintain records on, and annually report their GHG emissions, with the first annual report for 2011 being due in September 2012. Although this rule does not limit the amount of GHGs that can be emitted, it requires us to incur costs to monitor, record keep and report GHG emissions associated with our operations.

We have identified material weaknesses in our internal control over financial reporting. These material weaknesses, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on internal control over financial reporting. This report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.

We have identified material weaknesses in our internal control over financial reporting as of May 31, 2012 relating primarily to the (i) lack of accounting expertise to appropriately apply GAAP for complex or non-recurring transactions and (ii) lack of sufficient accounting personnel to properly design and implement internal control over financial reporting. Failure to have effective internal controls could lead to a misstatement of our financial statements. If, as a result of deficiencies in our internal controls, we cannot provide reliable financial statements, our business decision process may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the market price of our securities could decrease and our ability to obtain additional financing, or additional financing on favorable terms, could be adversely affected. In addition, failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities.

We intend to take further action to remediate the material weaknesses and improve the effectiveness of our internal control over financial reporting. However, we can give no assurances that the measures we may take will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to our failure to implement and maintain adequate internal control over financial reporting. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or ensure the fair presentation of our financial statements included in our periodic reports filed with the SEC.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of our officers, including Alan Barksdale, our President and Chief Executive Officer, Michael Uffman, our Chief Financial Officer, Hilda Kouvelis, our Chief Accounting Officer, and Tommy Folsom, Executive Vice President and Director of Exploration and Production for RMR Operating. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties and developing and executing financing strategies. Although we have employment agreements with Ms. Kouvelis and Mr. Folsom, we do not currently have an employment agreement with Messrs. Barksdale or Uffman and they are free to terminate their employment with us at any time and compete with us immediately thereafter. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any management personnel. Our success will be dependent on our ability to continue to retain and utilize skilled technical personnel.

Our officers and directors are engaged in other business activities and conflicts of interest may arise in their daily activities which may not be resolved in our favor.

Various actual and potential conflicts of interest may exist between us and our officers and directors. Our officers and directors have other business interests to which they devote their attention, and we expect they will continue to do so, although our officers will devote the majority of their business time to our affairs. As a result, conflicts of interest or potential conflicts of interest may arise from time to time that can be resolved only through the officers or directors exercising such judgment as is consistent with fiduciary duties to their other business interests and to us. These conflicts of interest may not be resolved in our favor.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our operations and the oil and gas industry may be materially adversely impacted by domestic and foreign acts of terrorism and war.

Terrorist attacks and the threat of terrorist attacks, whether domestic or foreign, as well as the military or other actions taken in response to such actions, may cause instability in the global financial and energy markets. Terrorism, the wars in Iraq and Afghanistan, political instability in Northern Africa and the Middle East and other sustained military campaigns could adversely affect us and the market price of oil and natural gas in unpredictable ways, or the possibility that the infrastructure on which the operators developing mineral properties rely could be a direct target or an indirect casualty of an act of terror. Any of these conditions could have a material adverse effect on our operations.

Risks Related to This Offering

The Series A Preferred Stock is a new issuance of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

The Series A Preferred Stock is a new issuance of securities with no established trading market. The trading market for investors seeking liquidity may be limited. We intend to apply to list the shares of the Series A Preferred Stock on a National Exchange prior to April 30, 2014. An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series A Preferred Stock will be limited.

The market value of the Series A Preferred Stock could be adversely affected by various factors.

The trading price of the Series A Preferred Stock may depend on many factors, including, without limitation:

•	market liquidity;

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions;

•	the sale of additional shares of Series A Preferred Stock;

•	our financial condition, performance and prospects; and

•	our issuance of additional preferred equity or debt securities.

For example, higher market interest rates could cause the market price of the Series A Preferred Stock to decrease. The foregoing factors, among others, may affect the trading price of the Series A Preferred Stock, as well as limit the trading market and restrict your ability to transfer your shares.

We could be prevented from paying cash dividends on the Series A Preferred Stock.

Although dividends on the Series A Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series A Preferred Stock when, as and if declared by our board of directors, and if we have funds legally available for the payment of dividends under Florida law and such payment is not restricted or prohibited by law or the terms of any of our agreements, including the documents governing our indebtedness. On July 19, 2013, we entered into an amendment to our Credit Agreement to permit the payment of cash dividends on the Series A Preferred Stock so long as we are not otherwise in default under the Credit Agreement and payment of such cash dividends would not cause us to be in default under the Credit Agreement. Future debt, contractual covenants or arrangements that we may enter into in the future may also restrict or prevent future dividend payments.

The payment of any future dividends will be determined by our board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions or prohibitions in current or future agreements, business conditions and other factors affecting us as a whole. Accordingly, there is no guarantee that we will be able to pay any dividends on the Series A Preferred Stock.

The Series A Preferred Stock has not been rated and our payment obligations with respect to the shares of Series A Preferred Stock will be effectively subordinated to all of our existing and future debt.

The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A Preferred Stock will be subordinated to all of our existing and future debt and all future capital stock designated as senior to the Series A Preferred Stock. As of May 31, 2013, our total outstanding indebtedness was approximately $24.1 million, and we had approximately $0.2 million in unused borrowing capacity under the Credit Facility. We may incur additional indebtedness in the future to finance acquisitions or the development of properties, and the terms of the Series A Preferred Stock do not require us to obtain the approval of the holders of the Series A Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on the Series A Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to the Series A Preferred Stock and would be required to be paid before any payments could be made to holders of the Series A Preferred Stock.

Holders of Series A Preferred Stock have extremely limited voting rights.

Except as expressly stated in the amendment to our articles of incorporation governing the Series A Preferred Stock, as a holder of Series A Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required to elect members to our board of directors (except for a limited right to elect two directors upon a Dividend Default, or one director upon a Listing Default, as described in “Description of the Series A Preferred Stock—Voting Rights”), or for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series A Preferred Stock. None of the provisions relating to the Series A Preferred Stock contains any provisions affording the holders of the Series A Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series A Preferred Stock, so long as the terms and rights of the holders of Series A Preferred Stock are not materially and adversely changed. See “Description of the Series A Preferred Stock—Voting Rights.”

The issuance in future offerings of preferred stock may adversely affect the value of the Series A Preferred Stock.

Our articles of incorporation, as amended, currently authorizes the issuance of up to 100,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by the our board of directors, including up to 1,200,000 shares of Series A Preferred Stock. Upon the completion of the offering described in this prospectus supplement, we expect to offer for sale up to 700,000 additional shares of Series A Preferred Stock in the future, either separately or as Units. Accordingly, we may issue additional shares of Series A Preferred Stock and/or Parity Stock or, with the consent of the holders of the Series A Preferred Stock, Senior Stock. The issuance of Series A Preferred Stock, Parity Stock or Senior Stock would dilute the interests of the holders of Series A Preferred Stock, and any issuance of Senior Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock.

This offering is being conducted on a “best efforts” basis.

The underwriters are offering the Units on a “best efforts” basis, and the underwriters are under no obligation to purchase any shares of Units for their own account. The underwriters are not required to sell any specific number or dollar amount of securities in this offering but will use their best efforts to sell the securities offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or how many Units offered hereby will be sold.

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

We may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock (or our common stock should we determine to pay distributions on it) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders that are corporations would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that a U.S Holder that is a corporation could recognize capital gain income upon receipt of a distribution or upon disposition of shares of Series A Preferred Stock. Because of the way corporations are taxed on capital gain income, such capital gains, absent offsetting capital losses, would be effectively taxed to a corporate owner of our preferred stock (or common stock) at then current ordinary income tax rates. For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences—Corporate Dividends Received Deduction.”

The Series A Preferred Stock is not convertible.

The Series A Preferred Stock accrues dividends at a fixed rate and is not convertible into our common stock. Accordingly, the market value of the Series A Preferred Stock may depend on dividend and interest rates for other preferred stock, debt securities and other investment alternatives, and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series A Preferred Stock. Moreover, the mandatory redemption of Series A Preferred Stock on July 15, 2018 or upon a “Change of Control,” or our optional right to redeem the Series A Preferred Stock on or after July 15, 2014, could impose a ceiling on its value.

We may not be able to comply with the Financial Covenant for the Series A Preferred Stock.

We are required to have an Asset Coverage Ratio of 2.0 or greater as of the date of any issuance of additional debt (excluding borrowings under the Credit Facility or any revolving credit facility in replacement thereof), Series A Preferred Stock, Senior Stock or Parity Stock. If we fail to comply with the Financial

Covenant, the dividend rate will be increased to the Default Rate. Future debt arrangements that we enter into in the future may inhibit our ability to comply with the Financial Covenant, as well as also restrict or limit our ability to make future dividend payments.

We may not be able to comply with the Listing Covenant for the Series A Preferred Stock, and listing on a National Exchange does not guarantee a market for the Series A Preferred Stock.

We intend to apply to list the shares of the Series A Preferred Stock on a National Exchange prior to April 30, 2014, as required by the terms of the Series A Articles of Amendment. A National Exchange may decline our application to be listed on such exchange. Further, our identification of certain material weaknesses in our internal control over financial reporting and the going concern qualification in the audit opinion from our independent registered public accounting firm included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2012 may make it more difficult to qualify for listing on a National Exchange. In the event we fail to list the Series A Preferred Stock on a National Exchange prior to April 30, 2014, the dividend rate specified shall be increased by one-half percent per calendar quarter, up to a rate not to exceed the Default Rate, until such listing occurs. Even if a National Exchange approves the Series A Preferred Stock for listing, an active trading market for the Series A Preferred Stock may not develop or, if it does develop, may not last, in which case the market price of the Series A Preferred Stock could be materially and adversely affected.

Additionally, once the Series A Preferred Stock is listed on a National Exchange, we are required to maintain the listing of the Series A Preferred Stock on such exchange. In the event we fail to maintain such listing for 180 consecutive days, then, until such failure is cured, (i) the Dividend Rate will increase, and (ii) the holders of Series A Preferred Stock have the right to elect one director, as described under “Description of the Series A Preferred Stock—Voting Rights.” A National Exchange could delist the Series A Preferred Stock, which may result in a Listing Default.

The foregoing may limit your ability to transfer your shares and could adversely affect the trading price of shares of the Series A Preferred Stock.

There is no public market for the warrants to purchase shares of our common stock being sold in this offering.

There is no established public trading market for the warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the warrants will be limited.

Holders of the warrants will not have rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Until the holders of our warrants acquire shares of our common stock upon exercise of such warrants, they will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We may use the net proceeds from this offering in ways with which you may not agree.

While we currently intend to use the proceeds from this offering for general corporate purposes, including to fund a portion of our fiscal 2014 drilling and development program and the payment of accrued interest and fees on indebtedness being cancelled in a concurrent offering, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our shares.

Risks Related to the Common Stock Issuable Upon Exercise of the Warrants

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

•	actual or anticipated fluctuations in our quarterly results of operations;

•	liquidity;

•	sales of common stock by our stockholders;

•	changes in oil and natural gas prices;

•	changes in our cash flow from operations or earnings estimates;

•	publication of research reports about us or the oil and natural gas exploration and production industry generally;

•	competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;

•	increases in market interest rates which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	commencement of or involvement in litigation;

•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

•	speculation in the press or investment community regarding our business;

•	political conditions in oil and natural gas producing regions;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Our common stock is traded on the OTCQB, which is subject to greater volatility than a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions.

Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Offers or availability for sale of a substantial number of shares of our common stock by our shareholders may cause the market price of our common stock to decline.

On May 3, 2013, we filed a resale shelf registration statement on a Form S-3 covering 15,438,805 shares of common stock with the SEC. The ability of our shareholders to sell shares of our common stock in the public market, or upon the expiration of any statutory holding period under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), could create a circumstance commonly referred to as an “overhang,” which could cause the market price of our common stock to fall. The existence of an overhang, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional financing through future sales of equity or equity-related securities at a time and price that we deem reasonable or appropriate. Additionally, we filed a universal shelf registration statement on Form S-3 on January 17, 2013, registering the possible issuance of $150.0 million of common stock, preferred stock, warrants and debt securities. Sales of a substantial number of shares of our common stock, or the perception that sales could occur, could adversely affect the market price of our common stock. In addition, these sales may be dilutive to existing shareholders.

Our common stock is subject to penny stock regulation.

Our shares are subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule, which set forth certain requirements for transactions in penny stocks. The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on the NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the registrant’s net tangible assets; or exempted from the definition by the SEC. Since our shares are deemed to be “penny stock”, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors.

FINRA Sales Practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have an adverse effect on the market for our shares.

We do not intend to pay dividends on our common stock in the future.

We have not paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. The payment of cash dividends on our common stock in the future will be dependent on our revenues and earnings, if any, capital requirements and general financial condition and will be entirely within the discretion of our Board of Directors at such time. It is the present intention of our Board of Directors to retain earnings, if any, to fund our future growth, and there is no assurance we will ever pay dividends on our common stock in the future. As a result, any gain you will realize on our common stock will result solely from the appreciation of such common stock.

CONCURRENT OFFERING

We are also offering concurrently, pursuant to this prospectus supplement and the accompanying prospectus, up to 188,893 Units in cancellation of up to $4.3 million principal amount of our indebtedness. This indebtedness consists of (i) an unsecured subordinated promissory note, the proceeds of which were used to refinance existing debt, in the principal amount of $500,000 payable to Hyman Belzberg, William Belzberg and Caddo Management, Inc., which accrues interest at 12% per annum and matures on July 31, 2013, (ii) convertible promissory notes payable to Hohenplan Privatstiftung, Personalversorge der Autogrill Schweiz AG and SST Advisors, Inc. in an aggregate principal amount of $2.8 million, which accrue interest at 10% per annum and mature on November 25, 2013 and (iii) a convertible promissory note in the principal amount of $1.0 million payable to Hohenplan Privatstiftung, which accrues interest at 10% per annum and matures on July 30, 2013. We will not pay underwriting commissions on the issuance of Units in cancellation of indebtedness. There is no assurance that all of the indebtedness will be cancelled in exchange for Units.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, including to fund a portion of our fiscal 2014 drilling and development program and the payment of approximately $0.6 million of accrued interest and fees on the indebtedness to be cancelled in the concurrent offering. Proceeds to be used for drilling and development will be used to repay amounts outstanding under our Credit Facility until the expected drilling and development expenses are incurred and may be used to facilitate compliance with the financial covenants in the Credit Facility. Amounts repaid under our Credit Facility may be reborrowed.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended February 28, 2013	Fiscal Year Ended May 31,
		2012	2011	2010
Ratio of earnings to fixed charges (1)	(2)	(2)	13.3x	(3)

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income (loss) before income taxes and before adjustment for income or loss from equity investees plus fixed charges. “Fixed charges” includes interest expense, capitalized interest and the portion of rental expense that management believes is representative of the interest component of rental expense.

(2)	For these periods, earnings were insufficient to cover fixed charges. The amount of the coverage deficiencies were $9,663 and $12,116 for the nine months ended February 28, 2013 and the fiscal year ended May 31, 2012.

(3)	The Company commenced operations on June 1, 2010 with the purchase of two separate oil and natural gas fields. As a result, no ratio is presented for the fiscal year ended May 31, 2010 or prior periods.

Because no preferred stock was outstanding for any of the periods presented, no historical ratios of earnings to combined fixed charges and preferred stock dividends are presented.

CAPITALIZATION

The following table presents a summary of our cash and cash equivalents and capitalization as of February 28, 2013:

•	on an actual basis;

•

on an as adjusted basis, giving effect to (i) gross proceeds from the sale of 3,529,412 shares of common stock in our May 2013 private placement at $0.85 per share; (ii) the issuance on May 3, 2013 of 575,306 shares of our common stock in exchange for shares of Cross Border common stock; and (iii) an additional $1.3 million draw under the Credit Facility on May 23, 2013; and

•

on a further adjusted basis, to reflect (i) the issuance of 311,107 Units offered to the public by this prospectus supplement and the accompanying prospectus, assuming net proceeds of $6.2 million, after deducting underwriting discounts and commissions and other offering expenses payable by us, (ii) the issuance of 188,893 Units, concurrently offered by this prospectus supplement and accompanying prospectus, in cancellation of $4.3 million principal amount of our indebtedness as described under “Concurrent Offering” and (iii) the payment of accrued interest and fees described under “Use of Proceeds.”

You should read the following table in conjunction with our historical consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	February 28, 2013
(in thousands)	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents	$2,780	$5,780 (1)	$11,354 (1)

Debt
Line of credit (2)	$18,500	$19,800	$19,800
Convertible notes payable, net of discount of $719	3,031	3,031	—
Notes payable	500	500	—
Series A Preferred Stock, net of discount (3)	—	—	8,750
Stockholders’ equity
Common stock	1	1	1
Stock subscription receivable	(100)	(100)	(100)
Noncontrolling interest	5,756	5,289	5,289
Additional paid-in-capital	62,404	65,871	68,371
Accumulated deficit	(22,373)	(22,373)	(22,373)

Total stockholders’ equity	45,688	48,688	51,188

Total capitalization	$67,719	$70,719	$79,738

(1)	As of June 30, 2013, we had $1.5 million in cash and cash equivalents.
(2)	Proceeds to be used for drilling and development will be used to repay amounts outstanding under our Credit Facility until the expected drilling and development expenses are incurred. Amounts repaid under our Credit Facility may be reborrowed.
(3)	The amount shown is net of an original issue discount of $1.3 million and a discount for warrants of $2.5 million.

COMMON STOCK PRICE RANGE

Our common stock is quoted on the OTCQB under the symbol “RDMP.” The following table sets forth the range of high and low bid prices for our common stock for the periods indicated. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range
	High	Low
Fiscal Year 2014:
First Quarter (through July 19, 2013)	$0.89	$0.55
Fiscal Year 2013:
Fourth Quarter	$0.91	$0.60
Third Quarter	$0.95	$0.76
Second Quarter	$1.30	$0.76
First Quarter	$1.52	$1.16
Fiscal Year 2012:
Fourth Quarter	$1.57	$1.40
Third Quarter	$1.65	$1.37
Second Quarter	$1.68	$1.27
First Quarter	$1.37	$1.24

The reported last sales price for our common stock on the OTCQB on July 19, 2013 was $0.76 per share. As of May 31, 2013, we had 125,961,731 shares of common stock outstanding, and our outstanding shares of common stock were held by 136 stockholder accounts of record.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of any dividends on our common stock is within the discretion of our Board of Directors. It is the present intention of the Board of Directors to retain all earnings for use in the business operations and, accordingly, the Board does not anticipate declaring any dividends on our common stock in the foreseeable future.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information reflects the historical results of Red Mountain as adjusted on a pro forma basis to give effect to Red Mountain’s acquisition of Cross Border.

On January 28, 2013, Red Mountain acquired 5,091,210 shares of common stock of Cross Border from a limited number of stockholders of Cross Border in exchange for the issuance of 10,182,420 shares of our common stock. The Acquisition was a step-acquisition in which we acquired an additional 31% of Cross Border’s outstanding common stock, increasing our ownership of Cross Border’s outstanding common stock from 47% to 78%. Prior to January 28, 2013, we accounted for our investment in Cross Border as an equity method investment. After January 28, 2013, we account for Cross Border as a consolidated subsidiary. Red Mountain incurred transaction expense of $0.8 million for the nine months ended February 28, 2013 and $0.6 million for the twelve months ended May 31, 2012 in connection with its acquisition of Cross Border.

Red Mountain’s fiscal year ends on May 31, and Cross Border’s fiscal year ends on December 31.

Red Mountain recorded the purchase price as follows:

Purchase Price:
Fair value of 20,542,009 shares of Red Mountain common stock exchanged for Cross Border common stock	$18,282,388
Cash acquisition of Cross Border common stock	3,491,793
Acquisition of Cross Border note payable and accrued interest	697,039

Total consideration paid	$22,471,220

Add: Estimated Fair Value of Liabilities Assumed:
Accounts payable	$4,608,926
Asset retirement obligations	3,329,192
Environmental liability	2,100,000
Line of credit	8,750,000
Creditors payable	1,352,783
Accrued expense and other liabilities	114,692

Amount attributable to liabilities assumed	20,255,593
Noncontrolling interest	6,358,594

Total purchase price	$49,085,407

Estimated Fair Value of Net Assets Acquired:
Cash	$279,233
Accounts receivable	3,147,226
Prepaid and other current assets	450,615
Derivative assets	34,976
Other property and equipment	51,726
Proven oil and gas assets	19,959,000
Unproven oil and gas assets	25,108,307
Other long-term assets	54,324

Amount attributable to net assets acquired	$49,085,407

Red Mountain’s historical consolidated balance sheet as of February 28, 2013 includes the consolidation of Cross Border, and accordingly, no unaudited pro forma combined balance sheet as of February 28, 2013 is presented. The Company has not finalized the determination of the fair values of the assets acquired and liabilities assumed for Cross Border and, therefore, the estimated fair values are subject to final adjustment.

Red Mountain consolidated the results of operations of Cross Border for the one month period from January 28, 2013 to February 28, 2013. Accordingly, Red Mountain recorded a $2.0 million charge to accumulated deficit in its consolidated balance sheet for the two-month lag resulting from differences in its and Cross Border’s fiscal year ends and quarterly periods.

The unaudited pro forma combined statement of operations for the twelve months ended May 31, 2012 was derived from (i) our audited statement of operations for the fiscal year ended May 31, 2012 and (ii) the unaudited statement of operations of Cross Border for the twelve months ended June 30, 2012. Cross Border’s unaudited statement of operations for the twelve months ended June 30, 2012 was derived by using its audited results for the fiscal year ended December 31, 2011 and deducting its unaudited results for the interim six-month period ended June 30, 2011 and adding its unaudited results for the interim six-month period ended June 30, 2012.

The interim unaudited pro forma combined statement of operations for the nine months ended February 28, 2013 was derived from (i) our unaudited statement of operations for the nine months ended February 28, 2013 and (ii) the unaudited statement of operations for Cross Border for the seven months ended January 31, 2013. Cross Border’s results for the seven months ended January 31, 2013 were derived by using its audited results for the year ended December 31, 2012, deducting its unaudited results for the interim six-month period ended June 30, 2012 and adding its unaudited results for the one month ended January 31, 2013.

The historical consolidated statements of operations have been adjusted in the pro forma statements of operations to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the combined results of Red Mountain and Cross Border following the Acquisition. The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or synergies that could result from the Acquisition, nor do they include any potential revenue or earnings enhancements that may be achieved with the combined capabilities of the companies.

Assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements (the “pro forma adjustments”) are described in the accompanying notes to the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented, as described further in the accompanying notes.

These unaudited pro forma combined financial statements are provided for illustrative purposes only and are not necessarily indicative of the results that actually would have occurred had the transactions been in effect on the dates or for the periods indicated or of results that may occur in the future. The unaudited pro forma combined financial statements do not include the results of operations from the Bamco Properties prior to the acquisition date of December 10, 2012 because this transaction was not a significant acquisition. The unaudited pro forma combined financial statements should be read in conjunction with (1) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Red Mountain” for the year ended May 31, 2012 and the nine months ended February 28, 2013 which are set forth or incorporated by reference herein, and (2) Cross Border’s historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Cross Border” for the year ended December 31, 2012 which are set forth or incorporated by reference herein.

RED MOUNTAIN RESOURCES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Twelve Months Ended May 31, 2012

(in thousands)

(unaudited)

	Red Mountain Twelve Months Ended May 31, 2012	Cross Border Twelve Months Ended June 30, 2012	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Oil and natural gas sales	$6,325	$11,371	$—		$17,696

Operating Expenses:
Exploration expense	265	49	—		314
Production taxes	403	814	—		1,217
Lease operating expenses	943	1,899	—		2,842
Natural gas transportation and marketing expenses	170	10	—		180
Depreciation, depletion, amortization and impairment	5,149	4,345	(1,929	) (A)	7,565
Accretion of discount on asset retirement obligation	44	66	—		110
General and administrative expense	6,165	3,924	(555	) (B)	9,534

Total operating expense	13,139	11,107	(2,484)		21,762

Income (Loss) from Operations	(6,814)	264	2,484		(4,066)

Other Income (Expense):
Change in fair value of warrant liability	(763)	—	—		(763)
Bond issuance amortization	—	(200)	—		(200)
Gain on derivatives	—	844	—		844
Unrealized gain on investment in Cross Border warrants	282	—	(282	) (C)	—
Equity in losses of Cross Border	(316)	—	316	(D)	—
Interest expense	(2,097)	(481)	77	(E)	(2,501)
Loss on note receivable	(2,725)	—	—		(2,725)
Interest and other income	1	203	—		204

Total Other Income (Expense)	(5,618)	366	111		(5,141)

Income (Loss) Before Income Taxes	(12,432)	630	2,595		(9,207)
Income tax provision	—	—	—		—

Net income (loss)	$(12,432)	$630	$2,595		$(9,207)

Basic and diluted net earnings (loss) per common share	$(0.17)	$0.04	$0.02		$(0.11)
Basic and diluted weighted average common shares outstanding	73,775	16,152	(414	) (F)	89,513

See notes to unaudited pro forma combined financial statements

RED MOUNTAIN RESOURCES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Nine Months Ended February 28, 2013

(in thousands)

(unaudited)

	Red Mountain Nine Months Ended February 28, 2013	Cross Border Seven Months Ended January 31, 2013	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Oil and natural gas sales	$4,917	$8,151	$—		$13,068

Operating Expenses:
Exploration expense	53	—	—		53
Production taxes	180	716	—		896
Lease operating expenses	966	1,803	—		2,769
Natural gas transportation and marketing expenses	77	129	—		206
Depletion, depreciation, amortization, accretion and impairment	3,193	5,206	(2,652	) (A)	5,747
Environmental remediation liability	—	2,100	—		2,100
Accretion of discount on asset retirement obligation	74	87	—		161
General and administrative expense	6,205	679	(788	) (B)	6,096

Total operating expense	10,748	10,720	(3,440)		18,028

Income (Loss) from Operations	(5,831)	(2,569)	3,440		(4,960)

Other Income (Expense):
Interest and other income	29	—	—		29
Bond issuance amortization	—	(57)	—		(57)
Change in fair value of derivative liability	359	(821)	—		(462)
Change in fair value of warrant liability	—	—	—		—
Unrealized loss on investment in Cross Border warrants	(1,304)	—	1,304	(C)	—
Equity in losses of Cross Border	(332)	—	322	(D)	—
Gain on consolidation of Cross Border	736	—	(736	) (G)	—
Interest expense	(2,310)	(241)	55	(E)	(2,496)
Realized gain on derivatives	17	242	—		259
Impairment on debentures	(503)	—	—		(503)
Impairment on note receivable	(856)	—	856	(H)	—

Total Other Expense	(4,164)	(877)	1,811		(3,230)

Income (Loss) Before Income Taxes	(9,995)	(3,446)	5,251		(8,190)

Income tax provision	—	—	—		—

Net income (loss)	$(9,995)	$(3,446)	$5,251		$(8,190)

Basic and diluted net loss per common share	$(0.11)	$(0.21)	$0.25		$(0.08)
Basic and diluted weighted average common shares outstanding	93,801	16,211	(5,576	) (F)	104,436

See notes to unaudited pro forma combined financial statements

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined financial statements of Red Mountain were prepared using the acquisition method of accounting as set forth under applicable Financial Accounting Standards Board (“FASB”) accounting guidance for business combinations. Under this guidance, Red Mountain is the acquirer. The pro forma information is based on the historical financial statements of Red Mountain and Cross Border.

The pro forma adjustments represent management’s estimates based on information available as of the time this document was prepared and are subject to revision as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Acquisition that are not expected to have a continuing impact.

NOTE 2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma statements of operations reflect the Acquisition and related events as if they occurred on June 1, 2011 and 2012 for purposes of the statement of operations for the year ended May 31, 2012 and the nine months ended February 28, 2013, respectively, for Red Mountain and on January 1, 2012 and July 1, 2012 for the year ended May 31, 2012 and the seven months ended January 31, 2013, respectively, for Cross Border.

The accompanying unaudited pro forma combined financial statements reflect the following pro forma adjustments:

A.	Pro forma depletion expense gives effect to the Acquisition which required the application of purchase accounting. The expense was calculated using estimated proved reserves as of the beginning of the period, production for the applicable period, and the fair value of the purchase price allocated to proved oil and gas properties.

B.	To eliminate transaction costs incurred by Red Mountain for the fiscal year ended May 31, 2012 and the nine months ended February 28, 2013.

C.	To eliminate Red Mountain’s change in fair value in warrants to acquire common stock of Cross Border during the fiscal year ended May 31, 2012 and the nine months ended February 28, 2013.

D.	To eliminate Red Mountain’s equity method losses in outstanding shares of common stock of Cross Border for the fiscal year ended May 31, 2012 and the nine months ended February 28, 2013.

E.	To eliminate Cross Border’s accrued interest on subordinated debt held by Red Mountain as of December 12, 2012 for the twelve months ended June 30, 2012 and the seven months ended January 31, 2013.

F.	Adjustment to basic and diluted weighted average common shares outstanding for the fiscal year ended May 31, 2012 to remove the shares of outstanding Cross Border common stock and to reflect the shares of Red Mountain common stock that were issued to acquire Cross Border.

G.	To eliminate Red Mountain’s gain on the consolidation of Cross Border for the nine months ended February 28, 2013.

H.	To eliminate Red Mountain’s impairment on subordinated debt of Cross Border for the nine months ended February 28, 2013.

NOTE 3. PRO FORMA NET LOSS PER COMMON SHARE

Pro forma net loss per common share was determined by dividing the pro forma net loss by the weighted average number of common shares expected to be outstanding. All shares related to the Acquisition were assumed to have been outstanding since the beginning of each respective period presented. There were no potentially dilutive shares for either statement of operations presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RED MOUNTAIN

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus supplement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus supplement.

Overview

We are a Dallas-based growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties in established basins with demonstrable prolific producing zones. Currently, we have established acreage positions and production in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. Additionally, we have an established and growing acreage position in Kansas.

We plan to grow production and reserves by acquiring, exploring and developing an inventory of long-life, low risk drilling opportunities with attractive rates of return. Our focus is on opportunities in and around producing oil and natural gas properties where we can enhance production and reserves through application of newer drilling and completion techniques, infill drilling, targeting untapped but known productive hydrocarbon strata, and enhanced oil recovery applications.

As of May 31, 2013, we owned interests in 883,226 gross (305,845 net) mineral and lease acres in New Mexico, Texas and Kansas, of which 336,851 gross (31,011 net) acres are within the Permian Basin. We have successfully leased over 5,200 net acres in Kansas located on the Central Kansas Uplift, and we also owned interests in over 1,400 net acres located on the Villarreal, Frost Bank, Resendez, Peal Ranch and La Duquesa Prospects in the Gulf Coast of Texas.

On January 28, 2013, we closed the acquisition of 5,091,210 shares of common stock of Cross Border, bringing our total ownership to approximately 78% of the outstanding Cross Border common stock. Prior to the acquisition, we owned 47% of Cross Border’s outstanding common stock, and the investment was accounted for under the equity method of accounting. Subsequent to this transaction, we account for Cross Border as a consolidated subsidiary. As of May 31, 2013, we owned of record 14,327,767 shares of Cross Border common stock, representing 83% of Cross Border’s outstanding common stock.

History

Red Mountain was originally formed in January 2010 as Teaching Time, Inc. in order to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. In March 2011, Teaching Time, Inc. determined to enter into oil and natural gas exploration, development and production and changed its name to Red Mountain Resources, Inc. to better reflect that plan. On March 22, 2011, we entered into a Plan of Reorganization and Share Exchange Agreement, as amended on June 17, 2011 and June 20, 2011 (the “Share Exchange Agreement”), with Black Rock Capital, LLC and The StoneStreet Group, Inc. (“StoneStreet”), the sole shareholder of Black Rock Capital, LLC. Alan W. Barksdale, our current president, chief executive officer and chairman of the board, was the president and the sole member of Black Rock Capital, LLC and the sole owner and the president of StoneStreet. On June 22, 2011, we completed a reverse merger pursuant to the Share Exchange Agreement in which we issued 27,000,000 shares of common stock to StoneStreet in exchange for 100% of the interests in Black Rock Capital, LLC. Concurrently with the closing, we retired 225,000,000 shares of common stock for no additional consideration. In connection with the reverse merger, the management of Black Rock Capital, LLC became our management.

While we were the legal acquirer in the reverse merger, Black Rock Capital, LLC was treated as the accounting acquirer and the transaction was treated as a recapitalization. As a result, at the closing, the historical financial statements of Black Rock became those of the Company.

From inception through May 2010, Black Rock had no operations. Effective June 1, 2010, Black Rock purchased two separate oil and natural gas fields out of the bankruptcy estate of MSB Energy, Inc. located in Zapata County and Duval County in the onshore Gulf Coast of Texas. Effective May 31, 2011, Black Rock acquired our current interests in the Madera Prospect. Effective July 1, 2011, Black Rock Capital, LLC was converted to Black Rock Capital, Inc., and our 100% membership interest in Black Rock Capital, LLC became an interest in all of the outstanding common stock of Black Rock.

Recent Developments

Bamco Asset Purchase Agreement. On December 10, 2012, we entered into the Asset Purchase Agreement with Bamco. Mr. Barksdale was the receiver for the receivership estate of Bamco. Pursuant to the Asset Purchase Agreement, we agreed to acquire the Bamco Properties. On December 10, 2012, pursuant to the Asset Purchase Agreement, we issued 2,375,000 shares of our common stock to the indenture trustee of certain debentures of Bamco, and we executed a waiver and release of a claim against the receivership estate of Bamco for a $2.7 million note receivable that we deemed uncollectible in 2011.

Amended and Restated Promissory Note. On December 10, 2012, we entered into a Loan Modification Agreement (the “Loan Agreement”) with Hyman Belzberg (“HB”), William Belzberg (“WB”), Caddo Management, Inc. (“Caddo”) and RMS Advisors, Inc. (“RMS” and together with HB, WB and Caddo, collectively the “Note Lender”). Pursuant to the Loan Agreement, we and the Note Lender agreed to modify that certain Senior Secured Promissory Note of Red Mountain Resources, Inc., dated as of November 16, 2011, in the aggregate principal amount of $4.0 million made by the Company in favor of the Note Lender, as amended by the Amendment No. 1 to Senior Secured Promissory Note of Red Mountain Resources, Inc., dated November 16, 2012 (as amended, the “Original Note”), to increase the amount of the Original Note to $6.0 million. Pursuant to the Loan Agreement, we entered into an Amended and Restated Senior Secured Promissory Note of Red Mountain Resources, Inc. (the “Amended and Restated Note”) with the Note Lender, dated as of December 10, 2012, in the aggregate principal amount of $6.0 million. The Amended and Restated Note was repaid at maturity on February 14, 2013. The Amended and Restated Note accrued interest at a rate of 12% per annum.

Acquisition of Cross Border. On January 28, 2013, pursuant to privately negotiated transactions, we acquired 5,091,210 shares of common stock of Cross Border from a limited number of stockholders of Cross Border in exchange for the issuance of 10,182,420 shares of our common stock, bringing our total ownership to approximately 78% of the outstanding Cross Border common stock. Prior to the Acquisition, we owned 47% of Cross Border’s outstanding common stock, and the investment was accounted for under the equity method of accounting. Subsequent to this transaction, we account for Cross Border as a consolidated subsidiary. As of May 31, 2013, we owned of record 14,327,767 shares of Cross Border common stock, representing 83% of Cross Border’s outstanding common stock. In addition, as of May 31, 2013, we owned warrants to acquire an additional 2,502,831 shares of Cross Border common stock. The warrants have an exercise price of $2.25 per share and are exercisable until May 26, 2016.

Senior Credit Facility. On February 5, 2013, we entered into the Credit Agreement with Cross Border, Black Rock and RMR Operating, as Borrowers, and Independent Bank, as Lender. The Credit Agreement provides for an up to $100.0 million Credit Facility with an initial commitment of $20.0 million and a maturity date of February 5, 2016.

Simultaneously with entering into the Credit Agreement, we borrowed $7.6 million under the Credit Facility and used a portion of the proceeds to repay in full (i) outstanding promissory notes payable to First State Bank of Lonoke and (ii) the Amended and Restated Note, and Cross Border borrowed $8.9 million and used a portion of the proceeds to repay in full its existing credit facility. On February 21, 2013, pursuant to the terms of the Credit Agreement, we entered into a hedge agreement with BP Energy to hedge a portion of the future oil production of the Borrowers. See “—Liquidity and Capital Resources—Indebtedness—Senior Credit Facility.”

We were not in compliance with the financial covenants in the Credit Agreement for the three months ended February 28, 2013. On May 2, 2013, we entered into an amendment to the Credit Agreement, which waived the non-compliance and amended certain financial ratios in the Credit Agreement to become effective starting May 31, 2013. As a result, as of May 2, 2013, we are no longer in default under the Credit Agreement.

On July 19, 2013, we entered into an amendment to the Credit Agreement to permit the payment of cash dividends on the Series A Preferred Stock so long as we are not otherwise in default under the Credit Agreement and payment of such cash dividends would not cause us to be in default under the Credit Agreement.

Private Placements. On February 5, 2013, we closed a private placement for 7,058,823 shares of common stock at a purchase price of $0.85 per share, raising gross proceeds of $6.0 million, from certain of the initial investors in our company. We used the proceeds for drilling expenses, repayment of debt and general working capital. On May 3, 2013, we closed a private placement for 3,529,412 shares of common stock at a purchase price of $0.85 per share, raising gross proceeds of $3.0 million, from certain of the initial investors in our company. We used the proceeds for general working capital.

Unsecured Promissory Note. On February 6, 2013, we issued an Unsecured Subordinated Promissory Note (the “Subordinated Note”) in the aggregate principal amount of $500,000 payable to HB, WB and Caddo (the “Subordinated Lender”). The Subordinated Note matures on July 31, 2013 and accrues interest at a rate of 12% per annum, payable monthly. See “—Liquidity and Capital Resources—Indebtedness—Subordinated Note.”

Environmental Remediation Plan. On February 11, 2013, the BLM accepted a remediation plan submitted by Cross Border for its Tom Tom and Tomahawk fields. Pursuant to the remediation plan, Cross Border expects to spend $2.1 million during fiscal 2014 and 2015 to correct environmental issues on these fields.

Madera 24 Federal 3H Well. During the three months ended February 28, 2013, we commenced drilling the Madera 24 Federal 3H well, which is located in the Madera prospect just to the west of the Madera 24 Federal 2H well. We are the operator of the well and own a 33% working interest and 25% net revenue interest. The well was spudded on February 6, 2013, and on May 10, 2013, we finished drilling and completing the well. The initial production rate from the well was 1,491 Boe (81% oil). The well has a total measured depth of 13,570 feet, including a true vertical depth of 9,062 feet and a lateral length of 4,508 feet. At May 31, 2013, the well was still producing and permanent production facilities were under construction.

Change of Fiscal Year End. On July 17, 2013, we changed our fiscal year end from May 31 to June 30, effective June 30, 2013.

Fiscal 2013 Fourth Quarter Operational Update

During the three months ended May 31, 2013, we completed drilling the Madera 24 Federal 3H well. The initial production rate from the well was 1,491 Boe (81% oil). We own a 33% working interest and 25% net revenue interest in the well. Since the initial production test, the well has been choked back while additional production facilities are being constructed. During the three months ended May 31, 2013, we converted the Madera 25 Federal 1 well into a salt water disposal well for the Madera lease, which will significantly reduce our disposal costs across the field. We also commenced work on a 10-well workover program in the Tom Tom field. At May 31, 2013, one workover had been completed, showing positive results.

On Cross Border’s non-operated acreage, our partners completed seven gross (1.0 net) wells in the three months ended May 31, 2013. The most significant of these wells were two Apache-operated horizontal Bone Spring wells in the Lusk field and one Mewbourne-operated horizontal Bone Spring well in the Turkey

Track field. Cross Border owns a 29% working interest in both of the Lusk wells and a 13% working interest in the Turkey Track well. In addition, at May 31, 2013, two gross wells (0.1 net) were being drilled and awaiting completion. All of these wells are infill development wells.

Planned Operations

During fiscal year 2014, we plan to spend between $35.0 million and $45.0 million for continued development, workovers, and recompletions on our properties including Madera, Tom Tom, Cowden and our prospect located in Andrews County, Texas. If we raise less than $20.0 million of gross proceeds from this offering and sales of additional Units or shares of Series A Preferred Stock after this offering, we will need to either curtail our fiscal 2014 development program or raise additional funds.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures. Our significant accounting policies are described in “Note 3 — Significant Accounting Policies” to our consolidated financial statements incorporated by reference in this prospectus supplement. We have identified below policies that are of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by management. These estimates are based on historical experience, information received from third parties, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

Oil and Gas Properties

Effective June 1, 2011, we follow the successful efforts method of accounting for our oil and natural gas producing activities. The change in accounting principle has been applied retroactively to prior periods. Costs to acquire mineral interests in oil and natural gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If we determine that the wells do not have proved reserves, the costs are charged to expense. There were no exploratory wells capitalized pending determination of whether the wells have proved reserves at February 28, 2013 or February 29, 2012. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties, are charged to expense as incurred. We capitalize interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. Through February 28, 2013, we had capitalized no interest costs because our exploration and development projects generally lasted less than six months. Costs incurred to maintain wells and related equipment are charged to expense as incurred.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization, with a resulting gain or loss recognized in income.

Capitalized amounts attributable to proved oil and natural gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six Mcf of natural gas to one Boe. The ratio of six Mcf of natural gas to one Boe is based on energy equivalency, rather than price equivalency. Given current price differentials, the price for a Boe for natural gas differs significantly from the price for a barrel of oil.

It is common for operators of oil and natural gas properties to request that joint interest owners pay for large expenditures, typically for drilling new wells, in advance of the work commencing. This right to call for cash advances is typically found in the operating agreement that joint interest owners in a property adopt. We record these advance payments in prepaid and other current assets in its property account and release this account when the actual expenditure is later billed to it by the operator.

On the sale of an entire interest in an unproved property for cash or cash equivalents, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for potential impairment in their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Oil and natural gas properties are evaluated for potential impairment by field. Other properties are evaluated for impairment on a specific asset basis or in groups of similar assets, as applicable. An impairment on proved properties is recognized when the estimated undiscounted future net cash flows of an asset are less than its carrying value. If an impairment occurs, the carrying value of the impaired asset is reduced to its estimated fair value, which is generally estimated using a discounted cash flow approach. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

Unproved oil and natural gas properties do not have producing properties. As reserves are proved through the successful completion of exploratory wells, the cost is transferred to proved properties. The cost of the remaining unproved basis is periodically evaluated by management to assess whether the value of a property has diminished. To do this assessment, management considers estimated potential reserves and future net revenues from an independent expert, our history in exploring the area, our future drilling plans per our capital drilling program prepared by our reservoir engineers and operations management and other factors associated with the area. Impairment is taken on the unproved property cost if it is determined that the costs are not likely to be recoverable. The valuation is subjective and requires management to make estimates and assumptions which, with the passage of time, may prove to be materially different from actual results.

Business Combinations

We account for business combinations under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The acquisition method requires that assets acquired and liabilities assumed including contingencies be recorded at their fair values as of the acquisition date. We have not finalized the determination of the fair values of the assets acquired and liabilities assumed for both Cross Border and Bamco and, therefore, the estimated fair values are subject to adjustment when the valuations are completed. Under GAAP, companies have one year following an acquisition to finalize acquisition accounting.

Noncontrolling Interests

We account for the noncontrolling interest in Cross Border in accordance with ASC Topic 810, Consolidation (“ASC 810”). ASC 810 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interest of the parent and the interests of the noncontrolling owner. In addition, this guidance provides for increases and decreases in our controlling financial interests in consolidated subsidiaries to be reported in equity similar to treasury stock transactions.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. ASU 2011-04 became effective for interim and annual periods beginning after December 15, 2011. The adoption of this amendment did not have a material impact on our consolidated financial statements.

On June 16, 2011, the FASB issued ASU No. 2011-05 Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires entities to report items of other comprehensive income on either part of a single contiguous statement of comprehensive income or in a separate statement of comprehensive income immediately following the statement of income. On December 23, 2011, the FASB issued an update to this pronouncement, ASU No. 2011-12 Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. The update defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. While early adoption is permitted, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and must be applied retrospectively. Presently, we do not have any transactions which require the reporting of comprehensive income; therefore, we do not anticipate any material impact from this pronouncement.

On December 16, 2011, the FASB issued ASU No. 2011-11 Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). ASU 2011-11 requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. Application of ASU 2011-11 is required for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods. We do not expect the adoption of this amendment to have a material impact on our consolidated financial statements.

Results of Operations

The following table sets forth summary information regarding our oil and natural gas sales, net production sold, average sales prices and production costs and expenses for the fiscal years ended May 31, 2011 and 2012 and the nine months ended February 29, 2012 and February 28, 2013. The results for the nine months ended February 28, 2013 only include results and estimated net production sold from Cross Border since February 1, 2013.

	Fiscal Year Ended,		Nine Months Ended,
	May 31, 2011	May 31, 2012	February 29, 2012	February 28, 2013
Revenue
Oil and natural gas sales (in thousands)	$3,712	$6,325	$3,780	$4,917

Net production sold
Oil (Bbl)	—	37,004	13,968	43,754
Natural gas (Mcf)	900,332	795,659	652,488	432,810

Total (Boe) (1)	150,055	169,614	122,716	115,889
Total (Boe/d) (2)	411	465	450	425

Average sales prices
Oil ($/Bbl)	$—	$93.97	$95.11	$79.23
Natural gas ($/Mcf)	4.12	3.58	3.57	3.13

Total average price ($/Boe)	$24.74	$37.29	$30.80	$42.43

Costs and expenses (per Boe)
Exploration expense	$—	$1.56	$0.75	$0.45
Production taxes	1.07	2.38	1.79	1.55
Lease operating expenses	1.10	5.56	5.83	8.33
Natural gas transportation and marketing expenses	1.57	1.00	1.15	0.66
Depreciation, depletion, amortization and impairment	4.78	30.36	9.86	27.55
Accretion of discount on asset retirement obligation	0.06	0.25	0.24	0.64
General and administrative expense	1.95	36.35	28.22	53.54

(1)	Includes immaterial amounts of natural gas liquids.
(2)	Boe/d is calculated based on actual calendar days during the period.

Nine Months Ended February 28, 2013 Compared to Nine Months Ended February 29, 2012

Revenues and Production

Oil and Natural Gas Production. During the nine months ended February 28, 2013, we had net production sold of 115,889 Boe, compared to net production sold of 122,716 Boe during the nine months ended February 29, 2012. The decrease in net production sold was primarily attributable to a 33.7% decrease in natural gas production due to the flaring of natural gas from our Madera 24 Federal 2H well when the well was constrained and the natural decline of our natural gas producing properties, particularly in the onshore Gulf Coast. For the nine months ended February 28, 2013, 37.8% of our net production sold was oil and 62.2% was natural gas, compared to 88.6% natural gas for the nine months ended February 29, 2012.

Oil and Natural Gas Sales. During the nine months ended February 28, 2013, we had oil and natural gas sales of $4.9 million, as compared to $3.8 million during the nine months ended February 29, 2012. The increase in oil and natural gas sales was primarily attributable to an additional 29.8 MBbls net production sold of oil and consolidating the operations of Cross Border during the nine months ended February 28, 2013, partially offset by a 33.7% decrease in natural gas production and a 16.7% decrease in the price of oil as compared to the nine months ended February 29, 2012.

Costs and Expenses

Production Taxes. Production taxes were unchanged at $0.2 million for the nine months ended February 28, 2013, as compared to the nine months ended February 29, 2012.

Lease Operating Expenses. During the nine months ended February 28, 2013, we incurred lease operating expenses of $1.0 million, as compared to $0.7 million during the nine months ended February 29, 2012. The increase in lease operating expenses was attributable to increased oil production and a corresponding increase in direct costs such as salt water disposal.

Depreciation, Depletion, Amortization and Impairment. For the nine months ended February 28, 2013, depreciation, depletion, amortization and impairment was $3.2 million, as compared to $1.2 million for the nine months ended February 29, 2012. The increase in depreciation, depletion, amortization and impairment was attributable to lower reserve volumes, which resulted in higher depletion rates, as well as the consolidation of Cross Border.

General and Administrative Expense. General and administrative expense was $6.2 million for the nine months ended February 28, 2013, as compared to $3.5 million for the nine months ended February 29, 2012. The increase in general and administrative expense was due primarily to increased employee headcount as well as increased professional fees relating to the acquisition of Cross Border, other entities and debentures. Total acquisitions related cost for the nine months ended February 28, 2013 totaled $1.6 million as compared to $0.4 million for the nine months ended February 29, 2012.

Other Expense. Other expense was $4.2 million for the nine months ended February 28, 2013, as compared to other expense of $5.3 million for the nine months ended February 29, 2012. The decrease in other expense was primarily attributable to realizing a $0.7 million gain on the consolidation of Cross Border and a $1.9 million lower impairment on note receivable in the nine months ended February 28, 2013, partially offset by a $0.5 million impairment on debentures and incurring $0.8 million of more interest in the nine months ended February 28, 2013 as compared to the nine months ended February 29, 2012. In addition, we recorded an unrealized loss on Cross Border warrants of $1.3 million in nine months ended February 28, 2013, as compared to a $0.5 million unrealized gain in the nine months ended February 29, 2012. Finally, during the nine month ended February 29, 2012, we recorded a $1.2 million charge for a change in the fair value of warrant liabilities, as compared to no charge in the nine months ended February 28, 2013.

Fiscal Year Ended May 31, 2012 Compared to Fiscal Year Ended May 31, 2011

Revenues and Production

Oil and Natural Gas Production. During the fiscal year ended May 31, 2012, we had net production sold of 169,614 Boe, compared to net production sold of 150,055 Boe during the fiscal year ended May 31, 2011. The increase in net production sold was primarily attributable to completion of the Madera 24 Federal 2H well on the Madera Prospect, partially offset by lower natural gas production. For the fiscal year ended May 31, 2012, 21.8% of our net production sold was oil and 78.2% was natural gas, compared to 100% natural gas for the fiscal year ended May 31, 2011.

Oil and Natural Gas Sales. During the fiscal year ended May 31, 2012, we had oil and natural gas sales of $6.3 million, as compared to $3.7 million during the fiscal year ended May 31, 2011. The increase in oil and natural gas sales was primarily attributable to 46.1 MBoe of net production sold from the Madera Prospect partially offset by lower natural gas production and lower average prices for natural gas sales. For fiscal 2011, we had no oil production.

Costs and Expenses

Exploration Expense. Exploration expense was $0.3 million for the fiscal year ended May 31, 2012, as compared to no exploration expense for the fiscal year ended May 31, 2011. Exploration expense increased due to $0.1 million of expired leases and $0.2 million of other well data and evaluation costs.

Production Taxes. Production taxes were $0.4 million for the fiscal year ended May 31, 2012, as compared to $0.2 million for the fiscal year ended May 31, 2011. The increase in production taxes was attributable to increased production from the Madera and Pawnee Prospects and the Cowden Lease.

Lease Operating Expenses. During the fiscal year ended May 31, 2012, we incurred lease operating expenses of $0.9 million, as compared to $0.2 million during the fiscal year ended May 31, 2011. The increase in lease operating expenses was attributable to our acquisition of the Madera and Pawnee Prospects and the Cowden Lease.

Natural Gas Transportation and Marketing Expenses. For the fiscal year ended May 31, 2012, natural gas transportation and marketing expenses was $0.2 million, as compared to $0.2 million for the fiscal year ended May 31, 2011.

Depreciation, Depletion, Amortization and Impairment. For the fiscal year ended May 31, 2012, depreciation, depletion, amortization and impairment was $5.1 million, as compared to $0.7 million for the fiscal year ended May 31, 2011. The increase in depreciation, depletion, amortization and impairment was attributable to increased production, oil and natural gas property additions, and $1.0 million of impairment on the Pawnee Prospect primarily due to a decline in the reserves and production associated with our Pawnee wells.

General and Administrative Expense. General and administrative expense was $6.2 million for the fiscal year ended May 31, 2012, as compared to $0.3 million for the fiscal year ended May 31, 2011. The increase in general and administrative expense for the fiscal year ended May 31, 2012 was due primarily to $2.9 million of acquisition-related due diligence and transaction costs as well as expenditures related to the reverse merger and creation of company infrastructure. We incurred $3.3 million of personnel, office and public company expenses as compared to $0.3 million for the year ended May 31, 2011.

Other Expense. Other expense was $5.6 million for the fiscal year ended May 31, 2012, as compared to other income of $0.7 million for the fiscal year ended May 31, 2011. The increase in other expense was primarily attributable to increased interest expense due to $6.7 million aggregate principal amount of promissory notes and $2.8 million aggregate principal amount of convertible promissory notes issued during fiscal 2012, a $2.7 million loss on note receivable due to the uncertainty of collection of the note receivable and a $0.8 million change in fair value of warrant liability due to an increase in the price of our common stock at the time of exercise of certain warrants.

Liquidity and Capital Resources

General

Our primary sources of liquidity for fiscal 2012 and the first nine months of fiscal 2013 were borrowings under our Credit Facility and Loan Agreement and proceeds from a $6.0 million private placement of common stock. Our ability to fund planned capital expenditures and to make acquisitions depends upon our future operating performance, availability of borrowings under our Credit Facility and availability of equity and debt financing, which is affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. Our cash flow from operations is mainly influenced by the prices we receive for our oil and natural gas production and the quantity of oil and natural gas we produce. Prices for oil and natural gas are affected by national and international economic and political conditions, national and global supply and demand for hydrocarbons, seasonal weather influences and other factors beyond our control.

Capital Expenditures

Most of our capital expenditures are for the exploration, development, production and acquisition of oil and natural gas reserves. We anticipate cash capital expenditures of between $35.0 million and $45.0 million for fiscal year 2014. If we raise less than $20.0 million of gross proceeds from this offering and the sale of additional Units or shares of Series A Preferred Stock after this offering, we will need to either curtail our fiscal 2014 development program or raise additional funds. See “— Planned Operations” for more information about our planned capital expenditures.

Liquidity

At February 28, 2013, we had $2.8 million in cash and cash equivalents, $18.5 million outstanding under the Credit Facility, $500,000 outstanding under the Subordinated Note and $3.0 million outstanding under various convertible promissory notes, net of an aggregate discount of $0.7 million. At February 28, 2013, we had a working capital deficit of $24.3 million compared to a working capital deficit of $10.4 million at May 31, 2012. On February 11, 2013, the BLM accepted a remediation plan submitted by Cross Border for its Tom Tom and Tomahawk fields. Pursuant to the remediation plan, Cross Border expects to spend $2.1 million during fiscal 2014 and 2015 to correct environmental issues on these fields.

Assuming we raise minimum gross proceeds of $20.0 million from this offering and the sale of additional Units or shares of Series A Preferred Stock after this offering, we expect to have sufficient cash on hand, cash flow from operations and available borrowings under our Credit Facility to fund our operations for the next 12 months. If we raise less than $20.0 million of gross proceeds from this offering and the sale of additional Units or shares of Series A Preferred Stock after this offering, we will need to either curtail our fiscal 2014 development program or raise additional funds.

Financings

On December 10, 2012, we entered into the Loan Agreement with the Note Lender. Pursuant to the Loan Agreement, we and the Note Lender agreed to modify the Original Note to increase the amount of the Original Note to $6.0 million. Pursuant to the Loan Agreement, we and the Note Lender entered into the Amended and Restated Note in the aggregate principal amount of $6.0 million. We used $0.4 million of the proceeds from the Amended and Restated Note to repay the notes issued to Veladen Investments Corp., LLC, DIT Equity Holdings, LLC and RMS during October and November 2012, and the remainder of the proceeds were used for working capital. Pursuant to the Loan Agreement, we issued Warrants to Purchase Shares of Common Stock of Red Mountain Resources, Inc. (the “Warrants”) to (i) HB for the purchase of 75,000 shares of the Company’s common stock, (ii) WB for the purchase of 75,000 shares of the Company’s common stock and (iii) Caddo for the purchase of 50,000 shares of the Company’s common stock. Each of the Warrants has an exercise price of $1.00 per share, subject to certain customary adjustments, and is exercisable through December 1, 2014. The Warrants grant piggyback registration rights pursuant to which the holders will have the right to include the shares issuable upon exercise of the Warrants in certain registration statements that may be filed by the Company in the future.

On February 5, 2013, we entered into the Credit Agreement. The Credit Agreement provides for an up to $100.0 million revolving credit facility with an initial commitment of $20.0 million and a maturity date of February 5, 2016. Simultaneously with entering into the Credit Agreement, we borrowed $7.6 million under the Credit Facility and used a portion of the proceeds to repay in full (i) outstanding promissory notes payable to First State Bank of Lonoke and (ii) the Amended and Restated Note, and Cross Border borrowed $8.9 million and used a portion of the proceeds to repay in full its existing credit facility. See “—Indebtedness—Senior Credit Facility.”

On February 5, 2013, we closed a private placement for 7,058,823 shares of common stock at a purchase price of $0.85 per share, raising gross proceeds of $6.0 million, from certain of the initial investors in our company. We used the proceeds for drilling expenses, repaying debt and general working capital.

On February 6, 2013, we issued the Subordinated Note in the aggregate principal amount of $500,000 payable to the Subordinated Lender. The Subordinated Note matures on July 31, 2013 and accrues interest at a rate of 12% per annum, payable monthly. See “—Indebtedness—Subordinated Note.” We used the proceeds to refinance existing debt.

On May 3, 2013, we closed a private placement for 3,529,412 shares of common stock at a purchase price of $0.85 per share, raising gross proceeds of $3.0 million, from certain of the initial investors in our company. We used the proceeds for general working capital.

Cash Flows

Net cash used in operating activities was $5.0 million for the nine months ended February 28, 2013, compared to net cash used in operating activities of $1.8 million for the nine months ended February 29, 2012. The increase in net cash used in operating activities was primarily due to changes in working capital and a higher net loss.

Net cash used in investing activities was $0.2 million for the nine months ended February 28, 2013 compared to $12.5 million for the nine months ended February 29, 2012 due to reduced drilling activity.

Net cash provided by financing activities was $7.8 million for the nine months ended February 28, 2013, as compared to $15.1 million for the nine months ended February 29, 2012. Net cash provided by financing activities for the nine months ended February 28, 2013 was primarily comprised of borrowings of $11.2 million under our Credit Facility and $2.4 million from notes payable and proceeds from our private placement, partially offset by repayments of promissory notes with First State Bank of Lonoke, the Amended and Restated Note and the Cross Border credit facility.

Indebtedness

Senior Credit Facility

The Credit Agreement provides for an up to $100.0 million revolving credit facility with an initial commitment of $20.0 million and a maturity date of February 5, 2016. The borrowing base under the Credit Facility is determined at the discretion of the Lender based on, among other things, the Lender’s estimated value of the proved reserves attributable to the Borrowers’ oil and gas properties that have been mortgaged to the Lender, and is subject to regular redeterminations on August 31 and February 28 of each year, and interim redeterminations described in the Credit Agreement and potentially monthly commitment reductions, in each case which may reduce the amount of the borrowing base. As of May 31, 2013, the borrowing base was $20.0 million.

A portion of the Credit Facility, in an aggregate amount not to exceed $2.0 million, may be used to issue letters of credit for the account of Borrowers. The Borrowers may be required to prepay the Credit Facility in the event of a borrowing base deficiency as a result of over-advances, sales of oil and gas properties or terminations of hedging transactions.

Amounts outstanding under the Credit Facility will bear interest at a rate per annum equal to the greater of (x) the U.S. prime rate as published in The Wall Street Journal’s “Money Rates” table in effect from time to time and (y) 4.0%. Interest is payable monthly in arrears on the last day of each calendar month. Borrowings under the Credit Facility are secured by first priority liens on substantially all the property of each of the Borrowers and are unconditionally guaranteed by Doral West Corp. and Pure Energy Operating, Inc., each a subsidiary of Cross Border.

Under the Credit Agreement, the Borrowers are required to pay fees consisting of (i) an unused facility fee equal to 0.5% multiplied by the average daily unused commitment amount, payable quarterly in arrears until the commitment is terminated; (ii) a fronting fee payable on the date of issuance of each letter of credit and annually thereafter or on the date of any increase or extension thereof, equal to the greater of (a) 2.0% per annum multiplied by the face amount of such letter of credit or (b) $1,000; and (iii) an origination fee (x) of $200,000, and (y) payable on any date the commitment is increased, an additional facility fee equal to 1.0% multiplied by any increase of the commitment above the highest previously determined or redetermined commitment.

The Credit Agreement contains negative covenants that may limit the Borrowers’ ability to, among other things, incur liens, incur additional indebtedness, enter into mergers, sell assets, make investments and pay dividends. On July 19, 2013, we entered into an amendment to our Credit Agreement to permit the payment of cash dividends on the Series A Preferred Stock so long as we are not otherwise in default under the Credit Agreement and payment of such cash dividends would not cause us to be in default under the Credit Agreement.

The Credit Agreement also contains financial covenants, measured as of the last day of each fiscal quarter of Red Mountain starting May 31, 2013, requiring the Borrowers to maintain a ratio of (i) the Borrowers’ and their consolidated subsidiaries’ consolidated current assets (inclusive of the unfunded commitment amount under the Credit Agreement) to consolidated current liabilities (exclusive of the current portion of long-term debt under the Credit Agreement) of at least 1.00 to 1.00; (ii) the Borrowers’ and their subsidiaries’ consolidated “Funded Debt” to consolidated EBITDAX (for the four fiscal quarter period then ended) of less than 3.50 to 1.00; and (iii) the Borrowers’ and their subsidiaries’ consolidated EBITDAX less paid and accrued dividends on the Series A Preferred Stock to interest expenses (each for the four fiscal quarter period then ended) of at least 3.00 to 1.00. Funded Debt is defined in the Credit Agreement as the sum of all debt for borrowed money, whether as a direct or reimbursement obligor. EBITDAX is defined in the Credit Agreement as (a) consolidated net income plus (b) (i) interest expense, (ii) income taxes, (iii) depreciation, (iv) depletion and amortization expenses, (v) dry hole and exploration expenses, (vi) non-cash losses or charges on any hedge agreements resulting from derivative accounting, (vii) extraordinary or non-recurring losses, (viii) expenses that could be capitalized under GAAP but by election of Borrowers are being expensed for such period under GAAP, (ix) costs associated with intangible drilling costs, (x) other non-cash charges, (xi) one-time expenses associated with transactions associated with (b)(i) through (iv), minus (c)(i) non-cash income on any hedge agreements resulting from FASB Statement 133, (ii) extraordinary or non-recurring income, and (iii) other non-cash income.

Amounts outstanding under the Credit Facility may be accelerated and become immediately due and payable upon specified events of default of Borrowers, including, among other things, a default in the payment of principal, interest or other amounts due under the Credit Facility, certain loan documents or hydrocarbon hedge agreements, a material inaccuracy of a representation or warranty, a default with regard to certain loan documents which remains unremedied for a period of 30 days following notice, a default in the payment of other indebtedness of the Borrowers of $200,000 or more, bankruptcy or insolvency, certain changes in control, failure of the Lender’s security interest in any portion of the collateral with a value greater than $500,000, cessation of any security document to be in full force and effect, or Alan Barksdale ceasing to be Red Mountain’s Chief Executive Officer or Chairman of Cross Border and not being replaced with an officer acceptable to the Lender within 30 days.

Pursuant to the Credit Agreement, at least one of the Borrowers is required to have acceptable hedge agreements in place at all times effectively hedging at least 50% of the oil volumes of the Borrowers. On February 21, 2013, pursuant to the terms of the Credit Agreement, Red Mountain entered into a hedge agreement with BP Energy to hedge a portion of the future oil production of the Borrowers.

As of May 31, 2013, the Borrowers had collectively borrowed $19.8 million and had availability of $0.2 million under the Credit Facility.

Subordinated Note

On February 6, 2013, we issued the Subordinated Note in the aggregate principal amount of $500,000 payable to the Subordinated Lender. The Subordinated Note matures on July 31, 2013 and accrues interest at a rate of 12% per annum, payable monthly. Upon an event of default, interest will accrue on all outstanding principal at a rate of the lesser of (i) 18% per annum or (ii) the maximum rate permitted by applicable law.

The Subordinated Note contains customary non-financial covenants governing the conduct of our business. An event of default includes, among other things, (i) failure to make payments when due; (ii) any representation or warranty proves false; (iii) failure to comply with any provision of the note; (iv) bankruptcy or insolvency; (v) the Subordinated Lender determines in its reasonable discretion that we are unable in the ordinary course of business to pay our debts as they are due or our debts exceed the fair market value of all of our assets and property or (vi) a default under any of our material agreements. Immediately upon the occurrence of an event of default, the Subordinated Lender has the right, in its sole and absolute discretion, to accelerate and declare the outstanding amount immediately due and payable.

Convertible Promissory Notes

On November 25, 2011, we issued convertible promissory notes to Hohenplan Privatstiftung, Personalversorge der Autogrill Schweiz AG and SST Advisors, Inc. in an aggregate principal amount of $2.8 million. The convertible promissory notes are due and payable on November 25, 2013 and bear interest at the rate of 10% per annum. Prior to repayment, the holders of the convertible promissory notes have the option of converting all or any portion of the unpaid balance of the convertible promissory notes (including accrued and unpaid interest) into shares of our common stock at a conversion price equal to $1.00 per share, subject to standard anti-dilution provisions if we issue any stock dividends, subdivide or combine our outstanding shares of common stock, or effect a reclassification, consolidation, merger or sale of all or substantially all of our assets. The value of the beneficial conversion feature of the three convertible promissory notes was $0.6 million as of February 28, 2013. The beneficial conversion feature has been recorded as a discount to the convertible notes payable and to additional paid-in-capital and will be amortized to interest expense over the life of the convertible promissory notes. We amortized $0.2 million of the discount to interest expense during the three months ended February 28, 2013. We have granted the holders piggyback registration rights and agreed to include the resale of any shares of common stock that may be received upon conversion of the convertible promissory notes in certain future registration statements filed by us.

On July 30, 2012, we issued a convertible promissory note (the “Convertible Note”) in the principal amount of $1.0 million to Hohenplan Privatstiftung (the “Holder”). The Convertible Note accrues interest at a fixed rate of 10% per annum. The entire principal amount of the Convertible Note together with accrued but unpaid interest is due on July 30, 2013. The Holder has the option of converting all or a portion of the principal amount of the Convertible Note, plus accrued but unpaid interest, into shares of our common stock. Subject to adjustment upon certain events, the conversion price is equal to the lower of (a) $0.85 per share and (b) the lowest price at which our common stock is sold in an equity financing for cash prior to the maturity date. We have granted the Holder piggyback registration rights and agreed to include the resale of any shares of common stock that may be received upon conversion of the Convertible Note in certain future registration statements filed by us.

We have determined that the terms of the Convertible Note contain a down round provision under which the conversion price could be decreased as a result of future equity offerings. Accordingly, the conversion feature is accounted for as a derivative liability and discount on note payable. On February 5, 2013, we closed a private placement of 7,058,823 shares of common stock at a purchase price of $0.85 per share, from certain of the initial investors in our company. As a result, the conversion price of the Convertible Note was adjusted from $1.50 to $0.85. The fair value of the discount on Convertible Note was approximately $117,000 as of February 28, 2013, resulting in an unrealized gain of $91,800 during the three months ended February 28, 2013. We amortized approximately $74,000 of the discount to interest expense during the three months ended February 28, 2013.

In connection with the issuance of the Convertible Note, we incurred approximately $210,000 of debt issuance costs related to the issuance to a broker of 125,000 shares of our common stock with a value of $161,000, and warrants to purchase 83,333 shares of our common stock at an exercise price of $1.50 per share, with a value of $49,000. The warrants expire on July 30, 2015. The shares issued to the broker were valued using the closing market price of our common stock on the OTCQB on the debt issuance date, July 30, 2012. We valued the warrants using the Black-Scholes valuation model with a volatility based on the historical closing price of common stock of industry peers. During the three months ended February 28, 2013, we amortized approximately $52,000 of the capitalized debt issuance costs to interest expense.

Off-Balance Sheet Arrangements

As of February 28, 2013, we did not have any off-balance sheet arrangements as defined by Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CROSS BORDER

The following discussion and analysis of Cross Border’s financial condition and results of operations should be read in conjunction with its consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus supplement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Cross Border’s results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus supplement.

Company

Cross Border is an oil and gas exploration company resulting from the business combination of Doral Energy Corp. and Pure Gas Partners II, L.P. (“Pure L.P.”), effective January 3, 2011. As of February 28, 2013, Cross Border owned over 865,893 gross (293,843 net) mineral and lease acres in New Mexico and Texas. Approximately 25,000 of these net acres exist within the Permian Basin. A significant majority of its acreage consists of either owned mineral rights or leases held by production, allowing Cross Border to hold lease rental payments to under $5,000 annually. The majority of its acreage interests consists of non-operated working interests except for certain core San Andres properties which Cross Border operates.

Current development of its acreage is focused on its prospective Bone Spring acreage located in the heart of the 1st and 2nd Bone Spring play. This play encompasses approximately 4,390 square miles across both New Mexico and Texas. Cross Border currently owns varying, non-operated working interests in both Eddy and Lea Counties, New Mexico, along with its operating partners that include Apache Corporation, Mewbourne Oil Company, COG Operating LLC, Alamo Permian Resources, LLC, LRE Operating, LLC, Oxy USA Inc. and Devon Energy Production Company, LP. All of these companies have significant footprints within this play and are adding to those footprints through lease and corporate acquisitions.

History

Cross Border was originally formed on October 25, 2005 under the name “Language Enterprises Corp.” Language Enterprises, Corp. subsequently merged with Doral Energy Corp. (“Doral Energy”). Language Enterprises Corp. was the surviving entity in the merger and changed its name to Doral Energy Corp. On July 29, 2008, Doral Energy acquired a working interest in 66 producing oil fields and approximately 186 wells (the “Eddy County Properties”) in and around Eddy County, New Mexico. As a result of its acquisition of the Eddy County Properties, Doral Energy changed its business focus to the acquisition, exploration, operation and development of oil and gas projects and ceased being a “shell company.” On August 4, 2008, Doral Energy filed its Form 8-K that included the information that would be required if Cross Border was filing a general form for registration of securities on Form 10 as a smaller reporting company.

Effective January 3, 2011, Doral Energy and its wholly-owned subsidiary, Doral Acquisition Corp., completed the acquisition of Pure Energy Group, Inc. as contemplated pursuant to an Acquisition and Plan of Merger (the “Pure Merger Agreement”) among Doral Energy, Doral Acquisition Corp. (“Doral Sub”), Pure Gas Partners II, L.P. (“Pure L.P.”), and Pure Energy Group, Inc. (“Pure Sub”) (the “Pure Merger”). Pursuant to the provisions of the Pure Merger Agreement, all of Pure L.P.’s oil and gas assets and liabilities were transferred to Pure Sub. Pure Sub was then merged with and into Doral Sub, with Doral Sub continuing as the surviving corporation. Upon completion of the Pure Merger, the outstanding shares of Pure Sub were converted into an aggregate of 9,981,536 shares of Doral Energy’s common stock. Since the Pure Merger, Pure L.P. has distributed all of its shares of Doral Energy’s common stock acquired pursuant to the Pure Merger to the partners of Pure L.P. so that it is no longer a shareholder of Doral Energy, which is now Cross Border.

Effective January 4, 2011, following closing of the Pure Merger, Doral Sub was merged with and into Doral Energy, with Doral Energy continuing as the surviving corporation. Upon completing the merger of Doral Sub with and into Doral Energy, Doral Energy changed its name to “Cross Border Resources, Inc.”

Significant Fiscal 2012 Operations

Successful 2nd Bone Spring and Yeso horizontal and vertical completions during 2012 have been instrumental in increasing Cross Border’s net daily production sold to a net daily production sold rate of approximately 426 Boe/d for the fourth quarter of 2012. The net daily production sold rate has dropped from 675 Boe/d in March 2012 due to the normal decline of new wells put on production during the first quarter of 2012, storage and facility limitations on these wells, fewer new high impact wells coming on during the second half of 2012, and the sale of assets.

During 2012, Cross Border participated in 27 gross (2.6 net) new wells. In the months of July and August, Cross Border participated in seven gross (0.75 net) new wells. Of these 27 wells, as of December 31, 2012, 21 had been placed on production, while six are awaiting completion. Additionally, all four of the wells that were drilled during 2011 and were awaiting completion at year end 2011 were successfully completed during 2012.

In August 2012, Cross Border sold all of its Wolfberry assets located in the Texas counties of Dawson, Howard, Martin and Borden to Big Star Oil and Gas, LLC for $2.3 million in cash. An impairment of approximately $1.8 million was recorded in June 2012 to reduce the carrying value of these assets to the sales price. The average daily net production sold from this area was approximately 29 Boe/d, which was replaced by new production from other areas.

Results of Operations

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The following table sets forth summary information regarding Cross Border’s oil and natural gas sales, net production sold, average sales prices and production costs and expenses for the years ended December 31, 2012 and 2011.

	Year Ended December 31,
	2012	2011
(dollars in thousands, except per unit prices)
Revenue
Oil and natural gas sales	$14,781	$6,584

Net production sold
Oil (Bbl)	149,600	56,740
Natural gas (Mcf)	285,885	252,690
Total (Boe)	197,247	98,855
Total (Boe/d) (1)	539	271

Average sales prices
Oil ($/Bbl)	$87.95	$86.70
Natural gas ($/Mcf)	4.47	6.03
Total average price ($/Boe)	$73.19	$65.17

Costs and expenses (per Boe)
Operating costs	$11.57	$14.52
Environmental cleanup	10.65	—
Natural gas marketing and transportation expenses	0.73	0.10
Impairment expense	13.35	0.50
Production taxes	5.94	5.62
Depreciation, depletion, and amortization	28.75	21.30
Gain on sale of oil and gas properties	—	(6.06)
Accretion of discount on asset retirement obligation	0.48	0.85
General and administrative expense	14.45	37.07

(1)	Boe/d is calculated based on actual calendar days during the period.

Revenues and Production

Oil and Natural Gas Production. During the year ended December 31, 2012, Cross Border had net production sold of 197,247 Boe, compared to net production sold of 98,855 Boe during the year ended December 31, 2011. The increase in net production sold was attributable to the completion and bringing online of 20 new wells in 2012, offset by natural declines in existing wells. For the year ended December 31, 2012, 75.8% of its net production sold was oil and 24.2% was natural gas, compared to 57.4% oil and 42.6% natural gas for the year ended December 31, 2011.

Oil and Natural Gas Sales. During the year ended December 31, 2012, Cross Border had oil and natural gas sales of $14.8 million, as compared to $6.6 million during the year ended December 31, 2011. The increase in oil and natural gas sales was attributable to the completion and bringing online of 20 new wells in 2012, offset by natural declines in existing wells.

Costs and Expenses

Operating Costs. During the year ended December 31, 2012, Cross Border incurred operating costs of $2.3 million, as compared to $1.4 million during the year ended December 31, 2011. The increase in operating costs can be attributed to the completion and bringing online of new wells during the year. In addition, Cross Border incurred approximately $0.8 million to recomplete three salt water disposal wells in which Cross Border owns a 100% working interest.

Environmental Cleanup. For the year ended December 31, 2012, Cross Border incurred a $2.1 million non-cash charge related to required environmental remediation activities on its Tom Tom/Tomahawk field. There were no such charges in the year ended December 31, 2011.

Impairment. For the year ended December 31, 2012, impairment expense was $2.6 million compared to approximately $49,000 for the year ended December 31, 2011. Cross Border incurred a $1.8 million impairment charge related to its Wolfberry assets which were sold effective August 1, 2012. Further, due to the decline in the value of its reserves, Cross Border incurred an approximately $0.8 million impairment charge in the fourth quarter.

Production Taxes. Production taxes were $1.2 million for the year ended December 31, 2012, as compared to $0.6 million for the year ended December 31, 2011. The increase in production taxes was attributable to increased production from the completion and bringing online of new wells during the year.

Depreciation, Depletion, and Amortization. For the year ended December 31, 2012, depreciation, depletion, and amortization was $5.7 million, as compared to $2.1 million for the year ended December 31, 2011. The increase in depreciation, depletion, and amortization was attributable to increased production and a higher rate of depletion in 2012 due to overall lower reserve volumes.

General and Administrative Expense. General and administrative expense was $2.9 million for the year ended December 31, 2012, as compared to $3.7 million for the year ended December 31, 2011. In general, general and administrative expenditures were dramatically lower year-over-year. Professional fees were lower by $0.7 million in 2012 as compared to the prior year. In May 2012, its former Chief Executive Officer and former Chief Operations Officer resigned their positions. Further, effective July 31, 2012, its former Chief Accounting Officer resigned her position. Accordingly, personnel costs were $0.4 million lower in 2012 than in 2011. There was no stock based compensation in 2012 while in 2011 Cross Border incurred $0.5 million in stock based compensation expenditures. These reductions in expenditures were offset by $0.9 million related to change in control payments made to its former officers and employees. There were no change of control expenditures in the year ended December 31, 2011.

Other Expense. Other expense was $0.2 million for the year ended December 31, 2012, as compared to $0.3 million for the year ended December 31, 2011. The decrease in other expense was related to an increase in bond issuance amortization, an increase in interest expense, and a decrease in other income offset by an increase in gain on its derivatives contracts.

Liquidity and Capital Resources

General

Cross Border’s primary sources of liquidity are cash flow from operations and borrowings under its line of credit. Its ability to fund planned capital expenditures and to make acquisitions depends upon its future operating performance, availability of borrowings under its line of credit and availability of equity and debt financing, which is affected by prevailing economic conditions in its industry and financial, business and other factors, some of which are beyond its control. Its cash flow from operations is mainly influenced by the prices Cross Border receives for its oil and natural gas production and the quantity of oil and natural gas it produces. Prices for oil and natural gas are affected by national and international economic and political conditions, national and global supply and demand for hydrocarbons, seasonal weather influences and other factors beyond its control.

Liquidity

At December 31, 2012, Cross Border had $0.2 million in cash and cash equivalents, $8.8 million outstanding under its line of credit with Texas Capital Bank (“TCB”), $0.8 million in subordinated unsecured debt, and $1.4 million due to bankruptcy creditors. At December 31, 2012, its line of credit with TCB was fully drawn. At December 31, 2012, Cross Border had a working capital deficit of $3.3 million compared to a working capital deficit of $40,000 at December 31, 2011.

On February 5, 2013, Cross Border entered into the Credit Agreement with Independent Bank. Its initial draw on the line of credit was $8.9 million which was primarily used to pay off the TCB line of credit. On February 28, 2013, Cross Border drew another $2.0 million on the line of credit and utilized those funds to pay for capital expenditures associated with its drilling activity.

In February 2013, Cross Border settled certain liabilities to its creditors for $633,975 in cash and by arranging for its largest shareholder, Red Mountain, to issue the creditors an aggregate of 745,854 shares of its common stock. Further, Red Mountain, the holder of the subordinated unsecured debt of Cross Border, elected to convert the entire principal and accrued interest balance of the debt into 611,630 shares of Cross Border’s common stock.

Cash Flows

Net cash provided by operating activities was $7.0 million for the year ended December 31, 2012, compared to net cash used by operating activities of $2.9 million for the year ended December 31, 2011. The increase in net cash provided by operating activities was primarily due to a $2.4 million loss, offset by $8.3 million of non-cash depreciation, depletion, amortization and impairment, and $2.1 million non-cash environmental liability cleanup charge.

Net cash used in investing activities increased to $10.0 million for the year ended December 31, 2012 from $2.1 million for the year ended December 31, 2011 due to an increase in capital expenditures for the continued development of Cross Border’s oil and natural gas properties, offset by the receipt of approximately $2.3 million of proceeds from the sale of some of its oil and natural gas properties.

During the year ended December 31, 2012, Cross Border’s net cash provided by financing activities was $2.8 million, as compared to $4.5 million during the year ended December 31, 2011. Net cash provided by financing activities during the year ended December 31, 2012 was primarily comprised of $7.1 million drawn under Cross Border’s line of credit, offset by repayments of its line of credit of $0.8 million, repayments of bonds of $3.4 million, and repayments to creditors of $0.2 million.

BUSINESS

Our Company

We are a Dallas-based growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties in established basins with demonstrable prolific producing zones. Currently, we have established acreage positions and production in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. Additionally, we have an established and growing acreage position in Kansas.

We plan to grow production and reserves by acquiring, exploring and developing an inventory of long-life, low risk drilling opportunities with attractive rates of return. Our focus is on opportunities in and around producing oil and natural gas properties where we can enhance production and reserves through application of newer drilling and completion techniques, infill drilling, targeting untapped but known productive hydrocarbon strata, and enhanced oil recovery applications.

As of May 31, 2013, we owned interests in 883,226 gross (305,845 net) mineral and lease acres in New Mexico, Texas and Kansas, of which 336,851 gross (31,011 net) acres are within the Permian Basin. We have successfully leased over 5,200 net acres in Kansas located on the Central Kansas Uplift, and we also owned interests in over 1,400 net acres located on the Villarreal, Frost Bank, Resendez, Peal Ranch and La Duquesa Prospects in the Gulf Coast of Texas.

On January 28, 2013, we closed the acquisition of 5,091,210 shares of common stock of Cross Border, bringing our total ownership to approximately 78% of the outstanding Cross Border common stock. Prior to the acquisition, we owned 47% of Cross Border’s outstanding common stock, and the investment was accounted for under the equity method of accounting. Subsequent to this transaction, we account for Cross Border as a consolidated subsidiary. As of May 31, 2013, we owned of record 14,327,767 shares of Cross Border common stock, representing 83% of Cross Border’s outstanding common stock.

History

Red Mountain, a Florida corporation, was originally formed in January 2010 as Teaching Time, Inc. in order to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. In March 2011, Teaching Time, Inc. determined to enter into oil and natural gas exploration, development and production and changed its name to Red Mountain Resources, Inc. to better reflect that plan. On March 22, 2011, we entered into the Share Exchange Agreement with Black Rock Capital, LLC and StoneStreet, the sole shareholder of Black Rock Capital, LLC. Alan W. Barksdale, our current president, chief executive officer and chairman of the board, was the president and the sole member of Black Rock Capital, LLC and sole owner and the president of StoneStreet. On June 22, 2011, we completed a reverse merger pursuant to the Share Exchange Agreement in which we issued 27,000,000 shares of common stock to StoneStreet in exchange for 100% of the interests in Black Rock Capital, LLC. Concurrently with the closing, we retired 225,000,000 shares of common stock for no additional consideration. In connection with the reverse merger, the management of Black Rock Capital, LLC became our management.

While we were the legal acquirer in the reverse merger, Black Rock Capital, LLC was treated as the accounting acquirer and the transaction was treated as a recapitalization. As a result, at the closing, the historical financial statements of Black Rock became those of the Company. The description of our business presented below is that of our current business and all discussions of periods prior to the reverse merger describe the business of Black Rock.

Black Rock was originally formed on October 28, 2005 as an Arkansas limited liability company under the name “Black Rock Capital, LLC.” From inception through May 2010, Black Rock had no operations. Effective June 1, 2010, Black Rock purchased two separate oil and natural gas fields out of the bankruptcy estate of MSB

Energy, Inc. located in Zapata County and Duval County in the onshore Gulf Coast of Texas. Effective May 31, 2011, Black Rock acquired our current interests in the Madera Prospect. In June 2011, Black Rock Capital, LLC filed Articles of Conversion with the Secretary of State for the State of Arkansas to convert Black Rock Capital, LLC into a corporation. The conversion became effective July 1, 2011 and, accordingly, Black Rock Capital, LLC was converted to Black Rock Capital, Inc. As a result of the conversion, our 100% membership interest in Black Rock Capital, LLC became an interest in all of the outstanding common stock of Black Rock.

Recent Developments

Bamco Asset Purchase Agreement. On December 10, 2012, we entered into the Asset Purchase Agreement with Bamco. Mr. Barksdale was the receiver for the receivership estate of Bamco. Pursuant to the Asset Purchase Agreement, we agreed to acquire the Bamco Properties. On December 10, 2012, pursuant to the Asset Purchase Agreement, we issued 2,375,000 shares of our common stock to the indenture trustee of certain debentures of Bamco, and we executed a waiver and release of a claim against the receivership estate of Bamco for a $2.7 million note receivable that we deemed uncollectible in 2011.

Acquisition of Cross Border. On January 28, 2013, pursuant to privately negotiated transactions, we acquired 5,091,210 shares of common stock of Cross Border from a limited number of stockholders in exchange for the issuance of 10,182,420 shares of our common stock, bringing our total ownership to approximately 78% of Cross Border’s outstanding common stock. Prior to the Acquisition, we owned 47% of Cross Border’s outstanding common stock, and the investment was accounted for under the equity method of accounting. Subsequent to the Acquisition, we account for Cross Border as a consolidated subsidiary. As of May 31, 2013, we owned of record 14,327,767 shares of Cross Border common stock, representing 83% of Cross Border’s outstanding common stock. In addition, as of May 31, 2013, we owned warrants to acquire an additional 2,502,831 shares of Cross Border common stock. The warrants have an exercise price of $2.25 per share and are exercisable until May 26, 2016.

As of February 28, 2013, Cross Border owned over 865,893 gross (293,843 net) mineral and lease acres in New Mexico and Texas, of which approximately 25,000 net acres were located in the Permian Basin. A significant majority of Cross Border’s acreage consists of either owned mineral rights or leases held by production, allowing it to hold lease rental payments to under $5,000 annually. The majority of Cross Border’s acreage interests consists of non-operated working interests except for certain core San Andres properties which it operates.

Senior Credit Facility. On February 5, 2013, we entered into the Credit Agreement with Independent Bank. The Credit Agreement provides for an up to $100.0 million revolving credit facility with an initial commitment of $20.0 million and a maturity date of February 5, 2016. Simultaneously with entering into the Credit Agreement, we borrowed $7.6 million under the Credit Facility and used a portion of the proceeds to repay outstanding indebtedness, and Cross Border borrowed $8.9 million and used a portion of the proceeds to repay in full its existing credit facility. As of May 31, 2013, the Borrowers had collectively borrowed $19.8 million and had availability of $0.2 million under the Credit Facility. On February 21, 2013, pursuant to the terms of the Credit Agreement, we entered into a hedge agreement with BP Energy to hedge a portion of the future oil production of the Borrowers.

We were not in compliance with the financial covenants in the Credit Agreement for the three months ended February 28, 2013. On May 2, 2013, we entered into an amendment to the Credit Agreement, which waived the non-compliance and amended certain financial ratios in the Credit Agreement to become effective starting May 31, 2013. As a result, as of May 2, 2013, we are no longer in default under the Credit Agreement.

On July 19, 2013, we entered into an amendment to the Credit Agreement to permit the payment of cash dividends on the Series A Preferred Stock so long as we are not otherwise in default under the Credit Agreement and payment of such cash dividends would not cause us to be in default under the Credit Agreement.

Private Placements. On February 5, 2013, we closed a private placement for 7,058,823 shares of common stock at a purchase price of $0.85 per share, raising gross proceeds of $6.0 million, from certain of the initial investors in our company. We used the proceeds for drilling expenses, repayment of debt and general working capital. On May 3, 2013, we closed a private placement for 3,529,412 shares of common stock at a purchase price of $0.85 per share, raising gross proceeds of $3.0 million, from certain of the initial investors in our company. We used the proceeds for general working capital.

Madera 24 Federal 3H Well. During the three months ended February 28, 2013, we commenced drilling the Madera 24 Federal 3H well, which is located in the Madera prospect just to the west of the Madera 24 Federal 2H well. We are the operator of the well and own a 33% working interest. The well was spudded on February 6, 2013 and, on May 10, 2013, we finished drilling and completing the well. The initial production rate from the Madera 24 Federal 3H well was 1,491 Boe (81% oil). The well has a total measured depth of 13,570 feet, including a true vertical depth of 9,062 feet and a lateral length of 4,508 feet. At May 31, 2013, the well was still producing and permanent production facilities were under construction.

Change of Fiscal Year End. On July 17, 2013, we changed our fiscal year end from May 31 to June 30, effective June 30, 2013.

Our Properties

Currently, our oil and natural gas properties are concentrated in the Permian Basin, the onshore Gulf Coast of Texas, Southwest New Mexico and Kansas. The Permian Basin covers an area approximately 250 miles wide and 300 miles long in West Texas and Southeast New Mexico. The Permian Basin is one of the most prolific onshore oil and natural gas producing regions in the United States. It is characterized by an extensive production history, mature infrastructure, long reserve life and hydrocarbon potential in multiple producing formations. Our primary operations in the onshore Gulf Coast are in conventional fields that produce primarily from the Wilcox formation in Zapata and Duval Counties of Texas.

Permian Basin. As of February 28, 2013, we had interests in 336,851 gross (31,011 net) acres in the Permian Basin, consisting of the Madera Prospect, Pawnee Prospect, Cowden Lease, Shafter Lake Lease, Martin Lease, Jackson Bough C Prospect, East Ranch Prospect and West Ranch Prospect. We are the operator of each of these properties.

This includes the oil and gas interests of Cross Border in the Permian Basin, a large portion of which is nonoperated acreage located in the heart of the Bone Spring play in central Lea and Eddy counties. Cross Border also has nonoperated acreage in the Yeso and Abo trends along the Northwest Shelf and in areas targeting the Queen, Grayburg, and San Andres reservoirs. Cross Border also holds acreage in the Tom Tom area, where it is the operator.

In the aggregate, as of February 28, 2013, these properties had 210 gross (85.6 net) producing wells and, during the month of February 2013, had daily average net production sold of 620 Boe/d, substantially all of which was oil. As of February 28, 2013, our Permian Basin properties had approximately 2,917 MBoe of proved reserves, of which 78% was oil. Of our proved reserves in the Permian Basin, 33% are from the Madera Prospect. On a pro forma basis, during the nine months ended February 28, 2013, we derived approximately 89.6% of our revenue from the Permian Basin.

Onshore Gulf Coast. As of February 28, 2013, we had interests in 4,776 gross (1,405 net) acres in the onshore Gulf Coast of Texas, consisting of the Villarreal Prospect, Frost Bank Prospect, Resendez Prospect and La Duquesa Prospect. We are the operator of each of these properties, other than the Villarreal Prospect, which is operated by ConocoPhillips Company.

In the aggregate, as of February 28, 2013, these properties had 39 gross (12.5 net) wells and, during the month of February 2013, had daily average net production sold of 268 Boe/d, substantially all of which was natural gas. As of February 28, 2013, our onshore Gulf Coast properties had approximately 948 MBoe of proved reserves, substantially all of which was natural gas. Of our proved reserves in the onshore Gulf Coast, 39% are from the Villarreal Prospect. On a pro forma basis, during the nine months ended February 28, 2013, we derived approximately 7.7% of our revenue from the onshore Gulf Coast.

Southwest New Mexico. We own 536,340 gross (268,170 net) mineral acres in Hidalgo, Grant, Sierra, and Socorro Counties, New Mexico. This mineral ownership carries no drilling commitments or leasehold obligations. As of February 28, 2013 this acreage had no proved reserves or production.

Kansas. As of February 28, 2013, we owned oil and natural gas interests in 3,844 gross and net acres in central Kansas. There are multiple target horizons in this prospect including the Arbuckle and the Lansing Kansas City formations. We own a 100% working interest and an average net revenue interest of 80%. RMR Operating is the operator. As of February 28, 2013, the Kansas acreage had no proved reserves or production.

For more detailed information on our properties, see “Properties.”

Planned Operations

During fiscal year 2014, we plan to spend between $35.0 million and $45.0 million for drilling, completion, workovers, and recompletion on our properties including Madera, Tom Tom, Cowden, Central Kansas Uplift acreage and our prospect located in Pecos County, Texas. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Red Mountain—Planned Operations.”

Marketing and Customers

During the nine months ended February 28, 2013, we sold $2.2 million of oil to Andrews Oil Buyers, Inc. (“Andrews Oil”), representing approximately 44% of our total revenues. We sell our oil to Andrews Oil from our Good Chief State #1, Big Brave State #1 and Madera 24 Federal 2H wells pursuant to crude oil purchase contracts. The price of the oil delivered is based on the West Texas Intermediate price, subject to certain price adjustments. The purchase agreements continue until terminated by either party with thirty days prior written notice. We believe that the loss of Andrews Oil would not have a material adverse effect on us because alternative purchasers are readily available.

Competition

The oil and natural gas industry is highly competitive and we compete with a substantial number of other companies that have greater resources than we do. The largest of these companies explore for, produce and market oil and natural gas, carry on refining operations and market the resultant products on a worldwide basis. The primary areas in which we encounter substantial competition are in our drilling and development operations, locating and acquiring prospective oil and natural gas properties and reserves and attracting and retaining highly skilled personnel. There is also competition between producers of oil and natural gas and other industries producing alternative energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the United States government; however, it is not possible to predict the nature of any such legislation or regulation that may ultimately be adopted or its effects upon our future operations. Such laws and regulations may, however, substantially increase the costs of exploring for, developing or producing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. The effect of these risks cannot be accurately predicted.

Insurance

We currently maintain oil and gas commercial general liability protection relating to all of our oil and gas operations (including environmental and pollution claims) with a total limit of coverage in the amount of $2.0 million (with no deductible) and excess liability protection with a total limit of $3.0 million (with a deductible of $10,000).

As is common in the oil and gas industry, we will not insure fully against all risks associated with our business either because such insurance is not available or because premium costs are considered prohibitive. In addition, pollution and environmental risks generally are not fully insurable. A loss not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

On June 7, 2013, Cross Border filed suit in Dallas County, Texas against KeyBanc Capital Markets Inc. (“KBCM”) seeking a declaratory judgment that it does not owe KBCM any additional money under a February 7, 2012 financial advisor agreement between Cross Border and KBCM. Cross Border is also seeking attorneys’ fees and other relief. KBCM removed the suit to federal court and filed a counterclaim on July 3, 2013 seeking damages of at least $750,000 under the agreement, attorneys’ fees, and other relief. We believe KBCM’s claims are without merit and intend to vigorously defend against these claims.

Employees

As of May 31, 2013, we had 27 full-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good.

Hydraulic Fracturing Policies and Procedures

We contract with third parties to conduct hydraulic fracturing as a means to maximize the productivity of our oil and natural gas wells in almost all of our wells. Hydraulic fracturing involves the injection of water, sand, gel and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. All of our proved non-producing and proved undeveloped reserves associated with future drilling, completion and recompletion projects will require hydraulic fracturing.

Although average drilling and completion costs for each area will vary, as will the cost of each well within a given area, on average approximately 40% of the drilling and completion costs for our wells are associated with hydraulic fracturing activities. These costs are treated in the same way that all other costs of drilling and completing our wells are treated and are built into and funded through our normal capital expenditures budget. A change to any federal and state laws and regulations governing hydraulic fracturing could impact these costs and adversely affect our business and financial results. See “Risk Factors—Federal and state legislative and regulatory initiatives as well as governmental reviews relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as adversely affect our level of production.”

The protection of groundwater quality is important to us. Our policy and practice is to ensure our service providers follow all applicable guidelines and regulations in the areas where we have hydraulic fracturing operations. In addition, we send at least one of our own engineers or an experienced consultant to the well site to personally supervise each hydraulic fracture treatment.

We believe that the hydraulic fracturing operations on our properties are conducted in compliance with all state and federal regulations and in accordance with industry standard practices for groundwater protection. These protective measures include setting surface casing at a depth sufficient to protect fresh water zones as determined by applicable state regulatory agencies, and cementing the casing to create a permanent isolating barrier between the casing pipe and surrounding geological formations. The casing plus the cement are intended to prevent contact between the fracturing fluid and any aquifers during the hydraulic fracturing or other well operations. For recompletions of existing wells, the production casing is pressure tested prior to perforating the new completion interval. Injection rates and pressures are monitored at the surface during our hydraulic fracturing operations. Pressure is monitored on both the injection string and the immediate annulus to the injection string.

The vast majority of hydraulic fracturing treatments are made up of water and sand or other kinds of man-made propping agents. Our service providers track and report chemical additives that are used in the fracturing operation as required by the applicable governmental agencies.

Hydraulic fracturing requires the use of a significant amount of water. All produced water, including fracture stimulation water, is disposed of in a way that does not impact surface waters. All produced water is disposed of in permitted and regulated disposal facilities.

Environmental Matters and Regulation

Our exploration, development and production operations are subject to various federal, state and local laws and regulations governing health and safety, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may, among other things: require the acquisition of permits to conduct exploration, drilling and production operations; govern the amounts and types of substances that may be released into the environment in connection with oil and natural gas drilling and production; restrict the way we handle or dispose of our wastes or of naturally occurring radioactive materials generated by our operations; cause us to incur significant capital expenditures to install pollution control or safety related equipment operating at our facilities; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; impose specific health and safety criteria addressing worker protection; require investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; impose obligations to reclaim and abandon well sites and pits and impose substantial liabilities on us for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of orders enjoining some or all of our operations in affected areas.

Additionally, the United States Congress and federal and state agencies frequently revise environmental, health and safety laws and regulations, and their interpretations thereof, and any changes that result in more stringent and costly operational requirements or waste handling, disposal, cleanup and remediation requirements for the oil and natural gas industry could have a significant impact on our operating costs. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in environmental laws and regulations or new interpretations of enforcement policies that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our financial condition and results of operations. We may be unable to pass on such increased compliance costs to our customers.

We believe that we are in substantial compliance with all existing environmental laws and regulations applicable to our current operations and that our continued compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations. We have not incurred any material capital expenditures for remediation or pollution control activities during fiscal 2012, and we are not aware of any environmental issues or claims that will require material capital expenditures during fiscal 2013, other than the remediation plan for Cross Border’s Tom Tom and Tomahawk fields, or that will otherwise have a material impact on our financial condition and results of operations in the future. However, we cannot assure you that the passage of more stringent laws and regulations in the future will not have a negative impact on our business, financial condition or results of operations.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our business is subject and for which compliance may have a material adverse impact on our capital expenditures, financial condition or results of operations.

Comprehensive Environmental Response, Compensation and Liability Act. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, and comparable state statutes impose joint and several liability for costs of investigation and remediation and for natural resource damages without regard to fault or legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances. These classes of persons, or so-called potentially responsible parties (“PRPs”) include the current and past owners or operators of a site where the release occurred and anyone who transported or disposed or arranged for the transport or disposal of a hazardous substance found at the site. CERCLA also authorizes the Environmental Protection Agency (the “EPA”) and, in some instances, third parties to take actions in response to threats to public health or the environment and to seek to recover from the PRPs the costs of such action. Many states have adopted comparable or more stringent state statutes.

Although CERCLA generally exempts “petroleum” from the definition of hazardous substance, in the course of our operations, we will generate, transport and dispose or arrange for the disposal of wastes that may fall within CERCLA’s definition of hazardous substances. Comparable state statutes may not contain a similar exemption for petroleum. We may also be the owner or operator of sites on which hazardous substances have been released.

Solid and Hazardous Waste Handling. The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of solid and hazardous waste. Although oil and natural gas waste generally is exempt from regulations as hazardous waste under RCRA, we will generate waste as a routine part of our operations that may be subject to RCRA and not all state and local laws contain a comparable exemption. Further, there is no guarantee that the EPA or individual states will not adopt more stringent requirements for the handling of non-hazardous waste or categorize some non-hazardous waste as hazardous in the future. Any such change could result in an increase in our costs to manage and dispose of waste, which could have a material adverse effect on our financial condition and results of operations.

It is also possible that our oil and natural gas operations may require us to manage naturally occurring radioactive materials, or NORM. NORM is present in varying concentrations in sub-surface formations, including hydrocarbon reservoirs, and may become concentrated in scale, film and sludge in equipment that comes in contract with crude oil and natural gas production and processing streams. Some states have enacted regulations governing the handling, treatment, storage and disposal of NORM.

Clean Water Act. The Clean Water Act and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of produced water and other oil and natural gas wastes, and fill materials into state waters and waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of certain permits issued by the EPA or an analogous state agency. Spill prevention, control and countermeasure (“SPCC”) requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the United States Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as require remedial or mitigation measures, for non–compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. In the event of an unauthorized discharge of wastes, we may be liable for penalties and costs of remediation.

The Oil Pollution Act of 1990 (“OPA 90”) and its regulations impose requirements on “responsible parties” related to the prevention of oil spills and liability for damages resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A “responsible party” under the OPA 90 may include the owner or operator of an onshore facility. The OPA 90 subjects responsible parties to strict, joint and several financial liability for removal costs and other damages, including natural resource damages, caused by an oil spill that is covered by the statute. It also imposes other requirements on responsible parties, such as the preparation of an oil spill contingency plan. Failure to comply with the OPA 90 may subject a responsible party to civil or criminal enforcement action. We may conduct operations on acreage located near, or that affects, navigable waters subject to the OPA 90. We believe that compliance with applicable requirements under the OPA 90 will not have a material and adverse effect on us.

Safe Drinking Water Act. The SDWA regulates, among other things, underground injection operations. Hydraulic fracturing continues to be under intense regulatory scrutiny both at the federal level and at the state level. In past legislative sessions, the United States Congress considered two companion bills that if passed would have imposed on our hydraulic fracturing operations significantly more stringent requirements. In addition to subjecting the injection of hydraulic fracturing to the SDWA regulatory and permitting requirements, the proposed legislation would require the disclosure of the chemicals within the hydraulic fluids, which could make it easier for our competition to copy our operations and for third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the process could adversely affect ground water. If this or similar legislation is enacted, we could incur substantial compliance costs and the requirements could negatively impact our ability to conduct fracturing activities on our assets.

Many states have considered or adopted legislation or regulations requiring the disclosure of the chemicals used in hydraulic fracturing. Texas has adopted such a program, which is administered by the Railroad Commission of Texas. The Wyoming Oil and Gas Conservation Commission also passed a rule requiring disclosure of hydraulic fracturing fluid. In addition, a number of states in which we plan to conduct, are currently conducting, or may in the future conduct, hydraulic fracturing operations regulatory reviews hydraulic fracturing and new regulations from such reviews could restrict or limit our access to shale formations or could delay our operations or make them more costly.

The BLM has proposed a comprehensive rule regulating hydraulic fracturing on federal and certain tribal lands. The rules impose disclosure requirements on the use of hydraulic fracturing chemicals. These proposed rules also require BLM approval prior to hydraulic fracturing. BLM also would require operators to meet other substantive requirements relating to well integrity and recordkeeping.

The EPA recently issued draft guidance under the SDWA, providing direction about how it will address the use of diesel in hydraulic fracturing activities. The draft guidance provides a definition of diesel fuels and discusses how the EPA’s Underground Injection Control rules will be applied to hydraulic fracturing. Further, in March 2010, the EPA announced that it would conduct a wide-ranging study on the effects of hydraulic fracturing on drinking water resources. Interim results of the study are expected in 2012, with final results expected in 2014. The agency also announced that one of its enforcement initiatives for 2011 to 2013 would be to focus on environmental compliance by the energy extraction sector. This additional regulatory scrutiny could make it difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

Air Emissions. Our operations are subject to federal, state and local regulations for the control of emissions from sources of air pollution under the CAA and analogous state and local programs. Federal and state laws require new and modified sources of air pollutants to obtain permits prior to commencing construction and also impose various monitoring and reporting requirements. Major sources of air pollutants are subject to more stringent, federally imposed requirements including additional permits. Federal and state laws designed to control hazardous or toxic air pollutants may require installation of additional controls. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could bring lawsuits for civil penalties or require us to forego construction, modification or operation of certain air emission sources.

On April 17, 2012, the EPA signed final rules under the CAA regarding emissions from oil and natural gas operations. The EPA rule subjects oil and natural gas operations to regulation under the NSPS and NESHAPS programs under the CAA, and imposes new and amended requirements under both programs. The new rules, among other things, amend standards applicable to natural gas processing plants and would expand the NSPS to include all oil and natural gas operations, imposing requirements on those operations. The EPA also imposed

NSPS standards for completions of hydraulically fractured natural gas wells, requiring the use of reduced emission completion techniques. The adopted rules allow in most circumstances, until January 1, 2015, facilities to combust natural gas that would escape during completion activities as an alternative to the reduced emission completion techniques. The NESHAPS proposal includes maximum achievable control technology standards for certain glycol dehydrators and storage vessels, and revises applicability provisions, alternative test protocols and the availability of the startup, shutdown and maintenance exemption. These new requirements may result in increased operating and compliance costs, increased regulatory burdens and delays in our operations. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business.

Climate Change Legislation. In response to certain scientific studies suggesting that emissions of carbon dioxide, methane and other GHGs are contributing to the warming of the Earth’s atmosphere and other climatic changes, the United States Congress has considered legislation to reduce such emissions. To date, the United States Congress has failed to enact a comprehensive GHG program. Some states, either individually or on a regional level, have considered or enacted legal measures to reduce GHG emissions. Although most of the state-level initiatives have to date focused on large sources of GHG emissions, it is possible that smaller sources of emissions could become subject to GHG emission limitations. The cost of complying with these programs could be significant.

The EPA published finding that emissions of GHGs presented an endangerment to public health and the environment. These findings by the EPA allowed the agency to proceed through a rule-making process with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. Consequently, the EPA adopted two sets of regulations that would require a reduction in emissions of GHGs from motor vehicles and could trigger permit review for GHG emissions from certain stationary sources. On June 3, 2010, the EPA published its final rule to address permitting of GHG emissions from stationary sources under the prevention of significant deterioration (“PSD”) and Title V permitting programs. The final rule tailors the PSD and Title V permitting programs to apply to qualifying stationary sources of GHG emissions in a multi-step process, beginning January 2, 2011, with the largest sources first subject to permitting. In addition, the EPA has adopted a rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States. On November 8, 2010, the EPA finalized its regulations to expand its final rule on GHG emissions reporting to include onshore and offshore oil and natural gas production facilities and onshore oil and natural gas processing, transmission, storage and distribution facilities. Reporting of GHG emissions from such facilities will be required on an annual basis beginning in 2012 for emissions occurring in 2011. While we believe that we will be able to substantially comply with such reporting requirements without any material adverse effect to our financial condition, since such reporting requirements with respect to GHG emissions are new in the oil and natural gas industry, there can be no assurance that our reports will initially be in substantial compliance or that such requirements will not develop into more stringent and costly obligations that may have a significant impact on our operating costs. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for the oil and natural gas we produce. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events; if any such effects were to occur, they could have a material adverse effect on our business and results of operations.

OSHA and Other Laws and Regulations on Employee Health and Safety. To the extent not preempted by other applicable laws, we are subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes, where applicable. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes, where applicable, require us to organize and maintain information about hazardous materials used or, as applicable, produced in our operations and that this information be provided to employees, state and local government authorities and, where applicable, citizens. OSHA may enforce workplace safety regulations through issuance of citations for violations of its standards, which include, but are not limited to, those regarding hazard communication, personal protective equipment, general environmental controls, and materials handling and storage. We believe that we are in substantial compliance with these requirements where applicable and with other applicable OSHA and comparable requirements.

National Environmental Policy Act. Oil and natural gas exploration and production activities on federal lands may be subject to the National Environmental Policy Act (“NEPA”) which requires federal agencies, including the U.S. Department of the Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay or impose additional conditions upon the development of oil and natural gas projects.

Endangered Species Act. The Endangered Species Act, as amended (the “ESA”), and analogous state statutes restrict activities that may affect endangered and threatened species or their habitats. While some of our facilities may be located in areas that are designated as habitat for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected areas.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. In particular, oil and natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability.

Failure to comply with applicable laws and regulations can result in substantial penalties and possibly cessation of drilling and production operations. The regulatory burden on the industry increases the cost of doing business and affects profitability. We believe that we are in substantial compliance with existing requirements and such compliance will not have a material adverse effect on our financial condition, cash flows or results of operations. Nevertheless, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by the United States Congress, the states, the Federal Energy Regulatory Commission (“FERC”) and the courts. We cannot predict when or whether any such proposals may become effective.

Drilling and Production. Our operations are subject to various types of regulation at the federal, state and local levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. The states and some counties and municipalities in which we operate also regulate one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the surface use and restoration of properties upon which wells are drilled; and

•	the plugging and abandonment of wells.

State laws, including Texas, regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploitation while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil and natural gas within its jurisdiction.

In addition, 11 states have enacted surface damage statutes (“SDAs”). These laws are designed to compensate for damage caused by mineral development. Most SDAs contain entry notification and negotiation requirements to facilitate contact between operators and surface owners and users. Most also contain bonding requirements and specific expenses for exploration and producing activities. Costs and delays associated with SDAs could impair operational effectiveness and increase development costs.

We do not control the availability of transportation and processing facilities used in the marketing of our production. For example, we may have to shut-in a productive natural gas well because of a lack of available natural gas gathering or transportation facilities.

If we conduct operations on federal, state or Indian oil and natural gas leases, these operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, royalty and related valuation requirements, and certain of these operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the BLM, the Bureau of Ocean Energy Management, Regulation and Enforcement or other appropriate federal or state agencies.

Transportation of Oil. Sales of oil are not currently regulated and are made at negotiated prices. Nevertheless, the United States Congress could reenact price controls in the future.

Our sales of oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate and access regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an annual increase or decrease in the cost of transporting oil to the purchaser, effective July 1 of each year. The FERC reviews the indexing methodology every five years. In its latest order on the methodology, issued in December 2010, the FERC concluded that an index level of the Producer Price Index for Finished Goods plus 2.65 percent should be established for the five-year period commencing July 1, 2011.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors who are similarly situated.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non- discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When shipper nominations exceed full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our similarly situated competitors.

Transportation and Sales of Natural Gas. Historically, the transportation and sale for resale of natural gas in interstate commerce has been regulated by the FERC under the Natural Gas Act of 1938 (the “NGA”), the Natural Gas Policy Act of 1978 (the “NGPA”), and regulations issued under those statutes. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at market prices, the United State Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the NGPA and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed all price controls affecting wellhead sales of natural gas effective January 1, 1993.

FERC regulates interstate natural gas transportation rates, and terms and conditions of service, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, the FERC issued a series of orders, beginning with Order No. 636, to implement its open access policies. As a result, the interstate pipelines’ traditional role of providing the sale and transportation of natural gas as a single service has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

The price at which we sell natural gas is not currently subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to our physical sales of these energy commodities, we are required to observe anti-market manipulation laws and related regulations enforced by the FERC and/or the Commodity Futures Trading Commission (the “CFTC”). See “—Other Federal Laws and Regulations Affecting Our Industry—Energy Policy Act of 2005.” Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third party damage claims by, among others, sellers, royalty owners and taxing authorities. In addition, pursuant to Order No. 704, some of our operations may be required to annually report to the FERC on May 1 of each year for the previous calendar year. Currently, Order No. 704 requires certain natural gas market participants to report information regarding their reporting of transactions to price index publishers and their blanket sales certificate status, as well as certain information regarding their wholesale, physical natural gas transactions for the previous calendar year depending on the volume of natural gas transacted.

Gathering services, which occur upstream of jurisdictional transmission services, are regulated by the states. In addition, intrastate natural gas transportation and facilities are also subject to regulation by state regulatory agencies, and certain transportation services provided by intrastate pipelines are also regulated by the FERC. The basis for regulation of intrastate natural gas transportation and gathering the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline and gathering pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

State Natural Gas Regulation. Various states, including Texas, regulate the drilling for, and the production, gathering and sale of, natural gas, including imposing severance taxes and requirements for obtaining drilling permits. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of natural gas that may be produced from our wells and to limit the number of wells or locations we can drill.

Other Federal Laws and Regulations Affecting Our Industry

Energy Policy Act of 2005. On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005 (the “EPAct 2005”). The EPAct 2005 is a comprehensive compilation of tax incentives, authorized appropriations for grants and guaranteed loans, and significant changes to the statutory policy that affects all segments of the energy industry. Among other matters, the EPAct 2005 amends the NGA to add an anti-manipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by the FERC, and furthermore provides the FERC with additional civil penalty authority. The EPAct 2005 provides the FERC with the power to assess civil penalties of up to $1.0 million per day for violations of the NGA and increases the FERC’s civil penalty authority under the NGPA from $5,000 per violation per day to $1.0 million per violation per day. On January 19, 2006, the FERC issued Order No. 670, a rule that implements the anti-manipulation provision of the EPAct 2005 and makes it unlawful for any entity, directly or indirectly, in connection with the purchase or sale of natural gas subject to the jurisdiction of the FERC, or the purchase or sale of transportation services subject to the jurisdiction of the FERC: (1) to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act, practice, or course of business that operates as a fraud or deceit upon any person. The anti-manipulation rules and enhanced civil penalty authority reflect an expansion of the FERC’s NGA enforcement authority. Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines.

PROPERTIES

Our Properties

Currently, our oil and natural gas properties are concentrated in the Permian Basin, the onshore Gulf Coast of Texas, Southwest New Mexico and Kansas. The Permian Basin covers an area approximately 250 miles wide and 300 miles long in West Texas and Southeast New Mexico. The Permian Basin is one of the most prolific onshore oil and natural gas producing regions in the United States. It is characterized by an extensive production history, mature infrastructure, long reserve life and hydrocarbon potential in multiple producing formations. Our primary operations in the onshore Gulf Coast are in conventional fields that produce primarily from the Wilcox formation in Zapata and Duval Counties of Texas.

The following map shows the location of our core properties as of May 31, 2013.

Summary of Geographic Areas of Operations

The following table sets forth summary estimated combined reserve information attributable to our principal geographic areas of operations as of February 28, 2013. The following table includes reserves represented by the 17% of Cross Border not owned by us. See “—Summary of Oil and Natural Gas Reserves” for details on how we calculated the estimated combined reserve information.

	PDP		PDNP		PUD		Total
	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)
Permian Basin	502	1,333	443	390	1,337	2,091	2,282	3,814
Onshore Gulf Coast	3	2,766	0	2,901	0	0	3	5,667

Total	505	4,099	443	3,291	1,337	2,091	2,285	9,481

Permian Basin

The following description of our properties in the Permian Basin is presented as of February 28, 2013.

Madera Prospect. The Madera Prospect consists of 2,545 gross (1,132 net) acres in Lea County, New Mexico. Our interests in the Madera Prospect include six gross (3.2 net) producing wells with an average working interest of 52.7% and an average net revenue interest of 40.2%. This acreage includes acreage acquired through an agreement with Chevron in January 2013 to sell ownership in our then existing acreage and associated wells in exchange for ownership in Chevron’s adjoining acreage and associated wells in order to more efficiently develop the prospect. RMR Operating is the operator of the Madera Prospect.

We drilled and completed our first horizontal well, the Madera 24 Federal 2H, on the Madera Prospect in January 2012. The well was drilled to a vertical depth of 9,028 feet and a lateral length of 4,620 feet in the Brushy Canyon reservoir and initially produced at a rate of 1,043 Boe/d, comprised of 86% oil. During February 2013, the Madera 24 Federal 2H averaged 121 Boe/d, comprised of 60% oil. As of February 28, 2013, the Madera 24 Federal 2H well has produced over 103 MBoe, of which 77% was oil. A portion of the other working interest owners elected not to participate in the drilling and completion of the Madera 24 Federal 2H well. As a result, we increased our ownership to an 80.1% working interest (60.1% net revenue interest). Our ownership will revert to a 23.3% working interest (17.5% net revenue interest) when we recover an amount equal to 300% of the costs to drill and complete the well plus operating costs through that date.

The Madera Prospect contains an additional five proved undeveloped locations (2.0 net) that target the Brushy Canyon reservoir. On February 6, 2013, we commenced drilling the first of these five wells, the Madera 24 Federal 3H well. The Madera 24 Federal 3H well is located just to the west of the Madera 24 Federal 2H well. We are the operator of the well and own a 33% working interest and 25% net revenue interest. At May 10, 2013, we had finished drilling and completing the well. The initial production rate from the Madera 24 Federal 3H well was 1,491 Boe (81% oil). The well has a total measured depth of 13,570 feet, including a true vertical depth of 9,062 feet and a lateral length of 4,508 feet. At May 31, 2013, the well was still producing and permanent production facilities were under construction.

As of February 28, 2013, the Madera Prospect had estimated proved reserves of 964 MBoe, of which 794 MBoe were proved undeveloped, and had net daily average production sold for the month of February 2013 of 143 Boe/d, of which 53% was oil.

Pawnee Prospect. We own oil and natural gas interests in 1,575 gross (1,445 net) acres in the Pawnee Prospect in Lea County, New Mexico. The six gross and net producing wells have an average working interest of 100% and an average net revenue interest of 75%. This acreage targets the Tansill, Yates and Delaware formations. RMR Operating is the operator of the Pawnee Prospect. We have a total of nine wells on the Pawnee

Prospect, seven of which we acquired in December 2011 in exchange for the assumption of the plugging liability. Two wells were drilled during fiscal 2012. We completed the Big Brave State #1 well in January 2012 and the Good Chief State #1 well in December 2011, with initial production rates of 52 Boe/d and 28 Boe/d, respectively, consisting of substantially all oil production. Both wells are marginal producers, and we plan to evaluate the wells for potential conversion to salt water disposal wells. As of February 28, 2013, the Pawnee Prospect had estimated proved reserves of 5 MBoe and had net daily average production sold for the month of February 2013 of 3 Boe/d, all of which was oil production.

Cowden Lease. We own oil and natural gas interests in 760 gross (740 net) acres plus 48 acres of surface property in the Cowden Lease in Ector County, Texas. There are 19.0 gross (18.0 net) producing wells on the Cowden Lease with an average working interest of 94.7% and an average net revenue interest of 72.7%. The Cowden Lease is held by production. RMR Operating is the operator of the Cowden Lease. The Cowden Lease is located between the Harper and Donnelly San Andres fields on the Central Basin Platform and produces from the Grayburg and San Andres formations. It has five proved undeveloped drilling locations (five net wells). As of February 28, 2013, the Cowden Lease had estimated proved reserves of 298 MBoe, of which 259 MBoe were proved undeveloped, and had net daily average production sold for the month of February 2013 of 10 Boe/d, all of which was oil production.

Shafter Lake Lease. We own oil and natural gas interests in 322 gross (187 net) acres within the Shafter Lake San Andres field in Andrews County, Texas. The Shafter Lake Lease is horizontally severed at 4,520 feet and is held by production. We own all rights from the surface of the land to approximately 4,520 feet below the surface of the land. RMR Operating is the operator of the Shafter Lake Lease. There are three proved undeveloped locations on these leases (1.7 net wells) which target the Grayburg and San Andres formations. We hold a 58.1% working interest and a 39.7% net revenue interest in this acreage. As of February 28, 2013, our Shafter Lake Lease had estimated proved reserves of 83 MBoe, all of which were proved undeveloped, and no production.

Martin Lease. We own oil and natural gas interests in 351 gross (259 net) acres in Andrews County, Texas. The Martin Lease is horizontally severed at 5,000 feet and is held by production. We own the deep rights from 5,000 feet below the surface of the land. The target horizons on the Martin Lease are the Clearfork, Grayburg and San Andres formations. We own a 100% working interest and a 75% net revenue interest, and RMR Operating is the operator. As of February 28, 2013, our Martin Lease had no proved reserves or production. In the event we elect to perform operations on this property, RMR Operating will be the operator.

East Ranch and West Ranch Prospects. We own oil and natural gas interests in 1,425 gross and net acres in Pecos County, Texas. There are multiple target horizons in this prospect. We own a 100% working interest and an 80% net revenue interest, and RMR Operating is the operator. As of February 28, 2013, neither the East Ranch nor West Ranch Prospect had proved reserves or production.

Jackson Bough C Prospect. We own oil and natural gas interests in 320 gross (200 net) acres in Lea County, New Mexico. There are multiple target horizons in this prospect. We own a 100% working interest and an 80% net revenue interest, and RMR Operating is the operator. As of February 28, 2013, the Jackson Bough C Prospect had no proved reserves or production.

Tom Tom Area. Cross Border owns oil and natural gas interests in approximately 8,300 gross (6,200 net) acres in the Tom Tom and Tomahawk fields in Chaves and Roosevelt Counties, New Mexico. Cross Border is the operator of these leases. The target formation in the area is the San Andres reservoir, which is productive across the trend with the Cato field to the west and the Chaveroo field to the east. There are 66 gross wells (52.3 net) in the acreage, with an average working interest of 78% and an average net revenue interest of 65%. As of February 28, 2013, the Tom Tom area had estimated proved reserves of 688 MBoe, of which 314 MBoe were proved developed non-producing and 310 MBoe were proved undeveloped. The area had net daily average production sold for the month of February 2013 of 25 Boe/d, all of which was oil production.

On February 11, 2013, the BLM accepted a remediation plan submitted by Cross Border for its Tom Tom and Tomahawk fields. Pursuant to the remediation plan, Cross Border expects to spend $2.1 million during fiscal 2014 and 2015 to correct environmental issues on these fields.

Non-Operated. Cross Border owns non-operated, oil and natural gas interests in 321,253 gross (19,473 net) acres in Eddy, Lea and Chaves Counties, New Mexico of the Permian Basin. Current development of this acreage is focused on prospective Bone Spring acreage located in the heart of the 1st and 2nd Bone Spring play, which encompasses approximately 4,390 square miles across both New Mexico and Texas. Other non-operated development targets include the Queen, Grayburg, San Andres, Yeso, and Abo reservoirs. Our operating partners, that include Apache Corporation, Mewbourne Oil Company, COG Operating LLC, Alamo Permian Resources, LLC, LRE Operating, LLC, Oxy USA Inc. and Devon Energy Production Company, LP, have significant footprints within these plays and are adding to those footprints through lease and corporate acquisitions. As of February 28, 2013, this non-operated acreage had estimated proved reserves of 879 MBoe and had net daily average production sold for the month of February 2013 of 439 Boe/d, 70% of which was oil.

Onshore Gulf Coast

The following is a description of our properties in the onshore Gulf Coast as of February 28, 2013.

Villarreal Prospect. The Villarreal Prospect covers 1,099 gross (154 net) acres in Zapata County, Texas. We own an average working interest of 13.9% and an average net revenue interest of 10.5% in this acreage. We have 13 gross wells on the prospect producing from the Wilcox formation (1.8 net wells). In August 2012, ConocoPhillips Company, the operator, drilled and completed the Villarreal #2, which had an initial production rate of 2,567 Mcf/d (428 Boe/d). As of February 28, 2013, the Villarreal Prospect had estimated proved reserves of 371 MBoe and had net daily average production sold for the month of February 2013 of 186 Boe/d, all of which was natural gas.

Frost Bank Prospect. The Frost Bank Prospect covers 998 gross (521 net) acres in Duval County, Texas. We own an average working interest of 56.3% and an average net revenue interest of 42.2% in this acreage. There are five gross wells on the Frost Bank Prospect (2.8 net wells) producing from the Wilcox formation. RMR Operating is the operator of the Frost Bank Prospect. As of February 28, 2013, the Frost Bank Prospect had estimated proved reserves of 315 MBoe, of which 311 MBoe are proved developed non-producing, and had net daily average production sold for the month of February 2013 of 9 Boe/d, all of which was natural gas.

Peal Ranch Prospect. We own oil and natural gas interests in 1,888 gross (354 net) acres in the Peal Ranch Prospect in Duval County, Texas. There are 12 gross (2.7 net) wells producing from the Wilcox formation. These wells share common gas processing facilities with the Frost Bank wells. The Peal Ranch Prospect is operated by White Oak Operating Company LLC. As of February 28, 2013, proved reserves were 251 MBoe, of which 173 MBoe are proved developed non-producing. The prospect had net daily average production sold for the month of February 2013 of 38 Boe/d, 95% of which was natural gas.

Resendez and La Duquesa Prospect. The Resendez and La Duquesa Prospect covers 240 gross acres (143 net) in Zapata County, Texas. There are four wells (3.2 net wells) on the acreage, two of which are producing from the Wilcox formation and two of which are shut-in. We own a 81.5% working interest and a 61.1% net revenue interest in the Resendez wells and a 81.3% working interest and a 61.0% net revenue interest in the La Duquesa well. RMR Operating is the operator of these wells. As of February 28, 2013, the Resendez and La Duquesa Prospect had estimated proved reserves of 6 MBoe and had net daily average production sold for the month of February 2013 of 15 Boe/d, all of which was natural gas.

Southwest New Mexico

Southwest New Mexico Mineral Ownership. Cross Border owns 536,340 gross (268,170 net) mineral acres in Hidalgo, Grant, Sierra, and Socorro Counties, New Mexico. This mineral ownership carries no drilling commitments or leasehold obligations. As of February 28, 2013, this acreage had no proved reserves or production.

Kansas

As of February 28, 2013, we owned oil and natural gas interests in 3,844 gross and net acres in central Kansas. There are multiple target horizons in this prospect including the Arbuckle and the Lansing-Kansas City and Viola formations. We own a 100% working interest and an average net revenue interest of 80%. RMR Operating is the operator. As of February 28, 2013, the Kansas acreage had no proved reserves or production.

Title to Properties

As is customary in the oil and natural gas industry, we generally conduct a preliminary title examination prior to the acquisition of properties or leasehold interests. Prior to commencement of operations on such acreage, a thorough title examination will usually be conducted and any significant defects will be remedied before proceeding with operations. We believe the title to our leasehold properties is good, defensible and customary with practices in the oil and natural gas industry, subject to such exceptions that we believe do not materially detract from the use of such properties. With respect to our properties of which we are not the record owner, we rely instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, we generally have the right to have our interest placed on record.

Our properties are generally subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties. Substantially all of the properties of the Company, Black Rock, RMR Operating and Cross Border are pledged as collateral under the Credit Agreement with Independent Bank.

Summary of Oil and Natural Gas Reserves

Proved Reserves

The following table sets forth estimated proved reserves for Cross Border as of December 31, 2012 and Red Mountain as of May 31, 2012 and estimated combined proved reserves as of February 28, 2013.

	Red Mountain as of May 31, 2012 (1)			Cross Border as of December 31, 2012 (2)			As of February 28, 2013 (3)(4)(5)
	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Proved developed reserves	158	4,365	885	804	1,336	1,027	948	7,391	2,180
Proved undeveloped reserves	842	2,126	1,197	467	359	527	1,337	2,091	1,686

Total proved reserves	1,000	6,491	2,082	1,271	1,695	1,554	2,285	9,482	3,866

(1)	Prices used are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period June 2011 through May 2012. For oil volumes, the average NYMEX posted price of $97.06 per Bbl is adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $3.34 per Mcf is adjusted for energy content, transportation fees and a regional price differential. The adjusted oil and natural gas prices of $93.05 per barrel and $3.62 per Mcf, respectively, are held constant throughout the lives of the properties.
(2)	Prices used are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January 2012 through December 2012. For oil volumes, the average NYMEX posted price of $94.68 per Bbl is adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.76 per Mcf is adjusted for energy content, transportation fees and a regional price differential. The adjusted oil and natural gas prices of $87.84 per barrel and $5.13 per Mcf, respectively, are held constant throughout the lives of the properties.

(3)	Prices used are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period March 2012 through February 2013. For oil volumes, the average NYMEX posted price of $94.08 per Bbl is adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.88 per Mcf is adjusted for energy content, transportation fees and a regional price differential. The adjusted oil and natural gas prices of $88.29 per barrel and $3.69 per Mcf, respectively, are held constant throughout the lives of the properties.
(4)	These combined proved reserves include 100% of the reserve quantities attributable to Cross Border, a consolidated subsidiary of which Red Mountain owns 83% of its outstanding common stock. The 17% interest in Cross Border’s outstanding common stock that is not owned by Red Mountain represents approximately 136 MBbls of oil and 221 MMcf of natural gas, or 173 MBoe, of proved developed reserves, 82 MBbls of oil and 70 MMcf of natural gas, or 94 MBoe, of proved undeveloped reserves, and 218 MBbls of oil and 291 MMcf of natural gas, or 267 MBoe, of total proved reserves as of February 28, 2013.
(5)	Using reserve reports prepared by (i) Forrest A. Garb & Associates, Inc. and Lee Engineering, Red Mountain’s independent petroleum engineers, as of June 1, 2012; (ii) Forrest A. Garb & Associates, Inc. with respect to the Bamco Properties as of December 10, 2012; and (iii) Joe C. Neal & Associates, Cross Border’s independent petroleum engineers, as of December 31, 2012, we calculated the estimated combined proved reserves by mathematically “rolling forward” reserve values to February 28, 2013, using actual sales volumes, prices, severance and production taxes, and lease operating expenses realized between June 2, 2012, December 11, 2012 or January 1, 2013, as applicable, and February 28, 2013. The sources of the Roll-forward Data are revenue and lease operating data for the relevant periods. This roll-forward of reserve volumes, revenues, taxes, and lease operating expenses from June 2, 2012, December 11, 2012 or January 1, 2013, as applicable, through February 28, 2013 was calculated by adding the Roll-forward Data from June 2, 2012, December 11, 2012 or January 1, 2013, as applicable, through February 28, 2013 to the volumes and values reported in the reserve reports as of June 1, 2012, December 10, 2012 and December 31, 2012, as applicable. In addition, the roll-forward calculation included revisions to working interest and net revenue interest in nine wells owned by Cross Border as a result of updated ownership documentation.

The following table sets forth estimated PV-10 and standardized measure of discounted net cash flows for Red Mountain as of May 31, 2012 and Cross Border as of December 31, 2012. PV-10 is a non-GAAP financial measure as defined by the SEC. The closest GAAP measure to PV-10 is the standardized measure of discounted net cash flows. The standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure.

(in thousands)	Red Mountain as of May 31, 2012		Cross Border as of December 31, 2012
PV-10	$26,770	(1)	$27,471	(2)
Standardized measure	$14,701		$18,640

(1)	The following table provides a reconciliation of Red Mountain’s PV-10 to Red Mountain’s standardized measure:

(in thousands)
PV-10	$26,770
Future income taxes	(19,578)
Discount of future income taxes at 10% per annum	7,509
Standardized measure	$14,701

(2)	The following table provides a reconciliation of Cross Border’s PV-10 to Cross Border’s standardized measure:

(in thousands)
PV-10	$27,471
Future income taxes	(12,218)
Discount of future income taxes at 10% per annum	3,369
Standardized measure	$18,640

Estimates of proved developed and undeveloped reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. See “—Qualifications of Technical Persons and Internal Controls Over Reserves Estimation Process.”

Combined. At February 28, 2013, our estimated combined proved reserves were 3.9 MMBoe, an increase of 85.0% compared to our historical proved reserves of 2.1 MMBoe at May 31, 2012. During the nine months ended February 28, 2013, we added estimated proved reserves of 2.0 MMBoe through our acquisitions, including the acquisition of Cross Border, which were partially offset by production of 129 MBoe and downward revisions in previous estimates of 61 MBoe. The downward revisions were primarily comprised of 60 MBoe due to lower than expected production from several wells in the Villarreal Prospect. This was partially offset by an upward revision of 30 MBoe in the Madera Prospect due to higher than expected gas-oil ratios. The remainder of the changes are attributable to shorter economic life due to lower gas prices, and other insignificant revisions throughout.

Red Mountain Historical. At May 31, 2012, Red Mountain’s estimated proved reserves were 2,082 MBoe, a decrease of 19.5% compared to 2,586 MBoe at May 31, 2011. During fiscal 2012, Red Mountain added estimated proved reserves of 338 MBoe through its acquisitions, which were offset by production of 176 MBoe and downward revisions in previous estimates of 666 MBoe. The downward revisions were primarily comprised of 453 MBoe due to the removal of two proved undeveloped locations from the reserve report because we determined those wells would not be drilled based upon current gas prices and 151 MBoe due to lower production than expected from two new wells.

Cross Border Historical. At December 31, 2012, Cross Border’s estimated proved reserves were 1,554 MBoe, a decrease of 26.2% compared to 2,106 MBoe at December 31, 2011. During 2012, Cross Border added estimated proved reserves of 210 MBoe through extensions and discoveries. The additions were offset by production of 200 MBoe, sales of 168 MBoe, and downward revisions in previous estimates of 394 MBoe. The downward revisions were primarily attributable to an updated analysis of capital and operating expenses for all properties. The largest impact was a reduction of the number of proved undeveloped wells in the Tom Tom prospect.

Proved Undeveloped Reserves

Combined. Our estimated combined proved undeveloped reserves at February 28, 2013 were 1,686 MBoe, consisting of 1,337 MBbls of oil and 2,091 MMcf of natural gas. During the nine months ended February 28, 2013, we added estimated proved reserves of 527 MBoe through the acquisition of Cross Border, 5 MBoe through our exchange of Madera properties with Chevron, and 26 MBoe through extensions. We converted 64 MBoe of proved undeveloped reserves to proved developed producing reserves, due to the completion of one well on the Villarreal Prospect. As of February 28, 2013, estimated future development costs relating to the development of our proved undeveloped reserves was $35 million. All of our currently identified proved undeveloped reserves are scheduled to be drilled by December 31, 2015.

Red Mountain Historical. Red Mountain’s proved undeveloped reserves at May 31, 2012 were 1,196 MBoe, consisting of 842 MBbls of oil and 2,126 MMcf of natural gas. During fiscal 2012, Red Mountain converted

156 MBoe of proved undeveloped reserves to proved developed producing reserves, primarily due to the completion of the Madera 24 Federal 2H well and the completion of one well on the Villarreal Prospect. As of May 31, 2012, estimated future development costs relating to the development of Red Mountain’s proved undeveloped reserves was $27.2 million. All of Red Mountain’s currently identified proved undeveloped reserves are scheduled to be drilled by May 31, 2015.

Cross Border Historical. Cross Border’s proved undeveloped reserves at December 31, 2012 were 527 MBoe, consisting of 467 MBbls of oil and 359 MMcf of natural gas. During 2012, Cross Border converted 125 MBoe of proved undeveloped reserves to proved developed producing reserves, primarily due to the completion of development wells in the Lusk and Turkey Track prospects in the 2nd Bone Spring formation. As of December 31, 2012, estimated future development costs relating to the development of Cross Border’s proved undeveloped reserves was $14.2 million. All of Cross Border’s currently identified proved undeveloped reserves are scheduled to be drilled by December 31, 2015.

Qualifications of Technical Persons and Internal Controls Over Reserves Estimation Process

Red Mountain’s reserve reports were prepared by Forrest A. Garb & Associates, Inc. (“Garb”), and Lee Engineering, each independent petroleum engineers. Garb estimated, in accordance with petroleum engineering and evaluation principles set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers (“SPE Standards”) and definitions and guidelines established by the SEC, 100% of the proved reserve information for Red Mountain’s onshore Gulf Coast properties as of June 1, 2012 and 100% of the proved reserve information for the Bamco Properties as of December 10, 2012. Lee Engineering estimated, in accordance with SPE Standards and definitions and guidelines established by the SEC, 100% of the proved reserve information for Red Mountain’s Permian Basin properties as of June 1, 2012. Cross Border’s reserve report was prepared by Joe C. Neal & Associates (“Neal”), independent petroleum engineers. Neal estimated, in accordance with SPE Standards and definitions and guidelines established by the SEC, 100% of the proved reserve information for Cross Border’s properties as of December 31, 2012.

The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Natural Gas Reserves Information promulgated by the Society of Petroleum Engineers.

The principal person at Garb who prepared the reserve report for Red Mountain and the Bamco Properties is William D. Harris III, P.E., who joined Garb in August 1998 and is now the Chief Executive Officer. Previously, he was a Vice President with DeGolyer and MacNaughton where he prepared and supervised engineering studies and reserve and appraisal reports for fields in many countries. Mr. Harris holds a B.S. in Petroleum Engineering from Texas A&M University and a M.B.A. from Southern Methodist University. He is a member of the Society of Petroleum Engineers and is a registered professional engineer in the State of Texas.

The principal person at Lee Engineering who prepared the reserve report for Red Mountain is Robert Lee. Mr. Lee has 32 years of experience as a qualified reserve estimator and/or auditor and has been an independent consultant with Lee Engineering since 1996. Mr. Lee holds a B.S. in Petroleum Engineering from the University of Missouri-Rolla. He is a member of the Society of Petroleum Engineers and is a registered professional engineer in the State of Texas.

The principal person at Neal who prepared the reserve report for Cross Border is Joe C. Neal, P.E., owner of Joe C. Neal and Associates. Mr. Neal began his career with Gulf Oil in 1956, managing large waterflood projects and performing reservoir engineering valuations in the Permian Basin. He worked as a Senior Evaluation Engineer at other consulting firms before founding his own company in 1983. Mr. Neal holds a B.S. in Mechanical Engineering with Petroleum Option from the Oklahoma State University. He is a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers and is a registered professional engineer in the State of Texas.

We have an internal staff of geoscience professionals who work closely with our independent petroleum engineers to ensure the integrity, accuracy and timeliness of data furnished to them in their reserves estimation process. Our technical team consults regularly with representatives of Garb, Lee Engineering and Neal. We review with them our properties and discuss methods and assumptions used in their preparation of our fiscal year-end reserves estimates. While we have no formal committee specifically designated to review reserves reporting and the reserves estimation process, a copy of each of the Garb, Lee Engineering and Neal reserve reports is reviewed with representatives of Garb, Lee Engineering and Neal and our internal technical staff before we disseminate any of the information. Additionally, our senior management reviews and approves the Garb, Lee Engineering and Neal reserve reports and any internally estimated significant changes to our proved reserves on an annual basis.

Estimates of oil and natural gas reserves are projections based on a process involving an independent third party engineering firm’s collection of all required geologic, geophysical, engineering and economic data, and such firm’s complete external preparation of all required estimates and are forward-looking in nature. These reports rely upon various assumptions, including assumptions required by the SEC, such as constant oil and natural gas prices, operating expenses and future capital costs. The process also requires assumptions relating to availability of funds and timing of capital expenditures for development of our proved undeveloped reserves. These reports should not be construed as the current market value of our reserves. The process of estimating oil and natural gas reserves is also dependent on geological, engineering and economic data for each reservoir. Because of the uncertainties inherent in the interpretation of this data, we cannot be certain that the reserves will ultimately be realized. Our actual results could differ materially. See “Note 17 – Supplemental Information Relating to Oil and Natural Gas Producing Activities (Unaudited)” to our audited consolidated financial statements and “Note 15 – Supplemental information relating to oil and natural gas producing activities (unaudited)” to Cross Border’s audited consolidated financial statements, in each case incorporated by reference in this prospectus supplement for additional information regarding Red Mountain’s and Cross Border’s oil and natural gas reserves.

Under SEC rules, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate. To achieve reasonable certainty, Garb, Lee Engineering and Neal employ technologies consistent with the standards established by the Society of Petroleum Engineers. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, well logs, geologic maps and available downhole and production data, seismic data and well test data.

Summary of Oil and Natural Gas Properties and Projects

Production, Price and Cost History

The following table sets forth summary information regarding our oil and natural gas sales, net production sold, average sales prices and production costs and expenses for the fiscal years ended May 31, 2011 and 2012 and the nine months ended February 29, 2012 and February 28, 2013. The results for the nine months ended February 28, 2013 only include results and estimated net production sold from Cross Border since February 1, 2013.

	Fiscal Year Ended,		Nine Months Ended,
	May 31, 2011	May 31, 2012	February 29, 2012	February 28, 2013
Net production sold
Oil (Bbl)	—	37,004	13,968	43,754
Natural gas (Mcf)	900,332	795,659	652,488	432,810

Total (Boe) (1)	150,055	169,614	122,716	115,889
Total (Boe/d) (2)	411	465	450	425

Average sales prices
Oil ($/Bbl)	$—	$93.97	$95.11	$79.23
Natural gas ($/Mcf)	4.12	3.58	3.57	3.13

Total average price ($/Boe)	$24.74	$37.29	$30.80	$42.43

Costs and expenses (per Boe)
Exploration expense	$—	$1.56	$0.75	$0.45
Production taxes	1.07	2.38	1.79	1.55
Lease operating expenses	1.10	5.56	5.83	8.33
Natural gas transportation and marketing expenses	1.57	1.00	1.15	0.66
Depreciation, depletion, amortization and impairment	4.78	30.36	9.86	27.55
Accretion of discount on asset retirement obligation	0.06	0.25	0.24	0.64
General and administrative expense	1.95	36.35	28.22	53.54

(1)	Includes immaterial amounts of natural gas liquids. The Madera Prospect had net production sold of 46,162 Boe and 0 Boe for the fiscal years ended May 31, 2012 and 2011, respectively. The Villarreal Prospect had net production sold of 115,816 Boe and 144,922 Boe for the fiscal years ended May 31, 2012 and 2011, respectively. The Madera Prospect had net production sold of 25,984 Boe and 69,291 Boe for the nine months ended February 29, 2012 and February 28, 2013, respectively.
(2)	Boe/d is calculated based on actual calendar days during the period.

Developed and Undeveloped Acreage

The following table presents our total gross and net developed and undeveloped acreage by region as of February 28, 2013:

	Developed Acres		Undeveloped Acres
	Gross (1)	Net (2)	Gross (1)	Net (2)
Permian Basin	11,108	5,237	325,743	25,774
Onshore Gulf Coast	4,776	1,405	—	—
Southwest New Mexico	—	—	536,340	268,170
Kansas	—	—	3,844	3,844

Total	15,884	6,642	865,927	297,788

(1)	“Gross” means the total number of acres in which we have a working interest.
(2)	“Net” means the sum of the fractional working interests that we own in gross acres.

The primary terms of our oil and natural gas leases expire at various dates. Much of our developed acreage is held by production, which means that these leases are active as long as we produce oil or natural gas from the acreage or comply with certain lease terms. Upon ceasing production, these leases will expire. The following table summarizes by year our gross and net undeveloped leasehold acreage scheduled to expire in the next five years.

	Undeveloped Leasehold Acres		% of Total Undeveloped Leasehold Acres
As of February 28,	Gross (1)	Net (2)	Net (2)
2014	—	—	—
2015	480	310	1.3
2016	5,269	5,189	22.2
2017	160	160	0.7
2018	—	—	—

(1)	“Gross” means the total number of acres in which we have a working interest.
(2)	“Net” means the sum of the fractional working interests that we own in gross acres.

Productive Wells

The following table presents the total gross and net productive wells by area and by oil or natural gas completion as of February 28, 2013. Cross Border owns royalty interests in 14 gross wells (average of 0.37%), which have been excluded from these well counts.

	Oil Wells		Natural Gas Wells
	Gross (1)	Net (2)	Gross (1)	Net (2)
Permian Basin	154	81.7	38	4.9
Onshore Gulf Coast	—	—	38	12.4

Total	154	81.7	76	17.3

(1)	“Gross” means the total number of acres in which we have a working interest.
(2)	“Net” means the sum of the fractional working interests that we own in gross acres.

Drilling Activity

At February 28, 2013, we had four gross wells (0.5 net) being drilled in various prospects, including the Madera 24 Federal 3H on our Madera Prospect, and we had two gross wells (0.6 net) awaiting completion in the Lusk project.

Red Mountain Historical. The following table summarizes the number of net productive and dry development wells and net productive and dry exploratory wells Red Mountain drilled during the periods indicated and refers to the number of wells completed during the period, regardless of when drilling was initiated. In the period between May 31, 2012 and February 28, 2013, no additional wells were completed.

	Development Wells		Exploratory Wells
Fiscal Year Ended May 31,	Productive	Dry	Productive	Dry
2012	—	—	2.96	—
2011	0.27	—	0.13	—
2010	—	—	—	—

Cross Border Historical. The following table summarizes the number of net productive and dry development wells and net productive and dry exploratory wells Cross Border drilled during the periods indicated and refers to the number of wells completed during the period, regardless of when drilling was initiated. In the period between December 31, 2012 and February 28, 2013, four gross wells (0.2 net) were completed as productive development wells.

	Development Wells		Exploratory Wells
Year Ended December 31,	Productive	Dry	Productive	Dry
2012	1.91	—	0.13	—
2011	0.36	—	1.17	—
2010	0.36	0.05	0.22	—

MANAGEMENT

Directors and Executive Officers

The following sets forth information about the Company’s directors and executive officers:

Name	Age	Position
Alan W. Barksdale	35	President, Chief Executive Officer and Director
Michael R. Uffman	37	Chief Financial Officer
Hilda D. Kouvelis	50	Chief Accounting Officer and Executive Vice President
Tommy W. Folsom	59	Executive Vice President and Director of Exploration and Production of RMR Operating, LLC
David M. Heikkinen	41	Director
Paul N. Vassilakos	36	Director
Richard Y. Roberts	61	Director
Randell K. Ford	64	Director

Alan W. Barksdale has been our President, Chief Executive Officer and a director since June 2011 and served as our Interim Acting Chief Financial Officer from June 2011 to August 2011. Mr. Barksdale has also served as President of Black Rock Capital, Inc., our wholly owned subsidiary (“Black Rock”), since its inception. Mr. Barksdale has also been the owner and president of The StoneStreet Group, Inc. (“StoneStreet”) and president and manager of StoneStreet Operating Company, LLC (“StoneStreet Operating”), advisory and management services and merchant banking firms, since 2008. Mr. Barksdale has also been the president of AWB Enterprises, Inc., a holding company that owns a percentage of StoneStreet, since November 2011. From January 2004 to April 2010, Mr. Barksdale served as a director in the Capital Markets Group of Crews & Associates, an investment banking firm. From August 2003 to October 2003, Mr. Barksdale served as an investment banker at Stephens Inc., an investment banking firm. From 2002 to 2003, Mr. Barksdale was an investment banker at Crews & Associates. Mr. Barksdale has served as the non-executive chairman of the board for Cross Border Resources, Inc. (“Cross Border”), an oil and gas exploration company, since May 2012. We believe that Mr. Barksdale’s experience in operating, managing, financing and investing in more than 100 wells in Louisiana, Mexico and Texas, combined with his over ten years of capital markets experience and contacts and relationships, provides our Board of Directors with management and operational direction.

In 2004, the National Association of Securities Dealers, Inc. (“NASD”) alleged that Mr. Barksdale solicited an attorney to make contributions to officials of an issuer with which Stephens Inc. was engaging in municipal securities business when Mr. Barksdale was employed as an investment banker of Stephens Inc. Without admitting or denying the allegations, Mr. Barksdale entered into an acceptance, waiver and consent decree that provided for a 30-day suspension from associating with any NASD member and a $5,000 fine.

Michael R. Uffman has served as our Chief Financial Officer since November 2012. His extensive investment banking background includes years of experience advising companies on equity and debt capital markets, investor relations, and assisting in the acquisition and divestiture of assets, all in the exploration and production space. Throughout his career, Mr. Uffman has assisted clients raise more than $5 billion in the energy space. From January 2012 until December 2012, Mr. Uffman served as a Managing Director of Global Hunter Securities, LLC, a full service, natural resource focused investment banking firm. From July 2010 to December 2011, Mr. Uffman served as Director of Oil and Gas Business Development for Louisiana Economic Development, which is responsible for strengthening Louisiana’s business environment and creating a more vibrant economy in the state. From May 2007 to June 2010, Mr. Uffman served as Director of Energy Investment Banking for Dahlman Rose & Company, a research-driven investment bank focused internationally on the commodity supply chain. From 2002 to 2007, Mr. Uffman served as Vice President of Energy Investment Banking at Capital One Southcoast, Inc., an energy investment banking boutique. From 2000 to 2002, Mr. Uffman served in External Audit at KPMG, LLP.

Hilda D. Kouvelis has served as our Chief Accounting Officer since February 2012 and was appointed Executive Vice President in July 2012. Ms. Kouvelis has more than 25 years of industry accounting and finance experience. From January 2005 until June 2011, she was employed with TransAtlantic Petroleum Ltd., an international oil and natural gas company engaged in the acquisition, exploration, development and production of oil and natural gas, serving as its Chief Financial Officer from January 2007 until April 2011 and as its Vice President from May 2007 to April 2011. She also served as its controller from January 2005 to January 2007. Since leaving TransAtlantic Petroleum Ltd. in June 2011, she has been a private consultant advising on accounting matters and acquisitions. Prior to joining TransAtlantic Petroleum, Ms. Kouvelis served as Controller for Ascent Energy, Inc. from 2001 to 2004 and as Financial Controller for the international operations at the headquarters of PetroFina, S.A. in Brussels, Belgium from 1998 through 2000.

Tommy W. Folsom has been Executive Vice President and Director of Exploration and Production of RMR Operating, LLC, our wholly owned subsidiary (“RMR Operating”), since August 2012 and served as our Executive Vice President and Director of Exploration and Production from September 2011 to August 2012. Mr. Folsom is the founder of Enerstar Resources O & G, LLC (“Enerstar”), an oil company involved in the drilling, re-completion, re-entry and acquisition of properties and leases in the United States, and has served as its President since its formation in 1994. From 1996 to August 2011, Mr. Folsom served as the Operations Manager of Murchison Oil and Gas, Inc., a privately-held independent oil and gas company engaged in the acquisition, development and production of oil and gas resources in the United States.

David M. Heikkinen has been a director since April 2013. Mr. Heikkinen has served as the Chief Executive Officer of Heikkinen Energy Advisors, LLC, an institutional equity research and investment advisory firm, since he founded it in July 2012. From December 2005 to February 2012, Mr. Heikkinen served as Head of Exploration and Production Research for Tudor, Pickering, Holt & Co., an integrated energy investment and merchant bank, providing advice and services to institutional and corporate clients. From February 2000 to December 2005, Mr. Heikkinen served as the Exploration and Production Analyst for Capital One Southcoast, Inc., an investment bank headquartered in New Orleans, Louisiana that provides financial advisory services. From January 1994 to February 2000, Mr. Heikkinen held various engineering roles with Shell Offshore Inc. and Shell International Exploration and Production. We believe our Board of Directors benefits from Mr. Heikkinen’s extensive capital markets experience in the oil and gas industry.

Paul N. Vassilakos has been a director since October 2011. Mr. Vassilakos also previously served as our interim President and Chief Executive Officer from February 2011 to March 2011. From November 2011 through February 2012, Mr. Vassilakos served as Chief Executive Officer, Chief Financial Officer and director of Soton Holdings Group, Inc., a publicly held company now known as Rio Bravo Oil, Inc. Mr. Vassilakos has been the assistant treasurer of Cullen Agricultural Holding Corp. (“CAH”) since October 2009. CAH is a development stage agricultural company which was formed in connection with the business combination between Triplecrown Acquisition Corp. and Cullen Agricultural Technologies, Inc. in October 2009. In July 2007, Mr. Vassilakos founded Petrina Advisors, Inc., a privately held advisory firm providing investment banking services, and has served as its president since its formation. Mr. Vassilakos also founded and, since December 2006, serves as the vice president of Petrina Properties Ltd., a privately held real estate holding company. From February 2002 through June 2007, Mr. Vassilakos served as vice president of Elmsford Furniture Corp., a privately held furniture retailer in the New York area. From July 2000 through January 2002, Mr. Vassilakos was an Associate within the Greek Coverage Group of Citigroup’s UK Investment Banking Division. From July 1998 through July 2000, Mr. Vassilakos was an Analyst within the Industrial Group of Salomon Smith Barney’s New York Investment Banking Division. Mr. Vassilakos has also served on the board of directors of Cross Border since May 2012. We believe that Mr. Vassilakos brings extensive public company and capital markets experience, as well as his professional contacts and experience, to our Board of Directors.

Richard Y. Roberts has been a director since October 2011. Since March 2006, Mr. Roberts has been a principal of Roberts, Raheb & Gradler LLC, a regulatory and legislative consulting firm that he co-founded. He was a partner with Thelen Reid & Priest LLP, a national law firm, from January 1997 to March 2006. From

August 1995 to January 1997, Mr. Roberts was a consultant at Princeton Venture Research, Inc., a private consulting firm. From 1990 to 1995, Mr. Roberts was a commissioner of the SEC. Mr. Roberts is currently a director of CAH. He was a director of Nyfix, Inc. from September 2005 to December 2009, a director of Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009 and a director of Triplecrown Acquisition Corp. from June 2007 to October 2009. We believe that Mr. Roberts’ experience at the SEC, and his experience as a director of other public companies, as well as his professional contacts and relationships, provides our Board of Directors with necessary insight into the requirements and needs of an emerging public company.

Randell K. Ford has been a director since November 2011. Mr. Ford has worked in the oil and gas industry for over 40 years. Since 1993, Mr. Ford has been the President of R. K. Ford and Associates, Inc., a consulting firm based in the Permian Basin in Midland, Texas that specializes in drilling, engineering and completion of oil and gas wells. Mr. Ford has also been a partner in Western Drilling Inc., an onshore drilling services company, since March 2010. While serving as President, Division Drilling Engineer, Principal and various other oilfield service positions, Mr. Ford has drilled, managed, consulted or invested in over 4,000 wells located domestically in 18 states and internationally in 12 countries. Mr. Ford has also served on the board of directors of Cross Border since May 2012. We believe our Board of Directors benefits from Mr. Ford’s operational expertise, stemming from his over 40 years of experience in the oil and gas industry.

Director Independence

The standards relied upon the Board in determining whether a director is “independent” are those set forth in the rules of the NYSE MKT LLC (formerly, NYSE Amex). The NYSE MKT LLC generally defines “independent directors” as a person other than an executive officer or employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these standards, our Board of Directors has determined that Messrs. Heikkinen, Roberts and Vassilakos are our independent directors.

Board Committees

We do not have separate standing audit, nomination or compensation committees as we are not required to have such committees at this time. Our three independent directors, Messrs. Heikkinen, Roberts and Vassilakos, perform the functions of our audit, nominating and compensation committees.

Audit Committee Functions

Our independent directors, performing the functions of our audit committee, do not have an audit committee charter. Our Board has not determined that we have an “audit committee financial expert,” as defined in SEC rules, serving on the Board as we are not required to do so at this time. However, the Board believes that our independent directors have sufficient knowledge in financial and auditing matters to perform the functions of our audit committee. The Board accordingly does not believe it is necessary at this time to recruit a new director in order to name an audit committee financial expert.

Nominating Committee Functions

In the absence of a designated nominating committee, each of our independent directors participates in the consideration of director nominees. In the Board’s view, a standing nominating committee is not necessary since, given the Board’s current size and composition, our independent directors are capable of performing the same functions as necessary.

We will consider candidates for Board membership suggested by the Board members, as well as management and shareholders. We consider, among many factors, leadership experience, financial and accounting expertise, industry expertise and strategic planning expertise in choosing Board members. We also examine the skills, diversity, backgrounds and experience of director nominees. In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers the following specific qualifications: relevant management and/or industry experience; high personal and professional ethics; integrity and values; a commitment to representing the long-term interests of our shareholders; independence; and an ability and willingness to devote sufficient time to carrying out their duties and responsibilities as directors.

Compensation Committee Functions

In the absence of a designated compensation committee, each of our independent directors participates in the determination of executive and director compensation. In the Board’s view, a standing compensation committee is not necessary because our independent directors are willing and able to perform the same functions as necessary.

Our policies with respect to the compensation of our executive officers are administered by our Board in consultation with our independent directors. Our compensation policies are intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Board and Committee Meetings

The Board met seven times during the fiscal year ended May 31, 2012 and acted by unanimous written consent on numerous additional occasions. The Board’s independent directors did not meet separately from the Board meetings that were held during the fiscal year ended May 31, 2012, but performed the necessary functions as audit, nominating and compensation committees during these meetings as necessary.

We do not have a formal policy respecting attendance by our Board of directors of annual meetings of the shareholders. However, we attempt to schedule our annual meetings so that all of our directors can attend and encourage them to do so.

Board Leadership Structure and Role in Risk Oversight

Mr. Barksdale serves both as our chief executive officer and chairman of the board. At this time, our Board believes that the Company is best served by having one person serve as both chief executive officer and the chairman because this structure provides unified leadership and direction. Given Mr. Barksdale’s extensive experience in operating, managing, financing and investing in oil and gas wells and his capital markets experience, Mr. Barksdale is uniquely situated to provide day-to-day operational guidance, as well as broader strategic and management direction for the Company. His knowledge of the Company’s daily operations as chief executive officer ensures that key business issues are brought to the Board’s attention and prioritized as appropriate for the Company’s success. Our Board has not appointed a lead independent director.

Our Board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its review of the operations of our business and corporate functions, our Board considers and addresses the primary risks associated with those functions. Our Board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers, and employees. A copy of our code of ethics is available on our website at www.redmountainresources.com/investor-information under the “Governance” heading. We intend to post any amendments to, or waivers from, our code of ethics that apply to our principal executive officer, principal financial officer, and principal accounting officer on our website at www.redmountainresources.com/investor-information.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The description of certain terms of the Series A Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our articles of incorporation, the articles of amendment to our articles or incorporation pursuant to which the preferences, limitations, and relative rights of the Series A Preferred Stock has been established (the “Series A Articles of Amendment”), our bylaws and Florida law. Copies of our articles of incorporation, the Series A Articles of Amendment, and our bylaws are available from us upon request. As used under this caption “Description of the Series A Preferred Stock,” references to “us,” “our” and “we” mean Red Mountain Resources, Inc. and not its subsidiaries.

General

Our articles of incorporation, as amended, provide us the authority to issue up to 500,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. We may issue preferred stock from time to time in one or more classes or series, with such distinctive designations, rights and preferences as our board of directors may fix in the resolutions providing for the issuance of such class or series.

Before we issue any of the Series A Preferred Stock, we will file with the Department of State of the State of Florida the Series A Articles of Amendment creating and establishing the number and fixing the terms, preferences, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of our Series A Preferred Stock. The Series A Articles of Amendment will authorize the issuance of up to 1,200,000 shares of Series A Preferred Stock. We expect to offer for sale up to 700,000 additional shares of Series A Preferred Stock in the future, either separately or as Units. Any additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock offered by this prospectus supplement and accompanying prospectus and will have the same terms.

There is currently no market for the Series A Preferred Stock. The underwriters will use their best efforts to secure the quotation of the Series A Preferred Stock on the OTCQB. We intend to apply to list the shares of the Series A Preferred Stock on a National Exchange (as defined below) prior to April 30, 2014, as required by the terms of the Series A Preferred Stock. Please see “—Listing Covenant.” We expect the Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, Cede & Co. Please see “—Book-Entry Procedures.”

We expect the registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock will be Broadridge Corporate Issuer Solutions, Inc. (the “Transfer Agent”). The principal business address for the Transfer Agent is 1717 Arch St., Suite 1300, Philadelphia, Pennsylvania 19103, and its telephone number is (855) 793-5068. The Series A Articles of Amendment will provide that we will maintain an office or agency where shares of Series A Preferred Stock may be surrendered for payment (including redemption), registration of transfer or exchange.

Ranking

The Series A Preferred Stock will rank: (i) senior to all of our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “Junior Stock;” (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “Parity Stock;” (iii) junior to all other equity securities we issue, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), which we refer to as “Senior Stock;” and (iv) junior to all of our existing and future indebtedness.

As of May 31, 2013, we had outstanding indebtedness of $24.1 million, including $19.8 million of secured indebtedness.

Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends under Florida law, cumulative cash dividends at the rate of 10.0% of the $25.00 per share liquidation preference per year (equivalent to $2.50 per year per share) (the “Dividend Rate”). Dividends on the Series A Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in the Series A Articles of Amendment, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. A “dividend period” is the period commencing on the first day of each of January, April, July and October and ending on the day preceding the first day of the next succeeding dividend period, provided that any dividend period during which shares of Series A Preferred Stock shall be redeemed shall end on the day prior to the date of redemption. The first dividend on the Series A Preferred Stock is scheduled to be paid on October 15, 2013, in the amount of $0.47 per share, and that dividend will be paid to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which will be September 30, 2013. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period as prorated, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the last day of the applicable dividend period, whether or not a business day (each, a “dividend record date”).

No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the payment thereof would be unlawful under the laws of the State of Florida. You should review the information appearing above under “Risk Factors—We could be prevented from paying cash dividends on the Series A Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.

Dividends on the Series A Preferred Stock will accrue regardless of whether (i) the terms of any of our agreements, including any documents governing our indebtedness, at any time prohibit the declaration, payment or setting apart for payment, or provide that any such action would constitute a breach or default; (ii) we have earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series A Preferred Stock offered pursuant to this prospectus supplement, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period. On July 19, 2013, we entered into an amendment to our Credit Agreement to permit the payment of cash dividends on the Series A Preferred Stock so long as we are not otherwise in default under the Credit Agreement and payment of such cash dividends would not cause us to be in default under the Credit Agreement.

Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Junior Stock) shall be declared or paid or set aside for payment upon shares of Junior Stock or Parity Stock. In addition, any shares of Junior Stock or Parity Stock shall not be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares) by us.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and Parity Stock, all dividends declared, paid or set apart for payment upon the Series A Preferred Stock and any Parity Stock shall be declared, paid or set apart for payment pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more full quarterly dividend periods, whether or not consecutive (such event a “Dividend Default”), the dividend rate specified shall be increased to the rate of 12.0% of the $25.00 per share stated liquidation preference per annum (equivalent to $3.00 per annum per share) (the “Default Rate”). This Default Rate shall remain in effect until we have paid accrued but unpaid dividends on the Series A Preferred Stock and timely paid the accrued dividends for the two subsequent quarterly dividend payment periods, at which time the dividend rate shall revert to the rate of 10.0% of the $25.00 per share stated liquidation preference per annum otherwise specified for the next occurring dividend payment period and shall remain at 10.0% until a subsequent Dividend Default shall occur.

Whenever a Financial Covenant Default (as defined herein) occurs, the dividend rate specified shall be increased to the Default Rate. For purposes hereof a “Financial Covenant Default” shall have occurred if we fail to comply with the Financial Covenant (as defined below). The Default Rate shall remain in effect until our Asset Coverage Ratio on two consecutive quarterly balance sheets (not including the balance sheet for the quarter in which the Financial Covenant Default occurs) is 2.0 or greater, at which time the dividend rate shall revert to the rate of 10.0% of the $25.00 per share stated liquidation preference per annum otherwise specified effective as of the day after the second balance sheet date and shall remain at 10.0% until a subsequent Financial Covenant Default shall occur.

Whenever a Listing Default (as defined herein) occurs, the dividend rate specified shall be increased to the Default Rate. For purposes hereof a “Listing Default” shall have occurred if, after the Series A Preferred Stock is listed for trading on the New York Stock Exchange, or the NYSE, the NYSE MKT LLC, or the NYSE MKT, or NASDAQ Stock Market, or NASDAQ, or listed or quoted on any comparable national securities exchange or national securities market (each a “National Exchange”) we fail to maintain such listing for a period of 180 consecutive days. The Default Rate shall remain in effect until the Series A Preferred Stock is listed on a

National Exchange, at which time the dividend rate shall revert to the rate of 10.0% of the $25.00 per share stated liquidation preference per annum otherwise specified for the next occurring dividend payment period and shall remain at 10.0% until a subsequent Listing Default shall occur.

Financial Covenant

We are required to have an Asset Coverage Ratio (as defined below) of 2.0 or greater as of the date of any issuance of additional debt (excluding any borrowings under the Credit Facility or any revolving credit facility in replacement thereof), Series A Preferred Stock, Senior Stock or Parity Stock (the “Financial Covenant”). “Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with generally accepted accounting principles, of (a) total assets less goodwill, intellectual property and other intangible assets but excluding intangible drilling costs, divided by (b) the sum of total debt plus the aggregate liquidation preference of Series A Preferred Stock, Senior Stock and Parity Stock then outstanding, less cash, cash equivalents and marketable securities. The Asset Coverage Ratio shall be calculated based on our balance sheet for the most recent fiscal period then ended that has been filed with the SEC on a pro forma basis after giving effect to (i) the issuance of such additional debt (excluding any borrowings under the Credit Facility or any revolving credit facility in replacement thereof), Series A Preferred Stock, Senior Stock or Parity Stock and (ii) the application of the proceeds from the issuance of such additional debt (excluding any borrowings under the Credit Facility or any revolving credit facility in replacement thereof), Series A Preferred Stock, Senior Stock or Parity Stock. Notwithstanding the classification of the Series A Preferred Stock on the Corporation’s balance sheet, the Series A Preferred Stock shall not be deemed debt for purposes of the Asset Coverage Ratio.

For purposes of this determination, no shares of Series A Preferred Stock, if any, will be deemed to be outstanding for purposes of the computation of the Asset Coverage Ratio if, prior to or concurrently with such determination, sufficient funds to pay the full redemption price for such Series A Preferred Stock (or the portion thereof to be redeemed) will have been deposited in trust with the paying agent for such Series A Preferred Stock and the requisite notice of redemption for such Series A Preferred Stock (or the portion thereof to be redeemed) will have been given or other sufficient funds (in accordance with the terms of such Series A Preferred Stock) to pay the full redemption price for such Series A Preferred Stock (or the portion thereof to be redeemed) will have been segregated by us and the Transfer Agent from our assets, by means of appropriate identification on the Transfer Agent’s books and records or otherwise in accordance with the Transfer Agent’s normal procedures. In such event, the sufficient funds so deposited or segregated will not be included as our assets for purposes of the computation of the Asset Coverage Ratio.

Listing Covenant

We intend to apply to list the shares of the Series A Preferred Stock on a National Exchange prior to April 30, 2014, as required by the terms of the Series A Articles of Amendment. In the event we fail to list the Series A Preferred Stock on a National Exchange prior to April 30, 2014, then the dividend rate specified shall be increased by one-half percent per calendar quarter, up to a rate not to exceed the Default Rate, until such listing occurs, at which time the dividend rate shall revert to the rate of 10.0% of the $25.00 per share stated liquidation preference per annum.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment shall be made to or set apart for the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid thereon to and including the date of payment. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets or proceeds thereof are insufficient to pay in full the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series A Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets.

For purposes hereof, none of (i) the consolidation or merger of us with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of our assets, or (iii) a statutory share exchange shall be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us (although such events may give rise to a “Change of Control” as described below).

The Series A Articles of Amendment will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock.

Redemption

Mandatory Redemption

The Series A Preferred Stock will be subject to a mandatory redemption by the Company on July 15, 2018, for $25.00 per share, plus accrued and unpaid dividends.

Optional Redemption

On or after July 15, 2014, we may, at our option redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at the redemption prices (expressed as percentages of the liquidation preference) set forth in the following table plus accrued and unpaid dividends, if any:

Redemption Dates	Redemption Prices (expressed as percentage of liquidation preference)
July 15, 2014	105%
July 15, 2015	103%
July 15, 2016	100%

If we elect to redeem any shares of Series A Preferred Stock as described above, we may use any available cash legally available under Florida law to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Redemption Upon a Change of Control

Upon the occurrence of a Change of Control (as defined below), provided the terms and provisions of any agreement of ours, including agreements related to our indebtedness do not prohibit it, we will be required to redeem the Series A Preferred Stock within 120 days after the first date on which such Change of Control occurs, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends. If we redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash legally available under Florida law to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following has occurred and is continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) and (ii) following the closing of any transaction referred to in (i) above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on a National Exchange; provided, that a merger effected to change our jurisdiction of incorporation shall not be deemed a Change of Control.

Redemption Procedures

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series A Preferred Stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date, (ii) the number of shares of Series A Preferred Stock to be redeemed, (iii) the redemption price per share of Series A Preferred Stock, plus any accrued and unpaid dividends to but not including the date of redemption, (iv) the place or places where any certificates issued for Series A Preferred Stock other than through the DTC book-entry described below, are to be surrendered for payment of the redemption price, (v) that dividends on the Series A Preferred Stock will cease to accrue on such redemption date, and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series A Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series A Preferred Stock to be redeemed from each such holder.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company as provided in the Series A Articles of Amendment, in which case the notice to holders of the Series A Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for Series A Preferred Stock other than through the DTC book-entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series A Preferred Stock at the end of one year after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series A Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit and the term of office of any director elected by the Series A Preferred Stock shall immediately terminate.

All shares of Series A Preferred Stock issued and redeemed by us shall be restored to the status of undesignated, authorized shares of preferred stock.

If we redeem the Series A Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Voting Rights

Except as indicated below or under Florida law, the holders of the Series A Preferred Stock will have no voting rights.

In the event of a Dividend Default or Listing Default, the number of directors then constituting our board of directors will be increased, and the holders of the Series A Preferred Stock, voting together as a single class with the holders of any other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “voting preferred stock”), will have the right to elect two directors, in the case of a Dividend Default, or one director, in the case of a Listing Default, in addition to those directors then serving on the board of directors at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such voting preferred stock and at each subsequent annual meeting of stockholders until such right to elect directors shall cease, as described below. In no event will holders of the Series A Preferred Stock be entitled to elect more than two directors under the above default provisions, regardless of whether there is both a Dividend Default and a Listing Default.

After (i) we have paid all accrued but unpaid dividends on the Series A Preferred Stock, and timely paid in full the accrued dividends for the two subsequent quarterly dividend payment periods or (ii) any Listing Default is cured, as applicable, then the right of the holders of the Series A Preferred Stock to elect the additional directors will cease, the terms of office of the directors will forthwith terminate and the number of directors constituting our board of directors will be reduced accordingly. However, the right of the holders of the Series A Preferred Stock to elect additional directors will again vest if and whenever there is a subsequent Dividend Default or Listing Default, as described above.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required in order:

i.	to amend, alter or repeal any provisions of our articles of incorporation, as amended, or our by-laws if such change would affect materially and adversely the rights, preferences or voting powers of the holders of the Series A Preferred Stock;

ii.	to effect a statutory share exchange that affects the Series A Preferred Stock, or to merge or consolidate with another entity, unless (x) we are the surviving entity and the Series A Preferred Stock remains outstanding with no material and adverse change to its terms, voting powers, preferences and rights, or (y) the resulting surviving entity or transferee entity is organized under the laws of any state and the Series A Preferred Stock is substituted or exchanged for other preferred equity or shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof substantially similar to that of a share of Series A Preferred Stock (except for changes that do not materially and adversely affect the Series A Preferred Stock); or

iii.	to authorize, reclassify, create, issue or increase the authorized amount of any shares of any class or any security convertible or exchangeable for Senior Stock.

For purposes of the voting requirements in subsection (i) above, neither of the following shall be deemed to materially and adversely affect the rights, preferences or voting powers of the Series A Preferred Stock or voting preferred stock:

i.	an amendment to the provisions of our articles of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any Parity Stock, including additional shares of Series A Preferred Stock; or

ii.	an amendment to the provisions of our articles of incorporation to effectuate a reverse stock split.

The above voting rights of the Series A Preferred Stock will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding shares of Series A Preferred Stock are subject to a notice of redemption pursuant to the provisions described above under “—Redemption” and funds sufficient to pay the applicable redemption price, including accrued and unpaid dividends, for all of such shares of Series A Preferred Stock called for redemption have been deposited with a bank or trust company, as described under “—Redemption—Redemption Procedures.”

When the Series A Preferred Stock is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of our preferred stock (as described in the Series A Articles of Amendment or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference.

However, we may create additional series or classes of Parity Stock and Junior Stock, increase the authorized number of shares of Parity Stock (including the Series A Preferred Stock) and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of the Series A Preferred Stock.

No Exchange or Conversion Rights; No Sinking Fund

Shares of the Series A Preferred are not exchangeable or convertible into any other class or series of our capital stock or other securities or property. The Series A Preferred is not subject to the operation of a purchase, retirement or sinking fund.

No Preemptive Rights

Holders of the Series A Preferred have no preemptive right to acquire shares of any class or series of our capital stock.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in our record books, and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. We will mail the reports to the holders of Series A Preferred Stock within fifteen days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, assuming we are a “non-accelerated” filer in accordance with the Exchange Act.

Book-Entry Procedures

The Depository Trust Company (“DTC”) will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform

Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series A Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You, as the actual owner of the Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series A Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our articles of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series A Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A Preferred Stock will be paid directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving us reasonable notice. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Direct Registration System

Our Series A Preferred Stock will be registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Series A Preferred Stock holders entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

DESCRIPTION OF THE WARRANTS

The material terms and provisions of the warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the warrant agreement and form of warrant, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering and incorporated by reference in this prospectus.

Term

The warrants are exercisable beginning on the date of original issuance and ending on the earlier of (i) the date that is three years after the date of original issuance or (ii) the first Trading Day (as defined below) that is at least 30 days after the date that we notify the holders of warrants by filing a Current Report on Form 8-K with the SEC stating that our common stock has (A) achieved a 20 Trading Day VWAP (as defined below) of $1.50 per share (the “Trigger Price”) or more and (B) traded, in the aggregate, 3,000,000 shares (the “Trigger Volume”) or more over the same 20 consecutive Trading Days for which the 20 Trading Day VWAP was calculated. See “—Forced Conversion” below.

Exercise Price

Each warrant will be exercisable for the purchase of 25 shares of common stock at an exercise price of $1.00 per whole share, payable in U.S. dollars. The exercise price, number of shares issuable on exercise of the warrants, the Trigger Price and Trigger Volume are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, stock issuances, reclassifications or similar events affecting our common stock. However, the exercise price, number of shares issuable on exercise of the warrants, the Trigger Price and Trigger Volume will not be adjusted for any issuances of common stock or securities convertible into or exercisable for common stock at a price below the then current exercise price or Trigger Price of the warrants.

Exercisability

Subject to the limitations described below, holders may exercise the warrants beginning on the date of issuance and at any time during the applicable term of the warrant. The warrants will be exercisable, at the option of each holder, in whole or in part (but not as to fractional shares), by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.9% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common stock after exercising the holder’s warrants up to 9.9% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, at our option, we will either (i) pay the holder an amount in cash equal to the fractional amount multiplied by the difference between the VWAP (as defined below) of our common stock on the Trading Day immediately preceding the date of exercise minus the exercise price or (ii) round up to the next whole share.

No warrants will be exercisable unless, at the time of exercise, there is either (i) an effective registration statement registering the issuance of the shares underlying those warrants to the holder and a prospectus relating to those shares is current or (ii) an exemption from registration is available and we have obtained an opinion of counsel to that effect.

Delivery of Shares

Upon the holder’s due exercise of a warrant, we will promptly, but in no event later than three trading days after the exercise date, issue and deliver, or cause to be issued and delivered, the shares of common stock issuable upon exercise of the warrant. In addition, we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Company through its Deposit Withdrawal Agent Commission System or another established clearing corporation performing similar functions.

Cashless Exercise

If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares underlying the warrant to the holder, and an exemption from registration permitting cashless exercise of the warrant and the public resale of the underlying shares is available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may only exercise its warrant (either in whole or in part) on a cashless basis and receive upon such exercise the net number of shares of common stock determined according to a formula set forth in the warrant. Except in this limited circumstance, the warrants do not permit cashless exercise.

Forced Conversion

In the event our common stock achieves a 20 Trading Day VWAP of $1.50 per share or more and trades, in the aggregate, 3,000,000 shares or more over the same 20 consecutive Trading Days for which the 20 Trading Day VWAP is calculated, we will notify the holders of warrants by filing a current report on Form 8-K with the SEC. The warrants will expire and be of no further force or effect at 5:00 pm New York City time on the 30th day after the filing of the Form 8-K. In the event the 30th day after the filing of the Form 8-K is not a trading day, the warrants will expire at 5:00 pm New York City time on the first Trading Day that is at least 30 days after the filing of the Form 8-K.

“20 Trading Day VWAP” means over a period of 20 consecutive Trading Days, the average of the daily VWAP for each of such 20 Trading Days.

“Principal Market” means the principal securities exchange or securities market on which our common stock is then traded.

“Trading Day” means any day on which our common stock is traded on the Principal Market, provided that “Trading Day” shall not include any day on which the common stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the common stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“VWAP” means, as of any date, the dollar volume-weighted average price of our common stock on the Principal Market during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of our common stock in the over-the-counter market on the electronic bulletin board for the common stock during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for our common stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for our common stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If VWAP cannot be calculated for our common stock on such date on any of the foregoing bases, the VWAP on such date shall be the fair market value as determined by an independent appraiser selected in good faith by us. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Authorized Shares

During the period the warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the warrants upon the exercise of such warrants.

Exchange Listing

We do not plan on making an application to list the warrants on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event.

Right as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s separate ownership of shares of our common stock, the holders of the warrants will not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Warrant Agent

The warrants will be issued in registered form under a warrant agreement between the Transfer Agent, as warrant agent, and us. The main address of the Transfer Agent is Broadridge Corporate Issuer Solutions, Inc., 1717 Arch St., Suite 1300, Philadelphia, Pennsylvania 19103.

Amendments

We and the warrant agent may amend the warrant agreement or the warrants without the consent of any holders for the purpose of, among other things, curing ambiguities or defective provisions, appointing a successor warrant agent, or amending the warrants in any manner that we deem necessary or desirable and that will not adversely affect the interests of the holders in any material respect. However, we may only add, change or eliminate provisions of the warrant agreement or modify the rights of the holders of warrants in any other respect with the consent of the holders of not fewer than a majority of the then unexercised warrants affected by such amendment. Any amendment that adversely affects the exercise rights of the holders in any material respect requires the consent of the holders of not fewer than two-thirds of the then unexercised warrants affected thereby.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of the Series A Preferred Stock, common stock, and warrants offered by this prospectus supplement. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock, common stock, and warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series A Preferred Stock, common stock, or warrants in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, or may be subject to different interpretations which could result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Series A Preferred Stock, common stock, or warrants. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series A Preferred Stock, common stock, or warrants in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series A Preferred Stock, common stock, or warrants who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series A Preferred Stock, common stock, or warrants as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series A Preferred Stock, common stock, or warrants, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Stock, common stock, or warrants, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock, common stock, or warrants.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Series A Preferred Stock, common stock, or warrants, that is:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of our Series A Preferred Stock, common stock, or warrants that is not a U.S. holder.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OR HOLDER OF OUR SERIES A PREFERRED STOCK AND WARRANTS. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK AND WARRANTS, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES A PREFERRED STOCK, COMMON STOCK, AND WARRANTS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES A PREFERRED STOCK, COMMON STOCK, AND WARRANTS IN YOUR PARTICULAR CIRCUMSTANCES.

Allocation of Purchase Price Between Series A Preferred Stock and Warrants

Each holder that purchases a share of our Series A Preferred Stock in the offering will also receive warrants for a certain amount of our common stock (see “Description of Warrants—General”). The purchase price for the Series A Preferred Stock and warrants will need to be allocated between the Series A Preferred Stock and warrants in proportion to their relative fair market values on the date that the unit is purchased by such holder. This allocation of the purchase price will establish a holder’s initial tax basis for U.S. federal income tax purposes in its Series A Preferred Stock and warrants.

Each holder should consult its own tax advisor regarding the allocation of the purchase price between the Preferred Stock and the warrants.

Summary of Tax Consequences with Respect to Our Series A Preferred Stock

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by “U.S. holders.”

Distributions in General. In general, if distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A Preferred Stock, and the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “U.S. holder: Disposition of Series A Preferred Stock, Including Redemptions.” As of the date of this prospectus supplement, we do not believe we have any accumulated earnings and profits for U.S. federal income tax purposes. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Distributions treated as dividends that are received by individual holders of Series A Preferred Stock currently will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to the Series A Preferred Stock that are held for 60 days or less during the

121-day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock become ex-dividend. Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Distributions treated as dividends that are received by corporations generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred securities with an arrearage of dividends, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. Each domestic corporate holder of Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction.

Constructive Distributions on Series A Preferred Stock. A distribution by a corporation of its stock deemed made with respect to its preferred stock is generally treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock.

The constructive distribution of property equal to the redemption premium would accrue without regard to the holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) under Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). Under those rules, the constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series A Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General.” The actual application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A Preferred Stock is uncertain, and each investor is encouraged to review this matter with his or her tax advisor.

We have the right to call the Series A Preferred Stock for redemption on or after July 15, 2014 (the “call option”), and are required to redeem the Series A Preferred Stock upon any Change of Control (the “contingent call obligation”). We are also required to redeem all of the shares of Series A Preferred Stock outstanding on July 15, 2018 (the “mandatory redemption obligation”). The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to our contingent call obligation or mandatory redemption obligation is equal to the liquidation preference of the Series A Preferred Stock (i.e., $25.00, plus accrued and unpaid dividends) and is payable in cash. The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to our call option is a percentage of the liquidation preference of the Series A Preferred Stock ranging from 100% to 110% of the liquidation preference and is also payable in cash.

If the redemption price of the Series A Preferred Stock exceeds the issue price of the Series A Preferred Stock, the excess may be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A Preferred Stock. Assuming that the issue price of the Series A Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series A Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series A Preferred Stock is sold, less the amount of the purchase price allocated to the warrants (see “Material U.S. Federal Income Tax Considerations—Allocation of Purchase Price Between Series A Preferred Stock and Warrants” above).

A redemption premium for the Series A Preferred Stock should not result in constructive distributions to U.S. holders of the Series A Preferred Stock if the redemption premium is less than a de minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A Preferred Stock should be considered de minimis if such premium is less than .0025 of the Series A Preferred Stock’s redemption price, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A Preferred Stock is unclear, the remainder of this discussion assumes that the Series A Preferred Stock is issued with a redemption premium greater than a de minimis amount with respect to the call option and the contingent call obligation. However, we believe that the redemption premium for the Series A Preferred Stock should be considered de minimis with respect to the mandatory redemption obligation.

The call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test or that such a redemption would reduce the yield of the Series A Preferred Stock. Accordingly, we believe that no unrelated U.S. holder of the Series A Preferred Stock should be required to recognize constructive distributions of the redemption premium because of our call option.

Also, under the Treasury regulations, a constructive distribution would be required if we are obligated to redeem the Series A Preferred Stock at a “specified time” unless such obligation is subject to a contingency that is beyond the legal or practical control of the holder or holders as a group and that, based on all of the facts and circumstances as of the issue date, renders remote the likelihood of redemption. We believe that our contingent call obligation to redeem the Series A Preferred Stock upon a Change of Control is beyond the legal or practical control of the holder or holders of the Series A Preferred Stock. In addition, the Series A Preferred Stock generally does not possess voting rights except in the limited circumstances described in the Series A Articles of Amendment or as otherwise required under Florida law. We do not believe, however, that the holders of the Series A Preferred Stock by reason of holding such stock possess the power or authority to require a Change of Control. Accordingly, we believe that no U.S. holder of the Series A Preferred Stock should be required to recognize constructive distributions of the redemption premium because of our contingent call obligation.

Prospective purchasers of the Series A Preferred Stock should consult their own tax advisors regarding the potential implications of these rules.

Disposition of Series A Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series A Preferred Stock exceeds one year at the time of the redemption), equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “—Distributions in General.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder’s stock interest in us under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, where such redemption results in a partial liquidation of our company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series A Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in our company, which will depend on the U.S. holder’s particular facts and circumstances at such time.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code. A redemption will result in a “complete redemption” if either all of our stock actually and constructively owned by a U.S. holder is redeemed or all of our stock actually owned by the U.S. holder is redeemed and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series A Preferred Stock will likely not qualify for this exception because the voting rights are limited as provided in the “Description of Series A Preferred Stock—Voting Rights.”

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is generally factual in nature and has been interpreted under case law to include the termination of a business or line of businesses.

If none of the foregoing tests result in sale or exchange treatment upon redemption, and instead a redemption payment is treated as a dividend distribution, the rules discussed above in “—Distributions in General” apply.

Because of the factual nature of the foregoing tests, each U.S. holder of Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

Corporate Dividends Received Deduction. Dividends paid or deemed paid by a corporation to corporate investors are generally eligible for the corporate dividends received deduction under Section 243 of the Code (the

“Dividends Received Deduction”). A dividend under federal tax law has a unique definition that differs from the definition under corporate and accounting law. For U.S. federal income tax purposes, a dividend is a distribution that is paid with respect to a corporation’s stock out of the corporation’s earnings and profits for the corporation’s taxable year (computed at the close of the corporation’s taxable year without any diminution by reason of any distributions made during the taxable year) plus accumulated earnings and profits. The calculation of a corporation’s earnings and profits generally starts with a company’s net earnings; however numerous adjustments are required under the Code and Treasury regulations in order to determine the earnings and profits amount to determine if a dividend has been paid for federal income tax purposes.

As discussed above in “—U.S. holders—Distributions in General,” if a corporation makes a distribution with respect to the Series A Preferred Stock, or is deemed to have made such a distribution, to a U.S. holder in any year when the amount distributed exceeds the distributing corporation’s current and accumulated earnings and profits balance, the excess amount paid to the U.S. holder will first reduce the U.S. holder’s basis in the Series A Preferred Stock until such basis equals zero and then produce capital gain to the extent that the amount distributed exceeds the U.S. holder’s basis in such stock.

Although corporate distributions that reduce tax basis are generally received tax free, the reduced basis could produce capital gains when the Series A Preferred Stock is disposed of, possibly equal to the reduction in tax basis. Any such capital gain recognized at that time could be taxed to a U.S. holder that is a corporation, absent offsetting capital losses, at a current maximum U.S. federal income tax rate of 35%. Similarly, if any corporate distributions exceed the basis of U.S. holder that is a corporation in its Series A Preferred Stock, any capital gain produced, absent offsetting capital losses, would be currently taxable at a maximum U.S. federal income tax rate of 35% even though such Series A Preferred Stock is not sold. The Dividends Received Deduction would not be applicable to either situation because capital gains are not dividends since they are not paid out of earnings and profits.

As of the date of this prospectus supplement, we do not believe we have any accumulated earnings and profits for U.S. federal income tax purposes. Additionally, we may not have sufficient current earnings and profits during future years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. Each U.S. holder of Series A Preferred Stock that is a corporation should consult its own tax advisors to determine the availability of the Dividends Received Deduction and the potential tax consequences of its unavailability with respect to distributions received with respect to Series A Preferred Stock or dispositions of Series A Preferred Stock.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock unless the beneficial owner of such Series A Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by certain “non-U.S. holders” (as defined below).

Distributions on the Series A Preferred Stock. In general, if distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the Series A Preferred Stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Non-U.S. holder: Disposition of Series A Preferred Stock, Including Redemptions.” As of the date of this prospectus supplement, we do not believe that we have any accumulated earnings and profits for U.S. federal income tax purposes. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. In addition, if we are a U.S. real property holding corporation, or a “USRPHC,” which we believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Non-U.S. holder: Disposition of Series A Preferred Stock, Including Redemptions”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of the Series A Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. But, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied, including by providing a properly executed IRS Form W-8ECI (or other applicable form). Instead, such dividends will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if the Series A Preferred Stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of the Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Series A Preferred Stock, Including Redemptions. Any gain realized by a non-U.S. holder on the disposition of the Series A Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation,” or a USRPHC, for United States federal income tax purposes.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (unless an applicable income tax treaty provides for a lower rate) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, a corporation is a USRPHC if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are a USRPHC. However, gain on the sale or other disposition of a class of stock of a USRPHC that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. No assurance can be given that Series A Preferred Stock will be considered regularly traded when a non-U.S. holder sells its Series A Preferred Stock. Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our Series A Preferred Stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of Series A Preferred Stock.

If a non-U.S. holder is subject to regular U.S. federal income tax upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

A redemption of shares of Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize capital gain or loss (either short or long term capital gain or loss, as discussed above) equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “—Distributions on the Series A Preferred Stock, Including Redemptions.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under “U.S. holder—Disposition of Series A Preferred Stock, Including Redemptions.” Each non-U.S. holder of Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series A Preferred Stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PROSPECTIVE PURCHASERS OF SERIES A PREFERRED STOCK SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Summary of Tax Consequences with Respect to the Warrants

U.S. Holders

Exercise of Warrants. If a U.S. holder exercises a warrant with cash, a U.S. holder should not be required to recognize income, gain or loss and the U.S. holder’s tax basis in common stock received upon the exercise will equal the sum of (i) the U.S. holder’s adjusted tax basis in the warrant at the time of exercise and (ii) the exercise price of the warrant (reduced by any tax basis allocable to a fractional share that is paid out to the shareholder in cash). The U.S. holder’s holding period in the shares received will commence on the day that the U.S. holder exercises the warrant and will not include the period during which the U.S. holder held the warrant. If a U.S. holder receives any cash in lieu of a fractional share of common stock, the rules described below under “Sale or Other Disposition of Warrants” will apply with respect to portion of the warrants that correspond to the fractional share.

The tax consequences of holding and disposing of common shares acquired on exercise of a warrant are described under “Summary of Tax Consequences with Respect to Our Common Stock” below.

Holders of warrants should consult their own tax advisors as to the proper treatment of the exercise of such warrants.

Lapse of Warrants. If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. A U.S. holder’s tax basis in a warrant generally will equal the cost of the warrant to such U.S. holder. Such loss will be long-term capital loss if, at the time of the expiration, the warrant has been held by the U.S. holder for more than one year, the benefit of such loss shall be limited to the preferential capital gains tax rate of a maximum of 20% in the case of non-corporate U.S. holders. The deductibility of capital losses is subject to various limitations.

Sale or Other Disposition of Warrants. Upon a sale or other taxable disposition of a warrant other than by exercise as described above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. holder’s tax basis in such warrant (see “Allocation of Purchase Price Between Series A Preferred Stock and Warrants” above). A U.S. holder’s tax basis in a warrant generally will equal the cost of the warrant to such U.S. holder. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the warrant is more than one year at the time of disposition, and currently subject to a preferential tax rate of a maximum of 20% in case of non-corporate U.S. holders. The deductibility of capital losses is subject to certain limitations.

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants and/or exercise price of the warrants may cause holders of warrants to be treated as having received a distribution on the warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable to holders as a dividend, return of capital or capital gain in accordance with rules discussed above under “Summary of Tax Consequences with Respect to Our Series A Preferred Stock—U.S. holders.”

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with deemed payments of dividends on our warrants and the proceeds from a sale or other disposition of the warrants. You may be subject to backup withholding on these payments unless you comply with certification procedures to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Exercise or Sale of Warrants. You may recognize gain or loss on the exercise or the sale, exchange, redemption or other taxable disposition of a warrant. Nevertheless, subject to the discussion below concerning backup withholding, such gain generally will not be subject to U.S. federal income tax unless:

•

such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a USRPHC, for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you generally will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, a corporation is a USRPHC if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are a USRPHC. However, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of warrants by a non-U.S. holder if the aggregate fair market value of the interests in us, including the warrants, treated as held by such non-U.S. holder is less than or equal to the fair market value of 5% of the shares of the regularly-traded class of our stock with the lowest fair market value, determined as of the date that such non-U.S. holder acquires Series A Preferred Stock. If the warrants were to be treated as regularly traded on an established securities market, such 5% test would be applied with respect to such warrants. No assurance can be given that the warrants will be considered regularly traded when a non-U.S. holder sells its warrants. Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our warrants should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of warrants.

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants and/or exercise price of the warrants may cause holders of warrants to be treated as having received a distribution on the warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Any such deemed distribution would be subject to withholding tax to the same extent as an actual distribution.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with deemed payments of dividends on our warrants and the proceeds from a sale or other disposition of the warrants. You may be subject to U.S. backup withholding on these payments unless you comply with certification procedures to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

PROSPECTIVE PURCHASERS OF WARRANTS SHOULD SEEK ADVICE BASED UPON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Summary of Tax Consequences with Respect to Our Common Stock

U.S. Holders

Distributions on Our Common Stock. Distributions on our common stock generally will be treated as a dividend, return of capital or capital gain as described in “Summary of Tax Consequences with Respect to Our Preferred Stock—U.S. Holders—Distributions in General.”

Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants and/or exercise price of the warrants may cause holders of common stock to be treated as having received a distribution on the common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable to holders as a dividend, return of capital or capital gain generally in accordance with rules discussed above under “Summary of Tax Consequences with Respect to Our Preferred Stock—U.S. Holders—Distributions in General.”

Sale, Exchange or Other Disposition of Our Common Stock. Upon a taxable disposition of common stock, a holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of other property received, and (ii) the holder’s adjusted tax basis in the shares. Such gain or loss generally will be long-term capital gain or loss if the holding period with respect to such shares is more than one year, currently subject to a preferential tax rate at a maximum of 20% in the case of non-corporate U.S. holders. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments or accrual of dividends on the common stock and the proceeds from a sale or other disposition of the common stock. You will not be subject to backup withholding tax on these payments if you provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Dividends and Adjustments to the Number of Shares Underlying the Warrants and/or Exercise Price of the Warrants. Any dividend paid with respect to our common stock will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. Certain adjustments to, or failure to adjust, the number of shares underlying the warrants and/or exercise price of the warrants may cause holders of common stock to be treated as having received a distribution on the common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Any such deemed distribution would be subject to withholding tax to the same extent as an actual distribution.

Dividends and deemed distributions that are effectively connected with the conduct of a trade or business within the United States, however, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates (unless, under an applicable treaty, such dividends or deemed distributions are not attributable to a U.S. permanent establishment of such holder). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends or deemed distributions received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Our Common Stock. Any gain realized by a non-U.S. holder on the disposition of common stock will generally not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a USRPHC, for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you generally will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, a corporation is a USRPHC if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are a USRPHC. However, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of the common stock by a non-U.S. holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market. No assurance can be given that our common stock will be considered regularly traded when a Non-U.S. Holder sells its shares of our common stock. Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our common stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our common stock.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of common stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PROSPECTIVE PURCHASERS OF COMMON STOCK SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Medicare Tax

In addition to the above described income taxes, a 3.8% Medicare tax is imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” would generally include dividends on our Series A Preferred Stock and common stock and net gain from the sale, taxable exchange, redemption, retirement or other taxable disposition of our Series A Preferred Stock, common stock, or warrants, less certain deductions. Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), recently released final regulations thereunder, and administrative guidance will generally impose a 30% withholding tax on dividends on Series A Preferred Stock paid on or after January 1, 2014 and the gross proceeds of a sale or other disposition of Series A Preferred Stock, common stock, or warrants paid on or after January 1, 2017 to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such an entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of FATCA to them and whether it may be relevant to their purchase, ownership and disposition Series A Preferred Stock, common stock, and warrants.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement between us and Global Hunter Securities, LLC, on its own behalf and as the representative of the other underwriters named therein, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, up to an aggregate of 255,555 Units to the public, with each Unit consisting of one share of 10.0% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, and one warrant to purchase up to 25 shares of our common stock, on a best efforts basis. The shares of the Series A Preferred Stock and warrants offered hereby are immediately separable and will be issued separately.

The underwriting agreement provides that the obligation of the underwriters to offer and sell the Units on a best efforts basis, is subject to certain conditions precedent, including but not limited to (i) delivery of legal opinions and (ii) delivery of various auditor and reserve engineer comfort letters. None of the underwriters are under an obligation to purchase Units for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or how many Units offered hereby will be sold. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the Units and that are members of the Financial Industry Regulatory Authority.

The underwriters propose to offer the Units to investors at the public offering price set forth on the cover of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the Units by the underwriters, we will pay the underwriters an amount equal to 6% of the gross proceeds received by us from the sale of Units to investors sourced by the underwriters, which will be deemed underwriting commissions. In addition, for managing the offering, Global Hunter Securities, LLC will receive a fee of 1% of the gross proceeds received by us from the sale of the Units to investors.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Unit	Total
Public offering price	$22.50	$6,999,907.50
Underwriting commission paid by us	$1.58	$489,993.53
Proceeds, before expenses, to us	$20.92	$6,509,913.98

We have agreed to pay the underwriters’ reasonable out-of-pocket expenses (including fees and expense of underwriters’ counsel) incurred by the underwriters in connection with this offering. In addition, we estimate that our share of the total expenses of this offering, excluding underwriting commissions but including our reimbursement obligation of the underwriters’ reasonable out-of-pocket expenses described above, will be approximately $350,000.

There is currently no market for the Series A Preferred Stock or the warrants. The underwriters will use their best efforts to secure the quotation of the Series A Preferred Stock on the OTCQB. We intend to file an application to list the Series A Preferred Stock on a National Exchange prior to April 30, 2014.

We have agreed to indemnify the underwriters and selected dealers against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet website maintained by the underwriters and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

We do not intend to offer any shares of Series A Preferred Stock to promoters, except on the same terms as such shares are offered to other existing or new shareholders.

Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

R. M. Duncan Securities, Inc. received $250,000 in cash on December 31, 2012, and 159,961 shares of our common stock on May 3, 2013, in consideration for certain consulting services rendered to us. Such services were part of an arms-length transaction and are unrelated to this offering. These services related to certain corporate transactions during the second quarter of fiscal 2013, including (i) providing fairness opinions and analysis in connection with individually negotiated purchases of Cross Border common stock from its shareholders; (ii) providing documentation and analysis in connection with individually negotiated purchases of Cross Border notes from certain Cross Border noteholders; (iii) assisting with individually negotiated purchases of debentures issued by O&G Leasing, LLC with individual debenture holders; and (iv) assisting in general corporate strategic planning. Cross Border became a consolidated subsidiary of us as of January 28, 2013.

The shares of common stock held by R. M. Duncan Securities, Inc. were included in a Registration Statement on Form S-3 filed by us for the resale of shares of common stock held by certain shareholders, which became effective on May 29, 2013.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of the Units which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of the Units stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in the Units;

•

to any legal entity which has two or more of: (i) an average of at least 250 employees during the last (or, in Sweden, the last two) financial year(s); (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden, the last two) annual or consolidated accounts;

•

to fewer than 100 natural or legal persons or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of the Units shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to the Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe for the Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU. The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The Units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Notice to Prospective Investors in Switzerland

The prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the Units will not be listed on the SIX Swiss Exchange. Therefore, the prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange.

Notice to Prospective Investors in Canada

The Units have not been and will not be qualified for sale in Canada or any province or territory of Canada pursuant to a prospectus and may not be offered or sold directly or indirectly in any province or Territory of Canada except pursuant to an exemption from the applicable prospectus filing requirements, and in compliance with the applicable securities rules of such province or territory.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”) in relation to the Units has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) You confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) and (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) You warrant and agree that you will not offer any of the Units for resale in Australia within 12 months of the Units being issued unless any resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in New Zealand

The Units offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of the Units in New Zealand, in each case other than:

•	to persons whose principal business is the investment of money or who, in the course of and for the Units purposes of their business, habitually invest money; or

•	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public; or

•

to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the Units before the allotment of the Units (disregarding any amounts payable, or paid, out of money lent by the Company or any associated person of the Company); or

•	to persons who are eligible persons within the meaning of section 5(2CC) of the Securities Act 1978; or

•

in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Notice to Prospective Investors in the British Virgin Islands

No invitation will be made directly or indirectly to any person resident in the British Virgin Islands to subscribe for any of the Units but the shares may be acquired by British Virgin Islands persons who receive the offer outside of the British Virgin Islands and in a manner which does not contravene the laws of the jurisdictions in which such offer is received.

Notice to Prospective Investors in Jersey

The Units may not be offered to, sold to or purchased or held by, or for the account of, persons (other than financial institutions in the normal course of business) resident for income tax purposes in Jersey.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas. Certain matters relating to Florida law regarding the validity of the Series A Preferred Stock and common stock will be passed on by Carlton Fields, P.A. Certain legal matters with respect to this offering will be passed upon for the underwriters by Burleson, LLP, Houston, Texas.

EXPERTS

The consolidated financial statements as of May 31, 2012 and for the year then ended have been incorporated herein by reference to our Annual Report on Form 10-K in reliance upon the report of Hein & Associates LLP, independent registered public accounting firm, (which report expresses an unqualified opinion and includes an explanatory paragraph related to our ability to continue as a going concern) also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The financial statements as of May 31, 2011 and for the year then ended have been incorporated herein by reference to our Annual Report on Form 10-K in reliance upon the report of L J Soldinger Associates, LLC, independent registered public accounting firm, also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Cross Border as of December 31, 2012 and 2011 and for the years then ended have been incorporated herein by reference to our Current Report on Form 8-K/A filed with the SEC on April 12, 2013, in reliance upon the report of Darilek Butler & Associates, PLLC, independent registered public accounting firm, also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

Certain estimates of Red Mountain’s oil and natural gas reserves that are incorporated by reference in this prospectus were based in part upon engineering reports prepared by independent petroleum engineers Forrest A. Garb & Associates, Inc. and Lee Engineering. Certain estimates of oil and natural gas reserves of the Bamco Properties that are incorporated by reference in this prospectus were based in part upon engineering reports prepared by independent petroleum engineers Forrest A. Garb & Associates, Inc. Certain estimates of Cross Border’s oil and natural gas reserves that are incorporated by reference in this prospectus were based in part upon engineering reports prepared by independent petroleum engineers Joe C. Neal & Associates. These estimates are incorporated by reference in this prospectus in reliance upon the authority of said firms as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Room at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended May 31, 2012, filed on September 13, 2012;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2012, filed on October 15, 2012, as amended by Amendment No. 1 on Form 10-Q/A filed on November 8, 2012;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2012, filed on January 14, 2013;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2013, filed on April 22, 2013;

•	Current Report on Form 8-K dated May 2, 2013, and filed on May 6, 2013;

•	Current Report on Form 8-K dated April 11, 2013, and filed on April 12, 2013;

•	Current Report on Form 8-K dated February 28, 2013, and filed on March 6, 2013;

•	Current Report on Form 8-K dated February 5, 2013, and filed on February 11, 2013;

•	Current Report on Form 8-K dated January 28, 2013, and filed on February 1, 2013, as amended by Amendment No. 1 on Form 8-K/A filed on April 12, 2013;

•	Current Report on Form 8-K dated December 24, 2012, and filed on December 31, 2012;

•	Current Report on Form 8-K dated December 10, 2012, and filed on December 14, 2012;

•	Current Report on Form 8-K dated November 30, 2012, and filed on November 30, 2012;

•	Current Report on Form 8-K dated November 16, 2012, and filed on November 16, 2012;

•	Current Report on Form 8-K dated November 14, 2012, and filed on November 14, 2012;

•	Current Report on Form 8-K dated November 6, 2012, and filed on November 13, 2012;

•	Current Report on Form 8-K dated October 30, 2012, and filed on November 2, 2012;

•	Current Report on Form 8-K dated October 18, 2012, and filed on October 29, 2012;

•

Current Report on Form 8-K dated October 19, 2012, and filed on October 19, 2012, as amended by Amendment No. 1 on Form 8-K/A filed on November 7, 2012 and Amendment No. 2 on Form 8-K/A filed on January 15, 2013;

•	Current Report on Form 8-K dated September 7, 2012, and filed on September 7, 2012;

•	Current Report on Form 8-K dated August 28, 2012, and filed on August 29, 2012;

•	Current Report on Form 8-K dated August 10, 2012, and filed on August 13, 2012;

•	Current Report on Form 8-K dated July 25, 2012, and filed on July 30, 2012;

•	Current Report on Form 8-K dated July 19, 2012, and filed on July 25, 2012, as amended by Amendment No. 1 on Form 8-K/A filed on August 16, 2012;

•	Current Report on Form 8-K dated June 30, 2012, and filed on July 3, 2012;

•	Amendment No. 1 on Form 8-K/A filed on June 21, 2012 to the Current Report on Form 8-K dated August 30, 2011;

•	Amendment No. 5 on Form 8-K/A filed on June 21, 2012, and Amendment No. 6 on Form 8-K/A filed on September 14, 2012, to the Current Report on Form 8-K dated May 26, 2011;

•	Current Report on Form 8-K dated June 13, 2012, and filed on June 18, 2012; and

•

The description of our common stock, which is contained in our registration statement on Form 8-A filed with the SEC on September 22, 2011, as updated or amended in any amendment or report filed for such purpose.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in any such documents), at no cost. Any person requesting such information can contact us at the address and telephone phone number indicated below:

Red Mountain Resources, Inc.

2515 McKinney Avenue, Suite 900

Dallas, Texas 75201

Attention: Chief Executive Officer

Telephone (214) 871-0400

Our incorporated reports and other documents may be accessed at our website address: www.redmountainresources.com or by contacting the SEC as described below in “Where You Can Find More Information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and this prospectus supplement.

“Bbl” One stock tank barrel or 42 U.S. gallons liquid volume of oil or other liquid hydrocarbons.

“Boe” One barrel of oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil and 42 gallons of natural gas liquids to one Bbl of oil.

“Boe/d” Boe per day.

“Btu” A British thermal unit is a measurement of the heat generating capacity of natural gas. One Btu is the heat required to raise the temperature of a one-pound mass of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

“completion” The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry well, the reporting of abandonment to the appropriate agency.

“condensate” A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

“developed acreage” The number of acres that are allocated or assignable to productive wells or wells capable of production.

“development costs” Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

•

gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, natural gas lines, and power lines, to the extent necessary in developing the proved reserves;

•

drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly;

•

acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems; and

•	provide improved recovery systems.

“development well” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“dry well” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“exploration costs” Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and natural gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells.

“exploratory well” A well drilled for the purpose of discovering new reserves in unproven areas.

“field” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“formation” A layer of rock which has distinct characteristics that differ from nearby rock.

“gross acres” The total acres in which a working interest is owned.

“Henry Hub” The pricing point for natural gas futures contracts traded on the NYMEX.

“horizontal well” A well that is drilled vertically to a certain depth and then drilled at a right angle within a specific interval.

“hydraulic fracturing” or “fracing” A process involving the injection of fluids, usually consisting mostly of water, but typically including small amounts of sand and other chemicals, in order to create fractures extending from the wellbore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well.

“lease operating expenses” The expenses, usually recurring, which pay for operating the wells and equipment on a producing lease.

“MBbls” One thousand barrels of oil or other liquid hydrocarbons.

“MBoe” One thousand barrels of oil equivalent.

“Mcf” One thousand cubic feet of natural gas.

“Mcf/d” One thousand cubic feet of natural gas per day.

“MMBoe” One million barrels of oil equivalent.

“MMBtu” One million British thermal units.

“MMcf” One million cubic feet of natural gas.

“natural gas” Natural gas and natural gas liquids.

“net acres” The sum of the fractional working interests owned in gross acres.

“NYMEX” The New York Mercantile Exchange.

“oil” Oil and condensate.

“overriding royalty interest” An interest in an oil and/or natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

“PDP” Proved developed producing reserves.

“PDNP” Proved developed non-producing reserves.

“play” A term applied to a portion of the exploration and production cycle following the identification by geologists and geophysicists of areas with potential natural gas and oil reserves.

“plugging and abandonment” Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of many states require plugging of abandoned wells.

“producing well” A well found to be capable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

“production costs” Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and natural gas produced. Examples of production costs (sometimes called lifting costs) are:

•	costs of labor to operate the wells and related equipment and facilities;

•	repairs and maintenance;

•	materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities;

•	property taxes and insurance applicable to proved properties and wells and related equipment and facilities; and

•	severance taxes.

“productive well” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“proved developed reserves” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“proved properties” Properties with proved reserves.

“proved reserves” Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or natural gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons, or LKH, as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil, or HKO, elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“proved undeveloped reserves” Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

“PUD” Proved undeveloped reserves.

“PV-10” When used with respect to oil and natural gas reserves, PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC.

“reasonable certainty” If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery, or EUR, with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

“recompletion” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“reserves” Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible as of a given date by application of development prospects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to market, and all permits and financing required to implement the project.

“reservoir” A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“sand” A geological term for a formation beneath the surface of the Earth from which hydrocarbons are produced. Its make-up is sufficiently homogenous to differentiate it from other formations.

“shale” Fine-grained sedimentary rock composed mostly of consolidated clay or mud. Shale is the most frequently occurring sedimentary rock.

“spacing” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“standardized measure” The present value of estimated future cash inflows from proved oil and natural gas reserves, less future development, abandonment, production and income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

“stratigraphic test well” A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intention of being completed for hydrocarbon production.

“undeveloped acreage” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

“vertical well” An oil or natural gas wellbore that is drilled from the surface to the depth of interest without directional deviation.

“wellbore” The hole drilled by the bit that is equipped for oil or natural gas production on a completed well. Also called well or borehole.

“working interest” The right granted to the lessee of a property to explore for and to produce and own oil, natural gas, or other minerals. The working interest owners bear the exploitation, development, and operating costs on either a cash, penalty, or carried basis.

Prospectus

Red Mountain Resources, Inc.

$150,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

We may offer, from time to time, in one or more offerings at prices and on terms that will be determined at the time of any such offering, up to $150.0 million in aggregate initial offering price of common stock, preferred stock, warrants or debt securities, which may be offered separately, together or as units with any such other securities. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and the terms of the related offering. You should carefully read this prospectus, any prospectus supplement and the documents incorporated by reference before you make your investment decision.

We may sell our securities to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the method of sales, you should refer to the section of this prospectus entitled “Plan of Distribution.” If any agents, dealers or underwriters are involved in the sale of our securities, the applicable prospectus supplement will set forth the names of the underwriters and any applicable commission or discounts. We may also sell securities directly to investors.

Our common stock is quoted on the OTCBB under the symbol “RDMP.” On January 16, 2013, the closing price of our common stock on the OTCBB was $0.85 per share.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” referred to on page 3 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 1, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings up to a total dollar amount of $150.0 million. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering and the manner in which the securities will be offered, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and the terms of the related offering. You should carefully read both this prospectus and any prospectus supplement, together with the additional information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference.”

You should assume that the information appearing in this prospectus and in any prospectus supplement is only accurate as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, all references in this prospectus to “Red Mountain,” the “Company,” “we,” “our” and “us” refer to Red Mountain Resources, Inc. and its subsidiaries on a consolidated basis.

RED MOUNTAIN RESOURCES, INC.

Red Mountain Resources, Inc. is a growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties in established basins with demonstrable prolific producing zones. Currently, we have established acreage positions and production primarily in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. Our focus is to grow production and reserves by acquiring and developing an inventory of long-life, low risk drilling opportunities in and around producing oil and natural gas properties.

Our principal executive office is located at 2515 McKinney Avenue, Suite 900, Dallas, Texas 75201. Our telephone number is (214) 871-0400. Our website address is www.redmountainresources.com . Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in the applicable prospectus supplement.

Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our common stock could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment. In assessing these risks and uncertainties, investors should also refer to the information contained or incorporated by reference in our other filings with the SEC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are “forward-looking statements” and are prospective. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “understand,” or similar expressions and the negative of such words and expressions, although not all forward-looking statements contain such words or expressions.

Forward-looking statements are only predictions and are not guarantees of performance. These statements generally relate to our plans, objectives and expectations for future operations and are based on management’s current beliefs and assumptions, which in turn are based on its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate under the circumstances. Although we believe that the plans, objectives and expectations reflected in or suggested by the forward-looking statements are reasonable, there can be no assurance that actual results will not differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements also involve risks and uncertainties. Many of these risks and uncertainties are beyond our ability to control or predict and could cause results to differ materially from the results discussed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following:

•	our ability to raise additional capital to fund future capital expenditures;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop and produce our oil and natural gas properties;

•	declines or volatility in the prices we receive for our oil and natural gas;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

•	risks associated with drilling, including completion risks, cost overruns and the drilling of non-economic wells or dry holes;

•	uncertainties associated with estimates of proved oil and natural gas reserves;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	risks and liabilities associated with acquired companies and properties;

•	risks related to integration of acquired companies and properties;

•	potential defects in title to our properties;

•	cost and availability of drilling rigs, equipment, supplies, personnel and oilfield services;

•	geological concentration of our reserves;

•	environmental or other governmental regulations, including legislation of hydraulic fracture stimulation;

•	our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

•	exploration and development risks;

•	management’s ability to execute our plans to meet our goals;

•	our ability to retain key members of our management team;

•	weather conditions;

•	actions or inactions of third-party operators of our properties;

•	costs and liabilities associated with environmental, health and safety laws;

•	our ability to find and retain highly skilled personnel;

•	operating hazards attendant to the oil and natural gas business;

•	competition in the oil and natural gas industry; and

•

the other factors discussed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended May 31, 2012, and may be identified in our Quarterly Reports on Form 10-Q and our other filings with the SEC and/or press releases from time to time.

Forward-looking statements speak only as of the date hereof. All such forward-looking statements and any subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended November 30, 2012	Fiscal Year Ended May 31,
		2012	2011	2010
Ratio of earnings to fixed charges (1)	(2)	(2)	13.3x	(3)

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income (loss) before income taxes and before adjustment for income or loss from equity investees plus fixed charges. “Fixed charges” includes interest expense, capitalized interest and the portion of rental expense that management believes is representative of the interest component of rental expense.
(2)	For these periods, earnings were insufficient to cover fixed charges. The amount of the coverage deficiencies were $6,947 and $12,432 for the six months ended November 30, 2012 and the fiscal year ended May 31, 2012.
(3)	The Company commenced operations on June 1, 2010 with the purchase of two separate oil and natural gas fields. As a result, no ratio is presented for the fiscal year ended May 31, 2010 or prior periods.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds of the securities offered by this prospectus for general corporate purposes, which may include an increase in working capital, the repayment or refinancing of outstanding indebtedness and the acquisition of assets or businesses. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities.

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Florida Business Corporation Act (the “Florida Act”).

Common Stock

Our articles of incorporation authorizes us to issue 500,000,000 shares of common stock, par value $0.00001 per share. As of December 31, 2012, we had approximately 100,752,650 shares of common stock outstanding. Our common stock is quoted on the OTCBB under the symbol “RDMP.”

Holders of common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our shareholders. Holders of our common stock are not entitled to cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation permit our board of directors to issue up to 100,000,000 shares of preferred stock, par value $0.0001 per share, and to establish by resolution one or more series of preferred stock and the powers, designations, preferences and participating, optional or other special rights of each series or classes of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series but not below the number of shares then outstanding. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock, and may have the effect of delaying, deferring or preventing a change of control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Preferred stock could have preferences over common stock with respect to liquidation rights or dividends. None of our preferred stock is currently outstanding.

Florida Anti-Takeover Provisions

Certain provisions of the Florida Act could make our acquisition by a third party or a similar change of control more difficult. The “control share” provision and the “affiliated transaction” provision are anti-takeover provisions under Florida law that apply to public corporations organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or by-laws. We have elected to opt out of the “affiliated transaction” provision, but have not elected to opt out of the “control share” provision, although such provision may not be applicable to us or to a specific transaction if certain conditions are not met. The Florida Act contains a “control share” provision that, when applicable, generally prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) a majority or more of such voting power. However, the acquisition of a publicly-held Florida corporation’s shares is not deemed to be a control-share acquisition if it is either (i) approved by such corporation’s board of directors, or (ii) made pursuant to a merger agreement to which such Florida corporation is a party.

Director and Officer Indemnity

The Florida Act and our by-laws permit us to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Florida Act and our by-laws permit us to indemnify any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue, or matter therein, the Florida Act and our by-laws provide that such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

The Florida Act and our by-laws permit us to pay expenses incurred by a director or officer in any suit in advance of the final disposition of such suit upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The Florida Act and our by-laws prohibit indemnification or advancement of expenses if a final adjudication establishes that the actions of a director or officer constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the Company in the case of a suit by the Company or in a derivative suit by a stockholder or in a suit by or in the right of a stockholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the Florida Act.

In accordance with our articles of incorporation, we shall, to the fullest extent permitted by the Florida Act, indemnify or advance expenses to any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Company; (ii) is or was serving at the request of the Company as a director of another corporation, provided that such person is or was at the time a director of the Company; or (iii) is or was serving at the request of the Company as an officer of another corporation, provided that such person is or was at the time a director of the Company or a director of such other corporation, serving at the request of the Company. In addition, our articles of incorporation provide that, unless otherwise expressly prohibited by the Florida Act, and except as otherwise provided in the previous sentence, our board of directors shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Company as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

The Company’s articles of incorporation and bylaws provide that the Company shall indemnify each of its directors and officers to the fullest extent permitted by law. The bylaws further provide that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. In this regard, the Company has entered into separate indemnity agreements with each of its directors and officers to provide additional indemnification rights and protections to those persons. The Company maintains directors’ and officers’ liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role, including insurance for claims against these persons brought under securities laws. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy. There is no assurance that the Company will maintain liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., located at 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, and its telephone number is (610) 649-7300.

DESCRIPTION OF WARRANTS

The following description of the terms of warrants we may issue sets forth certain general terms and provisions of any warrants to which any prospectus supplement may relate. The particular terms of warrants offered by any prospectus supplement and the extent, if any, to which these general terms and provisions may apply to those warrants will be described in the prospectus supplement relating to the warrants. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such warrants. This description does not purport to be complete.

We may issue warrants, including warrants to purchase common stock, preferred stock and debt securities. Warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

We will describe in the applicable prospectus supplement, the specific terms of any warrants offered thereby, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•

the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrants;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the number, designation and terms of the underlying warrant securities issuable upon exercise of such warrants;

•

if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	if applicable, any anti-dilutive rights of such warrants;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations applicable to the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general terms and provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. If there are any differences between the prospectus supplement relating to a particular series of debt securities and this prospectus, the prospectus supplement will control with respect to such debt securities. For more information please refer to the applicable indenture. Capitalized terms used in this prospectus that are not defined will have the meanings given to them in these documents.

Any senior debt securities will be issued under a senior indenture to be entered into among us and the trustee named in the senior indenture, also referred to as the “senior trustee.” Any subordinated debt securities will be issued under a subordinated indenture to be entered into among us and the trustee named in the subordinated indenture, also referred to as the “subordinated trustee.” As used in this prospectus, the term “indentures” refers to both the senior indenture and the subordinated indenture, as applicable. The form of each indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Both indentures will be qualified under the Trust Indenture Act of 1939, as amended. As used in this prospectus, the term “trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

In this summary description of debt securities, all references to “we,” “us,” “our” and the “Company” refer solely to Red Mountain Resources, Inc. and not to any of its subsidiaries.

We currently conduct substantially all of our operations through our subsidiaries, and the holders of debt securities (whether senior debt securities or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries.

The following summaries of some material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indentures and any supplemental indenture applicable to a particular series of debt securities, including the definitions in this prospectus of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture, as applicable, will be identical.

General

The indentures provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. The particular terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officers’ certificate or established by a supplemental indenture. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series.

In particular, each prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title and aggregate principal amount of the debt securities;

•

in the case of any subordinated debt securities, any change from the subordinated indenture to the subordination provisions or the definition of senior indebtedness that applies to the debt securities of such series;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	any provisions granting special rights to you when a specified event occurs;

•	any limit on the amount of debt securities that may be issued;

•

whether any of the debt securities will be issuable in whole or in part in temporary or permanent global form and, in such case, the identity for the depositary for such series and if in global form whether beneficial owners of interests in any such global security may exchange such interests for securities of such series, and the form of legend or legends that shall be borne by any such global security;

•

the person to whom any interest payable on a debt security shall be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for such payment;

•	the manner in which any interest payable on a temporary global security on any interest payment date will be paid, if other than in the manner provided in the indenture;

•	the maturity date(s) of the debt securities;

•

the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue on the debt securities, the date(s) interest will be payable, and the regular record date(s) for interest payment date(s) or the method for determining the record date(s);

•	the place(s) where payments with respect to the debt securities shall be payable;

•

the date, if any, after which, and the price(s) at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

•

the date(s), if any, on which, and the price(s) at which, if applicable, we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at your option to purchase in whole or in part, the series of debt securities and other related terms and provisions;

•	the denominations and currency in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions respecting the debt securities;

•	the currency or currency units in which payment of the principal of, premium, if any, and interest on the debt securities shall be payable;

•

if the amount of payments of principal of (and premium, if any), and any interest on, the debt securities of the series may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts shall be determined;

•

if other than the entire principal amount, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity of a series of debt securities in case of an event of default under the indenture;

•	any additional means of satisfaction and discharge, and any additional conditions to discharge, of the indenture;

•

if the debt securities of the series are to be convertible into or exchangeable for our common stock (or cash in lieu thereof), preferred stock, other debt securities (including other debt securities issued under the indenture), warrants or any other securities at our or the holder of debt securities’ option or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange;

•

whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax or other regulatory purposes and whether we can redeem the debt securities rather than pay these additional amounts;

•

any addition to, or modification or deletion of, any definition, any event of default or any covenant specified in the applicable indenture and supplemental indenture with respect to the debt securities;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other terms of the debt securities.

Further, each prospectus supplement will describe the supplemental indenture provisions that amend the indenture without the consent of the holders of debt securities where such amendment is not specifically permitted under the indenture without such consent; provided, however, that any such amendment (i) shall neither (a) apply to any debt security of any series created prior to the execution of such supplemental indenture nor (b) modify the rights of the holders of any such debt security or (ii) shall become effective only when there is no such debt security outstanding.

The debt securities may be issued as original issue discount securities as described in a prospectus supplement. An original issue discount security is a debt security, including any zero coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

Material United States federal income tax considerations applicable to debt securities sold as an original issue discount security will be described in the applicable prospectus supplement. In addition, material United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Unless otherwise specified in a supplemental indenture, under the indentures, we will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without your consent, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by us. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and, unless otherwise provided in the applicable prospectus supplement, will be consolidated with, and form a single series with, such outstanding debt securities.

Conversion or Exchange of Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock, other debt securities or warrants will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at your option, or at our option, and may include provisions pursuant to which the number of shares of common stock or preferred stock, other debt securities or warrants to be received by you and other holders of such series of debt securities would be subject to adjustment.

No Protection in the Event of Change of Control

The indentures do not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of the Company, or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger or Sale

Unless otherwise specified in the prospectus supplement, we may not merge, consolidate or amalgamate with or into any other person, or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of our assets to, any person (a “successor Person”), unless:

•

the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

•

immediately before and after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

The successor Person (if not us) will be substituted for us under the applicable indenture with the same effect as if it had been an original party to such indenture, and, except in the case of a lease, we will be relieved from any further obligations under such indenture and the debt securities.

Events of Default under the Indentures

Unless otherwise specified in a supplemental indenture, an event of default typically will occur under the indentures with respect to any series of debt securities issued upon:

•

failure to pay interest and any additional amounts (other than principal and premium, if any) on the debt securities when due if such failure continues for 30 consecutive days and the time for payment has not been extended or deferred;

•	failure to pay the principal or premium of the debt securities, if any, when due;

•

failure to deposit any sinking fund payment, when due, for any debt security if such failure continues for 30 days and in the case of the subordinated indenture, whether or not the deposit is prohibited by the subordination provisions;

•

failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, if such failure continues for 90 days after we receive notice from a trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

•

if the debt securities are convertible into common stock, preferred stock, other debt securities or warrants, failure by us to deliver common stock or the other securities when you and other holders of the debt securities elect to convert the debt securities into common stock or other securities; and

•	particular events of bankruptcy, insolvency, or reorganization.

The supplemental indentures or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

Subject to the provisions of the supplemental indentures, an event of default for a particular series of debt securities may, but does not necessarily, constitute an event of default for any other series of debt securities.

Unless otherwise specified in a supplemental indenture, if an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us and to the trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately.

Subject to the provisions of the supplemental indentures, the holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest on, or any additional amounts with respect to, the debt securities. Any such waiver shall cure such default or event of default.

Subject to the provisions of the supplemental indentures, in the case of any series of subordinated debt securities, the amounts collected by a trustee from us as a result of an event of default must first be applied towards any amounts due to the trustee and then to the payment of any senior series of debt securities before being paid to holders of such series of subordinated debt securities.

Subject to the terms of the supplemental indentures, if an event of default under an indenture shall occur and be continuing, the trustee named in such indenture will be under no obligation to exercise any of its rights or powers under such indenture at your request or direction or that of any other holders of the applicable series of debt securities, unless you or such holders have offered the trustee indemnity reasonably satisfactory to it. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction;

•	such holders have offered the trustee indemnity reasonably satisfactory to it against the reasonable costs, expenses and liabilities to be incurred in compliance with such direction; and

•

subject to its duties under the Trust Indenture Act of 1939, as amended, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

Subject to the terms of the supplemental indentures, as a holder of the debt securities of any series, you will only have the right to institute a proceeding or to appoint a receiver or trustee, or to seek other remedies if:

•	you have given written notice to the trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and have offered the trustee indemnity reasonably satisfactory to it to institute such proceedings as trustee; and

•

the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after such notice, request, and offer. These limitations do not apply to a suit instituted by you if we default in the payment of the principal, premium, if any, or interest on, your debt securities.

Subject to the terms of the supplemental indentures, we will periodically file statements with the trustee regarding our compliance with all of the conditions and covenants in the indentures.

Modification and Waiver

We and a trustee may change an indenture, or waive compliance in a particular instance by us with any provision of the indenture, without your consent with respect to specific matters, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor person of our obligations under such indenture;

•	to add guarantees with respect to debt securities;

•	to add to the covenants for the benefit of the holders of all, or a specific series, of the debt securities;

•	to add additional events of default with respect to all, or a specific series, of the debt securities;

•

add to, change or eliminate any of the provisions of such indenture; provided, however that any such addition, change or elimination (i) shall neither (a) apply to any debt security of any series created prior to such addition, change or elimination nor (b) modify the rights of the holders of any such debt security with respect to such provision or (ii) shall become effective only when there is no such debt security outstanding;

•

to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities in accordance with the terms of the indenture; provided, however, that any such action shall not adversely affect the interest of the holders of debt securities of such series or any other series of debt securities in any material respect;

•	evidence and provide for the appointment of a successor trustee and to add to or change any of the provisions to facilitate the administration of trusts under an indenture by more than one trustee;

•	to secure the debt securities;

•	to surrender any right or power conferred to us under the indenture;

•	to make a change that does not materially adversely affect your rights as a holder of debt securities of any series; or

•	to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act of 1939, as amended; or

•	in the case of any subordinated debt security, make any change to the subordination provisions that limits or terminates the benefits applicable to any holder of our senior indebtedness.

In addition, under the indentures, but subject to the terms of the supplemental indenture, your rights as a holder of a series of debt securities may be changed, or compliance in a particular instance by us with any provision of the indenture may be waived, by us and a trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes or waivers may only be made with the consent of each holder of any outstanding debt securities affected:

•	change the stated maturity of the principal of, or any installment of principal of, interest on or any additional amounts with respect to, such series of debt securities;

•	reduce the principal amount, reduce the rate of, or extend the time of payment of interest, or any premium payable upon the redemption of any such debt securities;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place where principal or interest under the debt securities is payable;

•	a change in the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to, or any conversion right with respect to, any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indentures, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indentures. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180 th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 (or the equivalent amount in foreign currency) and any integral multiple thereof. Subject to the terms of the supplemental indentures, the indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository we name and identify in a prospectus supplement with respect to such series.

At your option, subject to the terms of the supplemental indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the supplemental indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Subject to the terms of the supplemental indentures, if the debt securities of any series are to be redeemed, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any such debt securities being redeemed in part.

Information Concerning Trustees

A trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses, and liabilities that it might incur. A trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name such debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of a trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Satisfaction and Discharge

Each indenture will be discharged and will cease to be of further effect with respect to the debt securities of any series issued thereunder, when:

(1)	either (A) all outstanding debt securities of such series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation, (B) with respect to all outstanding debt securities of such series that have not been delivered to the trustee for cancellation, we have deposited or caused to be deposited with the trustee as trust funds, under the terms of an irrevocable escrow agreement in form and substance satisfactory to the trustee, money or United States government obligations sufficient to pay and discharge (with such delivery in trust to be for the stated purpose of paying and discharging) the entire indebtedness on all outstanding debt securities of such series not theretofore delivered to the trustee for cancellation for principal (and premium and additional amounts, if any)

and interest to the stated maturity or any redemption date, as the case may be or (C) we have properly fulfilled such other means of satisfaction and discharge as is specified to be applicable to the debt securities of such series;

(2)	we have paid or caused to be paid all other sums payable hereunder by us with respect to the outstanding debt securities of such series;

(3)	we have complied with any other conditions to be applicable to the discharge of the debt securities of such series;

(4)	we have delivered to the trustee an officers’ certificate and an opinion of our legal counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of such indenture with respect to the outstanding debt securities of such series have been complied with; and

(5)	if the conditions set forth in (1)(A) have not been satisfied, and unless otherwise specified in such indenture, we have delivered to the trustee an opinion of our legal counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, satisfaction and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, satisfaction and discharge had not occurred.

Legal Defeasance and Covenant Defeasance

We at any time may terminate all of our obligations under the indenture and any applicable supplemental indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to replace mutilated, destroyed, lost or stolen certificates representing the debt securities and to maintain a registrar and paying agent in respect of the debt securities. Additionally, we at any time may terminate certain covenants under the indenture or any supplemental indenture (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our legal defeasance option, payment of the debt securities may not be accelerated because of an event of default with respect to the indenture or a supplemental indenture. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of an event of default relating to the terminated covenants.

The legal defeasance option or the covenant defeasance option with respect to a series of debt securities may be exercised only if:

•

we irrevocably deposit in trust with the trustee money or United States government obligations for the payment of principal of, premium, if any, and interest on, and any additional amounts with respect to, such debt securities to maturity or redemption, as the case may be;

•

we deliver to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any and interest when due and without reinvestment on the deposited United States government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all such debt securities to maturity or redemption, as the case may be;

•

91 days pass after the deposit is made and during the 91-day period we are not in default under the indenture as a result of the initiation of a bankruptcy or similar proceeding with respect to us or any other person or entity making such deposit which is continuing at the end of the period;

•	no event of default has occurred and is continuing on the date of such deposit and after giving effect to such deposit;

•	such deposit does not constitute a default under any other agreement or instrument binding on us;

•

we deliver to the trustee an opinion of our legal counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	in the case of the legal defeasance option, we deliver to the trustee an opinion of our legal counsel stating that:

•	we have received from the Internal Revenue Service a ruling, or

•	since the date of the indenture there has been a change in the applicable federal income tax law, to the effect,

in either case, that, and based thereon such opinion of our legal counsel shall confirm that, the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance has not occurred;

•

in the case of the covenant defeasance option, we deliver to the trustee an opinion of our legal counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

•

we deliver to the trustee an officers’ certificate and an opinion of our legal counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance of the debt securities have been complied with as required by the applicable indenture.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except for conflicts of laws provisions and to the extent that the Trust Indenture Act of 1939, as amended, shall be applicable.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness, including the senior debt securities, and it may also be senior in right of payment to all of our other subordinated debt. The indenture supplement relating to any series of subordinated debt securities will include the subordination provisions of such series including:

•

the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any senior indebtedness, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities;

•

the definition of senior indebtedness applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series; and

•

any changes to the subordination provisions of the indenture that we make without the consent of the holders of debt securities and which changes are not specifically permitted under the indenture without such consent; provided that such changes shall become effective only when there is no debt security of any series which (i) is outstanding, (ii) was created prior to the execution of the supplemental indenture providing for such change and (iii) is adversely affected by such change.

The indenture supplement will also describe as of a recent date the approximate amount of senior indebtedness to which the subordinated debt securities of such series will be subordinated.

The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the applicable supplemental indenture will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the subordinated debt securities as described under “—Legal Defeasance and Covenant Defeasance.”

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent (such as the consummation of refinancings or acquisitions, whether of the Company or by the Company).

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be given by mail to the addresses of such Holders as they may appear in the Security Register. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions:

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	any other method permitted pursuant to applicable law.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or other offering materials, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or other offering materials, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	in an “at the market” offering within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”);

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or other offering materials, as the case may be.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless the applicable prospectus supplement states otherwise, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or other offering materials, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or other offering materials, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is quoted on the OTCBB. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or quotation system; any such listing with respect to any particular debt securities, preferred stock, or warrants will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of these transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP will issue an opinion about certain legal matters with respect to the enforceability of debt securities and warrants for us. Certain matters relating to Florida law regarding the validity of our common stock and preferred stock will be passed on by Carlton Fields, P.A. In connection with any particular offering of the securities in the future, the validity of those securities may be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Carlton Fields, P.A. or such other counsel as may be specified in the applicable prospectus supplement. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements as of May 31, 2012 and for the year then ended have been incorporated herein by reference to our Annual Report on Form 10-K in reliance upon the report of Hein & Associates LLP, independent registered public accounting firm, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern) also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The financial statements as of May 31, 2011 and for the year then ended have been incorporated herein by reference to our Annual Report on Form 10-K in reliance upon the report of L J Soldinger Associates, LLC, independent registered public accounting firm, also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

Certain estimates of our oil and natural gas reserves that are incorporated by reference in this prospectus were based in part upon engineering reports prepared by independent petroleum engineers Forrest A. Garb & Associates, Inc. and Lee Engineering. These estimates are incorporated by reference in this prospectus in reliance upon the authority of said firms as experts in such matters.

MATERIAL CHANGES

There have been no material changes to us since May 31, 2012 that have not been described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended May 31, 2012, filed on September 13, 2012;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2012, filed on October 15, 2012, as amended by Amendment No. 1 on Form 10-Q/A filed on November 8, 2012;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2012, filed on January 14, 2013;

•	Current Report on Form 8-K dated December 24, 2012, and filed on December 31, 2012;

•	Current Report on Form 8-K dated December 10, 2012, and filed on December 14, 2012;

•	Current Report on Form 8-K dated November 30, 2012, and filed on November 30, 2012;

•	Current Report on Form 8-K dated November 16, 2012, and filed on November 16, 2012;

•	Current Report on Form 8-K dated November 14, 2012, and filed on November 14, 2012;

•	Current Report on Form 8-K dated November 6, 2012, and filed on November 13, 2012;

•	Current Report on Form 8-K dated October 30, 2012, and filed on November 2, 2012;

•	Current Report on Form 8-K dated October 18, 2012, and filed on October 29, 2012;

•

Current Report on Form 8-K dated October 19, 2012, and filed on October 19, 2012, as amended by Amendment No. 1 on Form 8-K/A filed on November 7, 2012 and Amendment No. 2 to Form 8-K/A filed on January 15, 2013;

•	Current Report on Form 8-K dated September 7, 2012, and filed on September 7, 2012;

•	Current Report on Form 8-K dated August 28, 2012, and filed on August 29, 2012;

•	Current Report on Form 8-K dated August 10, 2012, and filed on August 13, 2012;

•	Current Report on Form 8-K dated July 25, 2012, and filed on July 30, 2012;

•	Current Report on Form 8-K dated July 19, 2012, and filed on July 25, 2012, as amended by Amendment No. 1 on Form 8-K/A filed on August 16, 2012;

•	Current Report on Form 8-K dated June 30, 2012, and filed on July 3, 2012;

•	Amendment No. 1 on Form 8-K/A filed on June 21, 2012 to the Current Report on Form 8-K dated August 30, 2011;

•	Amendment No. 5 on Form 8-K/A filed on June 21, 2012, and Amendment No. 6 on Form 8-K/A filed on September 14, 2012, to the Current Report on Form 8-K dated May 26, 2011;

•	Current Report on Form 8-K dated June 13, 2012, and filed on June 18, 2012; and

•

The description of our common stock, which is contained in our registration statement on Form 8-A filed with the SEC on September 22, 2011, as updated or amended in any amendment or report filed for such purpose.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in any such documents), at no cost. Any person requesting such information can contact us at the address and telephone phone number indicated below:

Red Mountain Resources, Inc.

2515 McKinney Avenue, Suite 900

Dallas, Texas 75201

Attention: Chief Executive Officer

Telephone (214) 871-0400

Our incorporated reports and other documents may be accessed at our website address: www.redmountainresources.com or by contacting the SEC as described below in “Where You Can Find More Information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov . You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Room at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

Red Mountain Resources, Inc.

500,000 Units Consisting of

One Share of 10.0% Series A Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

And One Warrant to Purchase 25 Shares of Common Stock

Prospectus Supplement

Global Hunter Securities	Wunderlich Securities
Sole Book-Running Manager	Lead Managing Underwriter

National Securities Corporation

Northland Capital Markets

R. M. Duncan Securities

July 22, 2013.